As Filed with the Securities and Exchange Commission on June 18, 2010

Registration No. _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION
STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KINGOLD JEWELRY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3911	13-3883101
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park
Jiang'an District
Wuhan, Hubei Province, PRC 430023
(011) 86 20 87553818
(Address and Telephone Number of
Principal Executive Offices and Principal Place of Business)

Corporation Service Company
271 Centerville Road
Suite 300
Wilmington, DE 9808
(302) 636-5401
 (Name, address, including zip code, and telephone number,
 including area code, of agent for service)

Copies to:

Paul Goodman, Esq. Andrew Zizmor, Esq. Cyruli Shanks Hart & Zizmor, LLP 420 Lexington Avenue Suite 2320 New York, NY 10170 Telephone: (212) 661-6800 Fax: (212) 661-5350	Yvan-Claude Pierre, Esq. William Haddad, Esq. DLA Piper, LLP (US) 1251 Avenue of the Americas New York, NY 10020 Telephone: (212) 335-4500 Fax: (917) 778-8670

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement has been declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐  Large accelerated filer      ☐  Accelerated filer       ☐ Non-accelerated filer           ☒   Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	$25,000,000	$1,783
TOTAL	$25,000,000	$1,783

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2) Excludes shares that the underwriter has the option to purchase to cover over-allotments, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION. DATED _________, 2010

$25,000,000 OF SHARES OF COMMON STOCK

KINGOLD JEWELRY, INC.

We are offering $25,000,000 of shares of our common stock.  The number of shares that we will offer will be determined based upon the public offering price per share. Our common stock is quoted on the OTC Bulletin Board under the symbol “KGJI.” The last reported market price of our shares of common stock on June 17, 2010 was $2.60. We have applied for listing of our common stock on the NASDAQ Global Market and, if approved, our common stock will trade under the symbol “KGJI.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 21 for certain factors relating to an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)  See “Underwriting” for a description of compensation payable to the underwriter.

We have granted a 45 day option to Rodman & Renshaw, LLC, the underwriter, to purchase up to an additional $3,750,000 of shares of common stock from us on the same terms as set forth above. If the underwriter exercises its right to purchase all of such additional shares of common stock, such shares will be purchased at the public offering price less the underwriting discount.  The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriter expects to deliver the shares of common stock to purchasers in the offering against payment in New York, New York on or about             , 2010.

Rodman & Renshaw, LLC

The date of this prospectus is  _______, 2010

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information other than that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of its delivery or of any sale of our common stock.  This prospectus will be updated and, as updated, will be made available for delivery to the extent required by federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstance under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.  This prospectus will be updated and updated prospectuses will be made available for delivery to the extent required by the federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  Forward looking statements involve risks and uncertainties and include statements regarding, among other things, our projected sales, profitability and cash flows, our growth strategies, anticipated trends in our industries, our future financing plans and our anticipated needs for working capital.  They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology.  These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, working capital, liquidity, capital expenditure requirements and future acquisitions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of gold, pricing levels, the timing and cost of capital expenditures, competitive conditions, general economic conditions and synergies relating to acquisitions, joint ventures and alliances. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market price of gold;
•	changes in political, economic or regulatory conditions generally and in the PRC markets in which we operate;
•	non-performance of suppliers on their sale commitments and customers on their purchase commitments;
•	non-performance of third-party service providers;
•	adverse conditions in the industries in which our customers operate, including a continuation of the global recession;
•	our ability to manage growth;
•	our ability to integrate acquired businesses;
•	our ability to retain and attract senior management and other key employees;
•	changes in PRC or U.S. tax laws;
•	increased levels of competition;
•	our ability to comply with environmental laws and regulations; and
•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this annual report are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

Currency

Unless otherwise noted, all currency figures in this filing are in U.S. dollars.  References to “yuan” or “RMB” are to the Chinese yuan (also known as the renminbi).  According to xe.com, as of June 17, 2010, $1 = 6.83025 RMB.
Third Party Data

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by World Gold Council, Gems and Jewelry Trade Association of China, and the State Bureau of Statistics of China.  This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.  Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified the accuracy or completeness of the information.  The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.”

Over-Allotment Option

Unless otherwise indicated, information in this prospectus assumes that the underwriter does not exercise its option to purchase additional shares.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 21. In addition, some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding the Forward Looking Statements.” All share and per share information concerning our common stock does not reflect a 1-for-2 reverse stock split that we plan to become effective prior to the completion of this offering for which we are currently seeking shareholder approval.

The terms "we", "us", "our", and “Kingold" mean Kingold Jewelry, Inc. (formerly known as Activeworlds Corp.), and our wholly-owned subsidiaries, Dragon Lead, a BVI corporation, Wuhan Vogue-Show Jewelry Co., Ltd. (or Vogue-Show), a PRC wholly foreign owned enterprise, and Wuhan Kingold Jewelry Company Limited, or Wuhan Kingold,  our contractually controlled entity and a PRC company limited by shares, unless otherwise indicated.

Kingold Jewelry, Inc.

Through a variable interest entity relationship, or VIE, with Wuhan Kingold Jewelry Company Limited, we are one of the leading professional designers and manufacturers of high quality 24 Karat gold jewelry and ornaments developing, promoting, and selling a broad range of products to the rapidly expanding Chinese luxury goods market in the central part of the Peoples Republic of China, or PRC, including Hubei, Hunan, Henan, Jiangxi, Anhui and Sichuan Provinces.

According to statistics provided by Gems and Jewelry Trade Association of China, in 2008 we ranked first in the PRC's gold industry nationwide in total volume of 24 Karat gold production. We offer a wide range of in-house designed products including but not limited to gold necklaces, rings, earrings, bracelets, and pendants. We launch as many as 900 new products each month and approximately 10,000 every year.

We have historically sold our products directly to distributors, retailers and other wholesalers, who then sell our products to consumers through retail counters located in both department stores and other traditional stand-alone jewelry stores. We sell our products to our customers at a price that reflects the market price of the base material (24 Karat gold), plus a mark-up reflecting our design fees and processing fees. Typically this mark-up ranges from 4-6% of the price of the base material.

We aim to become an increasingly important participant in the PRC's gold jewelry design and manufacturing sector.  In addition to expanding our design and manufacturing capabilities, our goal is to provide a large variety of gold products in unique styles and superior quality under our brand, Kingold or Jin Huang (金凰).

We are located in Wuhan of Hubei Province, which is the fourth largest city in PRC in terms of population. During 2009, we produced approximately 16 tons of 24 Karat gold products.

Industry and Market Overview

The Global Market

According to the World Gold Council, worldwide demand for gold, including gold products and gold purchased for investment, decreased in 2009 due to the worldwide recession to 3,385 metric tons down from 3,805 metric tons and 3,551 metric tons in 2008 and 2007, respectively.  Jewelry has historically taken the largest share of final demand for gold, accounting for around 57% of total demand (2007-2009 average), worth around $55 billion at the annual average gold price in 2009. Worldwide demand for gold jewelry in 2009 was 1,747 metric tons which decreased from 2,186 metric tons in 2008 and 2,408 metric tons in 2007.  However, demand in the fourth quarter of 2009 increased to 500 metric tons from only 336 metric tons in the first quarter of 2009.

The PRC Market

China’s market for jewelry and other luxury goods is expanding rapidly, in large part due to China’s rapid economic growth. According to the State Bureau of Statistics of China, China’s real gross domestic product, or GDP, grew by 10.4%, 10.7%, 11.4%, 9% and 8.7% in 2005, 2006, 2007, 2008 and 2009 respectively. In 2008 and 2009, in spite of the global economic slowdown, its GDP still grew by approximately 9% and 8.6%, respectively, among the highest growth rates in the world. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding consumer base. According to the Economist Intelligence Unit, or EIU, private consumption has grown at a 9% compound annual growth rate, or CAGR, over the last decade.  According to the World Gold Council,  Chinese gold demand has increased by 106% from 2002 to an estimated 443 metric tons in 2009, or an average of 8% per annum during the same period. According to Global Industry Analysts, Inc., or GIA, the total market size for precious jewelry will exceed $18.2 billion in 2010.  China has historically been the second largest gold consumer following India.  Gold consumption in China is largely driven by the demand for gold jewelry, which accounts for 92% of gold consumption.

We believe that China’s gold jewelry market will continue to grow as China’s economy continues to develop. Because gold has long been a symbol of wealth and prosperity in China, demand for gold jewelry, particularly 24 Karat gold jewelry, is firmly embedded in the country’s culture. Gold has long been viewed as both a secure and accessible savings vehicle, and as a symbol of wealth and prosperity in Chinese culture. In addition, gold jewelry plays an important role in marriage ceremonies, child births and other major life events in China. Gold ornaments, often in the shapes of dragons, horses and other cultural icons, have long been a customary gift for newly married-couples and newly-born children in China. As China’s population becomes more urban, more westernized and more affluent, gold, platinum and other precious metal jewelry are becoming increasingly popular and affordable fashion accessories. The gold jewelry market is currently benefiting from rising consumer spending and rapid urbanization of the Chinese population. We believe that jewelry companies like us, with a developed distribution network, attractive designs and reliable product quality, are well-positioned to build up our brands and capture an increasing share of China’s growing gold jewelry market.

Risks and Challenges

An investment in our securities involves a high degree of risk that includes risks related to our business, the industries in which we operate, the PRC, the ownership of our common stock and this Offering, including the following specific risks:

•
We derive all of our profits from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the gold jewelry business in China and continued economic development in China.

•	One shareholder owns a large percentage of our outstanding securities and could significantly influence the outcome of our corporate matters.
•
We rely on a limited number of suppliers for most of the raw materials we use. Interruptions or shortages of supplies from our key suppliers of raw materials could disrupt production or impact our ability to increase production and sales.

•	We are dependant upon consumer demand for 24 Karat gold products which may be affected by general economic conditions in China.
•	The PRC government may determine that our variable interest entity agreements with Wuhan Kingold are not in compliance with applicable PRC laws, rules and regulations.

We are subject to a number of additional risks which you should be aware of before you buy our common stock.  The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Our Business Strategies

Our goal is to be a leading vertically-integrated designer, manufacturer, and retailer of 24 Karat gold jewelry products in China. We intend to achieve our goal by implementing the following strategies:

Continue to specialize in the design and manufacture of 24 Karat gold jewelry

We intend to continue to leverage our experience in jewelry design to introduce new fashionable products with strong market recognition.  By investing significantly in design, research and development, we plan to design new product lines of 24 Karat gold jewelry to meet specific needs of our target customers. By staying on top of market trends and expanding our design team and capabilities, we plan to continue to increase our revenues and market share.

Promotion and better usage of our brand

We intend to make significant efforts in growing the brand recognition of our Kingold brand and strengthening our market.  As part of this initiative, we plan to launch an advertising campaign over Chinese television networks to promote our gold jewelry products as well as through popular magazines throughout China.  Through marketing and promotion of our high end product lines, we believe the notoriety and reputation of our brand will be further enhanced.

Increase automation in our production line

Our production lines use modern technologies and production techniques that we strive to continuously improve.  We plan to increase the level of automation in our production lines by purchasing advanced equipment and facilities to improve our efficiency and precision, lower our average costs, and expand our production capacity.

Our Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Proven manufacturing capability

We have developed seven proprietary processes which we believe are well integrated and are crucial to gold jewelry manufacturing, namely the processes for 99.9% gold hardening, rubber mould opening efficiency, solder-less welding, pattern carving, chain weaving, dewaxing casting, and our coloring methods.

Proven design capability

We have a large and experienced in-house design team with a track record of developing products that are fashionable and well received in the jewelry market.  We launch as many as 900 new products each month and approximately 10,000 every year.  We are committed to further strengthening our design team and continuing to improve the quality and novelty of our products so as to capture increased market share in the high-end gold jewelry market.

Brand awareness

We have established the Kingold brand through our focused sales and marketing efforts, and we believe it is well known in China. We continue to devote significant effort towards brand development and marketing in an attempt to enhance the market recognition of our products. Our brand awareness was demonstrated in part by “Kingold” being named a “Famous Brand in Hubei Province,” “Famous Brand in China,” and “Famous Jewelry Brand” by the General Administration of Quality Supervision and China Top Brand Strategy Promotion Committee in 2007.  We believe these awards have added credibility to and strengthened customers’ confidence in our products.  We have also participated in various exhibitions and trade fairs to promote our products and brands.

Well established distribution network

We have been actively operating in the Chinese gold industry for more than six years since the gold jewelry industry became open to the private sector in 2002. In the jewelry industry, a well established and maintained distribution network is critical to success.  We have established stable and mutually beneficial business relationships with many business partners, including large distributors, wholesalers and retailers. These relationships are essential to our company, and provide a key competitive advantage for us. We have distributors in most provinces, municipalities and autonomous regions in PRC.

Advantages of capacity, technology and talent

We have expanded our capacity significantly in recent years.  In 2009, we produced 24 Karat gold jewelry and ornaments with a total weight of approximately 16 tons, as opposed to 14 tons and 11 tons, in 2008 and 2007, respectively.  We attach great importance to the continuous improvement of our technology. Our gold processing systems dramatically reduce waste during the manufacturing process to approximately just one gram per kilogram of gold. In December 2004 and 2006, we were awarded the status of a nationally recognized High and New Technology Enterprise, which entitled us to tax-free treatment from January 2004 to December 2008. Starting in January 2008, we became subject to the regular PRC corporate tax rate of 25%.

We have been awarded two patents by the State Intellectual Property Office of the PRC and we are now in the application process for an additional 24 patents to protect the manufacturing and processing techniques we have developed.  We have made significant investment in training and retaining our own in-house design and manufacturing team, and we work closely with the China Geology University, School of Jewelry in Wuhan, providing internship positions to talented students majoring in jewelry design and jewelry processing technology.

Membership in the Shanghai Gold Exchange

We have been a member of the Shanghai Gold Exchange since 2003. Although the Chinese government eliminated the absolute restriction on trading gold in general, the right to purchase gold directly from the Shanghai Gold Exchange is limited.  The Shanghai Gold Exchange implements a membership system and only members can buy gold through its trading system.  Non-members who want to purchase gold must deal with members at a higher purchase price compared to that for members.

Experienced management

We believe that we have a strong and stable management team with valuable experience in the PRC jewelry industry. Jia Zhi Hong, our Chief Executive Officer and Wuhan Kingold’s founder, has been working in this industry for more than ten years.  Zhao Bin, our general manager, has over 18 years of experience in jewelry businesses administration. Other members of our senior management team all have significant experience in key aspects of our operations, including product design, manufacturing, and sales and marketing.

Corporate History

We were initially incorporated in 1995 in Delaware as Vanguard Enterprises, Inc.  In 1999, we changed our corporate name to Activeworlds.com, Inc. (and subsequently to Activeworlds Corp.) and through a wholly-owned subsidiary we provided internet software products and services that enabled the delivery of three-dimensional content over the internet.  We operated that business until September 11, 2002 when we sold that business to our former management and we became a shell company with no significant business operations.  As a result of the consummation of the reverse acquisition transaction as described below, on December 23, 2009, we ceased to be a shell company and became an indirect holding company for Vogue-Show through Dragon Lead.

Acquisition of Kingold and Name Change

In December 2009, we acquired 100% of Dragon Lead from the shareholders of Dragon Lead in a share exchange transaction pursuant to which the shareholders of Dragon Lead exchanged 100% ownership in Dragon Lead, for 66,208,466 shares of our common stock.  As a result, Dragon Lead became our wholly-owned subsidiary.  Dragon Lead owns 100% of Vogue-Show and Vogue-Show controls Wuhan Kingold through a series of variable interest entity agreements, described below. We currently operate through Dragon Lead and Vogue-Show.

In February 2010, we then changed our name to Kingold Jewelry, Inc. to better reflect our business.

Organizational History of Dragon Lead and its Subsidiaries

Dragon Lead Group Limited, or Dragon Lead, a British Virgin Islands (BVI) corporation was incorporated in the BVI on July 1, 2008 as an investment holding company.  Dragon Lead owns 100% of the ownership interest in Vogue-Show.

Wuhan Vogue-Show Jewelry Co., Ltd., or Vogue-Show, a PRC wholly foreign owned enterprise, or WFOE was incorporated in the PRC on February 16, 2009. Wuhan Kingold was incorporated in the PRC as a limited liability company on August 2, 2002 by Jia Zhi Hong, as the major shareholder, and Xue Su Yue who sold her shares in Wuhan Kingold to Jia Zhi Hong and Chen Wei in 2003. On October 26, 2007, Wuhan Kingold was restructured as a joint stock company limited by shares. Its business activities are principally the design and manufacture of 24 Karat gold jewelry and ornaments in the PRC. Wuhan Kingold's business license will expire on March 4, 2021 and is renewable upon expiration. The registered and paid-in capital of Wuhan Kingold is RMB 120 million.

The Vogue-Show/Wuhan Kingold VIE Relationship

On June 30, 2009, Vogue-Show entered into a series of agreements with Wuhan Kingold and shareholders holding 95.83% of the outstanding equity of Wuhan Kingold under which Wuhan Kingold agreed to pay 95.83% of its after-tax profits to Vogue-Show and shareholders owning 95.83% of Wuhan Kingold’s shares have pledged their and delegated their voting power in Wuhan Kingold to Vogue-Show. Such share pledge is registered with the PRC Administration for Industry and Commerce.

The VIE arrangement was created so that upon the closing of the reverse acquisition, as described below, we would be able to acquire control over Wuhan Kingold, as explain below. These contractual arrangements enable us to:

• exercise effective control over our variable interest entity, Wuhan Kingold;

• receive substantially all of the economic benefits from our variable interest entity, Wuhan Kingold; and

• have an exclusive option to purchase 95.83% of the equity interest in our variable interest entity, Wuhan Kingold, when and to the extent permitted by PRC law.

Through such arrangement, Wuhan Kingold has become Vogue-Show's contractually controlled affiliate. In addition, Wuhan Kingold shareholders agreed to grant Vogue-Show a ten-year option to purchase a 95.83% equity interest in Wuhan Kingold at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and the Wuhan Kingold shareholders. Concurrently, Wuhan Kingold agreed to grant Vogue-Show a ten-year option to purchase all of Wuhan Kingold's assets at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and Wuhan Kingold.

We have consolidated the financial results of Wuhan Kingold in our consolidated financial statements in accordance with the generally accepted accounting principles in the U.S.

Reverse Acquisition and Private Placement

On September 29, 2009, we entered into an Agreement and Plan of Reverse Acquisition with Vogue-Show, a PRC wholly foreign owned enterprise, Dragon Lead, and the stockholders of Dragon Lead, or the Dragon Lead Stockholders. Pursuant to the acquisition agreement, we agreed to acquire 100% of the issued and outstanding capital stock of Dragon Lead in exchange for the issuance of 66,208,466 newly issued shares of our common stock.  The acquisition agreement closed on or about December 23, 2009.  Following the closing, Dragon Lead became our wholly-owned subsidiary.

The purpose of the reverse acquisition was to acquire control over Wuhan Kingold.  We did not acquire Wuhan Kingold directly through the issuance of stock to Wuhan Kingold’s stockholders because under PRC law it is uncertain whether a share exchange would be legal.  We instead chose to acquire control of Wuhan Kingold through the acquisition of Vogue Show and the VIE arrangements described above. Certain rules and regulations in the PRC restrict the ability of non-PRC companies that are controlled by PRC residents to acquire PRC companies.  There is significant uncertainty as to whether these rules and regulations require transactions of the type contemplated by our VIE arrangements, or of the type contemplated by the Call Option described below, to be approved by the PRC Ministry of Commerce, the China Securities and Regulatory Commission, or other agencies.  For a discussion of the risks and uncertainties arising from these PRC rules and regulations, see “Risk Factors - PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC, the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.”

On December 23, 2009, immediately prior to the closing of the reverse acquisition, we completed a private placement with 14 investors.  Pursuant to a securities purchase agreement entered into with the investors, we sold an aggregate of 10,240,964 newly issued shares of our common stock at $0.498 per share, for aggregate gross proceeds of approximately $5.1 million. The investors in the private placement also received five-year warrants to purchase up to 2,048,192 shares of common stock at the price of $0.498 per share. After commissions and expenses, we received net proceeds of approximately $4.55 million in the private placement.  In addition, five-year warrants to purchase up to 3,072,289 shares of common stock at the price of $0.498 per share were issued to various consultants who assisted in the transaction.

As a result of the above transactions, we ceased being a “shell company” as defined in Rule 12b-2 under the Securities Act.

Also, on December 23, 2009, Fok Wing Lam Winnie, the sole shareholder of Famous Grow and the majority shareholder of Dragon Lead prior to the closing of the reverse acquisition, entered into a call option agreement, or call option, with Jia Zhi Hong and Zhao Bin as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under the call option agreement, Fok Wing Lam Winnie granted to Jia Zhi Hong and Zhao Bin certain call options to acquire up to 100% of the shares of Famous Grow at any time for a period of five years. While our PRC counsel believes that this arrangement is lawful under PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of the current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

Additionally, on December 23, 2009, immediately following the closing, Famous Grow Holdings Limited, a BVI limited liability company, or Famous Grow, that prior to the closing was Dragon Lead's majority shareholder, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 3,791,218 of shares of common stock into an escrow account as “make good shares.” In the event that our after-PRC-tax net income for the years ended December 31, 2009, 2010 and 2011, is less than 70% of RMB 65.0 million, RMB100.0 million and RMB150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to private placement investors on pro rata basis.  The Company’s after-PRC-tax net income for the year ended December 31, 2009 exceeded 70% of RMB 65.0 million and therefore, no “make good shares” were transferred as of December 31, 2009.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Notes: (1) Wuhan Kingold is 55.31% owned by Jia Zhi Hong, our founder, chairman and chief executive officer, 1.67% owned by Zhao Bin, our general manager and director, 4.17% owned by Beijing Capital Investment Co. Ltd., a PRC state owned enterprise, with the balance of 38.85% owned by a total of 44 other shareholders.

Company Information

We are a Delaware corporation.  Our principal executive offices are located at 15 Huangpu Science and Technology Park, Jiang'an District, Wuhan, Hubei Province, PRC, and our telephone  number is (011) 86-20-87553818. Our website is located at www.kingoldjewelry.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our common stock.

The name “Kingold” is our registered trademark in the PRC.

OFFERING SUMMARY

Securities offered	$25,000,000 of shares of common stock

Shares outstanding before this offering	83,532,777

Shares outstanding after this offering

Option to purchase additional shares
We have granted to the underwriters an option, exercisable within 45 days from the date of this prospectus, to purchase up to an additional $3,750,000 of shares of common stock from us, or an additional           shares.

Use of proceeds
We intend to use the net proceeds from this offering for working capital and other general corporate purposes, as more fully discussed in the section entitled “Use of Proceeds” following this prospectus summary.

Risk factors
We are subject to a number of risks which you should be aware of before you buy our common stock.  The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Stock symbol
Our common stock is quoted on the OTCBB under the symbol “KGJI.” We have applied for quotation of our common stock on the NASDAQ Global Market and, if approved, our common stock will trade on the NASDAQ Global Market under the symbol “KGJI.”

The shares of common stock to be outstanding after this offering are based on      shares of our common stock outstanding as of        , 2010 and excludes       shares of our common stock reserved for issuance pursuant to outstanding warrants to purchase our stock as of        , 2010, with a weighted average exercise price of $       per share.

All share and per share information concerning our common stock does not reflect a 1-for-2 reverse stock split that we plan to become effective prior to the completion of this offering for which we are currently seeking shareholder approval.

RECENT DEVELOPMENTS

The following is a summary of our selected unaudited consolidated financial results for the three months ended March 31, 2010 compared to our selected unaudited consolidated financial results for the three months ended March 31, 2009. Results for the first quarter of 2010 may not be indicative of our full year results for the year ending December 31, 2010 or future quarterly periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus for information regarding trends and other factors that may influence our results of operations and for recent quarterly operating results.

	For the three months ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Statements of Operations Data
Net Sales	$60,512,328	$38,060,670
Total cost of sales	(54,492,925)	(34,940,082)
Gross profit	6,019,403	3,120,588
Total operating expenses	412,433	427,533
Income from operations	5,606,970	2,693,055
Other Expenses (gains)	(132,029)	(263,960)
Income Tax	(1,355,899)	(607,965)
Net income attribute to the noncontrolling interest	(170,150)	(75,342)
Net income attributable to common stockholders	3,948,892	1,745,789
Earning per share-basic and fully diluted	0.05	0.03
Weighted average shares outstanding	83,532,777	62,208,466

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009 and the summary consolidated balance sheet data as of December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

	For the year ended December 31,		For the three months ended March 31,
	2009	2008	2010	2009
			(unaudited)	(unaudited)
Statements of Operations Data
Net Sales	$250,450,650	$109,782,936	$60,512,328	$38,060,670
Total cost of sales	(234,725,168)	(98,547,293)	(54,492,925)	(34,940,082)
Gross profit	15,725,482	11,235,643	6,019,403	3,120,588
Total operating expenses	2,484,915	1,128,067	412,433	427,533
Income from operations	13,240,567	10,107,576	5,606,970	2,693,055
Other Expenses	(895,625)	(1,665,606)	(132,029)	(263,960)
Income Tax	(3,220,439)	(2,090,556)	(1,355,899)	(607,965)
Net income attribute to the noncontrolling interest	(462,920)	(264,867)	(170,150)	(75,342)
Net income attributable to common stockholders	$8,661,583	$6,086,547	$3,948,892	$1,745,789
Earning per share-basic	0.13	0.09	0.05	0.03
Weighted average shares outstanding	66,588,177	66,208,466	83,532,777	62,208,466
Balance Sheet Data
Cash and cash equivalents	7,964,120	281,994	15,324,203	6,450,636
Total assets	62,327,038	45,195,285	66,352,132	45,164,099
Total liabilities	10,683,428	17,084,008	10,530,157	14,988,317
Total stockholders’ equity	50,823,356	27,755,078	54,830,170	29,733,493
Non-controlling interests	820,254	356,199	991,805	442,289
Total Liabilities and stockholders’ equity	$62,327,038	$45,195,285	$66,352,132	$45,164,099

The following table presents consolidated balance sheet data as of March 31, 2009 (i) on an actual basis and (ii) on a proforma basis to reflect the sale of         shares of common stock in this offering by us at an assumed public offering price of $       per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

	As of March 31, 2009
	Actual	Proforma
(in thousands)	(unaudited)

Consolidated balance sheet data:
Cash and cash equivalents	$15,324
Working capital	41,329
Total assets	66,352
Common Stock and additional paid in capital	32,118
Total stockholders’ equity	54,830

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to purchase any shares of our common stock.  These risks could harm our business, operating results, financial condition and prospects.  In addition, the trading price of our common stock could decline due to any of these risks and you might lose all or part of your investment. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in the U.S. and other countries.

Risks Related to our Business

Jewelry purchases are discretionary, may be particularly affected by adverse trends in the general economy, and an economic decline will make it more difficult to generate revenue.

The success of our operations depends, to a significant extent, upon a number of factors relating to discretionary consumer spending in China. These factors include economic conditions and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation in regional and local markets in China where we manufacture and sell our products. There can be no assurance that consumer spending on jewelry will not be adversely affected by changes in general economic conditions in China and globally.

While the Chinese economy has experienced rapid growth in recent years, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past two decades, the rate of inflation in China has been as high as approximately 20%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. During the recent global economic slowdown, PBOC set the interest rate at a rather low level and the central government implemented a several trillion of RMB stimulus plan which has brought increased liquidity into the market. However, if the global economy continues to recover it is very likely that PBOC will increase the interest rate.  Significant rises in interest rates by the central bank could slow economic activity in China which may, in turn, materially increase our costs and reduce demand for our products.

Most of our sales are of products that include gold, precious metals and other commodities, and fluctuations in the availability and pricing of commodities would adversely impact our ability to obtain and make products at favorable prices.

The jewelry industry generally is affected by fluctuations in the price and supply of diamonds, gold, and, to a lesser extent, other precious and semi-precious metals and stones. In the past, we have not hedged our requirement for gold or other raw materials through the use of options, forward contracts or outright commodity purchasing. A significant increase in the price of gold could increase our production costs beyond the amount that we are able to pass on to our customers, which would adversely affect our sales and profitability. A significant disruption in our supply of gold, or other commodities could decrease our production and shipping levels, materially increase our operating costs and materially and adversely affect our profit margins. Shortages of gold, or other commodities, or interruptions in transportation systems, labor strikes, work stoppages, war, acts of terrorism, or other interruptions to or difficulties in the employment of labor or transportation in the markets in which we purchase our raw materials, may adversely affect our ability to maintain production of our products and sustain profitability. Although we generally attempt to pass increased commodity prices to our customers, there may be circumstances in which we are not able to do so. In addition, if we were to experience a significant or prolonged shortage of gold, we would be unable to meet our production schedules and to ship products to our customers in a timely manner, which would adversely affect our sales, margins and customer relations.

Furthermore, the value of our inventory may be affected by commodity prices. We record the value of our inventory at the lower of our cost (using the first-in, first-out method) or market value. As a result, decreases in the market value of precious metals such as gold would result in a lower stated value of our inventory, which may require us to take a charge for the decrease in the value of our inventory.

Competition in the jewelry industry could cause us to lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

The jewelry industry in China is highly fragmented and very competitive. We believe that the market may become even more competitive as the industry grows and/or consolidates. We compete with local jewelry manufacturers and large foreign multinational companies that offer products that are similar to ours. Some of these competitors have larger local or regional customer bases, more locations, more brand equity, and substantially greater financial, marketing and other resources than we have. As a result of this increasing competition, we could lose market share, thereby materially and adversely affecting our business, results of operations and financial condition.

We may need to raise additional funds in the future. These funds may not be available on acceptable terms or at all, and, without additional funds, we may not be able to maintain or expand our business.

Our operations require substantial funds to finance our operating expenses, to maintain and expand our manufacturing, marketing and sales capabilities and to cover public company costs. Without these funds, we may not be able to meet our goals.

We may seek additional funding through public or private financing or through collaborative arrangements with strategic partners. However, you should also be aware that in the future:

•	we cannot be certain that additional capital will be available on favorable terms, if at all;

•	any available additional financing may not be adequate to meet our goals; and

•	any equity financing would result in dilution to stockholders.

If we cannot raise additional funds when needed, or on acceptable terms, we may not be able to effectively execute our growth strategy (including entering the retail market), take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. In addition, we may be required to scale back or discontinue expansion plans, or obtain funds through strategic alliances that may require us to relinquish certain rights.

Our ability to maintain or increase our revenue could be harmed if we are unable to strengthen and maintain our brand image.

We believe that primary factors in facilitating customer buying decisions in China’s jewelry sector include price, confidence in the merchandise sold, and the level and quality of customer service. The ability to differentiate our products from competitors’ by our brand-based marketing strategies is a key factor in attracting consumers, and if our strategies and efforts to promote our brand, such as television and magazine advertising and beauty contest sponsorships fail to garner brand recognition, our ability to generate revenue may suffer. If we are unable to differentiate our products, our ability to sell our products wholesale and our planned sale of products retail will be adversely affected. If we fail to identify or react appropriately or timely to customer buying decisions, we could experience a reduction in consumer recognition of our products, a diminished brand image, higher markdowns, and costs to recast overstocked jewelry. These factors could result in lowering selling prices and sales volumes for our products, which could adversely affect our financial condition and results of operations

There is only one source in China for us to obtain the precious metals used in our jewelry products; accordingly, any interruptions of our arrangement with this source would disrupt our ability to fulfill customer orders and substantially affect our ability to continue our business operations.

Under the PRC law, supply of precious metals such as platinum, gold, and silver are highly regulated by government agencies. The Shanghai Gold Exchange is the only supplier in China for gold used for our jewelry products. We are required to obtain and maintain several membership and approval certificates from government agencies in order to do business involving precious metals. The loss of our relationship or failure to renew our membership with the Shanghai Gold Exchange, or its inability to furnish precious metals to us as anticipated in terms of cost, quality, and timeliness, would adversely affect our ability to fulfill customer orders in accordance with our required delivery, quality, and performance requirements. If this situation were to occur, we would not have any alternative suppliers in China to obtain our raw materials, which would result in a decline in revenue and revenue potential and risk the continuation of our business operations.

If we are not able to adapt to changing jewelry trends in China, our inventory may be overstocked and we may be forced to reduce the price of our overstocked jewelry or incur the cost to recast it into new jewelry.

Our jewelry sales depend on consumer fashions, preferences for jewelry and the demand for particular products in China. Jewelry design trends in China can change rapidly. The ability to predict accurately future changes in taste, respond to changes in consumer preferences, carry the inventory demanded by customers, deliver the appropriate quality, price products correctly and implement effective purchasing procedures, all have an important influence on determining sales performance and achieved gross margin. If we fail to anticipate, identify or react appropriately to changes in styles and trends, we could experience excess inventories, higher than normal markdowns or an inability to sell our products. If such a situation exists, we may need to incur additional costs to recast our products to fit the demand, and labor and manufacturing costs invested in the recast products would be lost.

Our failure to manage growth effectively could have an adverse effect on our employee efficiency, product quality, working capital levels, and results of operations.

We intend to develop the retail distribution of our products, which we believe will result in rapid growth, but will also place significant demands on our managerial, operational and financial resources. Any significant growth in the market for our current wholesale business and our planned retail distribution would require us to expand our managerial, operational, financial, and other resources. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capabilities. We also will need to continue to expand, train and manage our employee base. If we are unable to successfully build these skills and expand our number of skilled management and staff, we may be unsuccessful in achieving our intended level of growth.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchases of raw materials and supplies, development of new products, establishment of new retail stores, and the hiring of additional employees. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure you that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We rely on our distribution network for virtually all of our revenues. Failure to maintain good distributor relations could materially disrupt our distribution business and harm our net sales.

Our business depends directly on the performance of our more than 200 distributors. Our largest distributor accounted for approximately 8.25% and 9.8% of our gross revenues in 2009 and 2008 respectively. As we do not have long-term contracts with our distributors, it is critical that we maintain good relationships with them. However, maintaining good relationships with existing distributors and replacing any distributor is difficult and time consuming. Our failure to maintain good relationships with our distributors could materially disrupt our distribution business and harm our net sales.

Substantial defaults by our customers on accounts receivable could have a material adverse affect on our liquidity and results of operations.

As with most businesses in our industry, a substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. In addition, as we increase our presence in the retail market, we expect the aging of our accounts receivable generated from sales through retail counters to increase as department stores typically defer payments to us of cash receipts collected by them on our behalf. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We must maintain a relatively large inventory of our raw materials and jewelry products to support customer delivery requirements, and if this inventory is lost due to theft, our results of operations would be negatively impacted.

We purchase large volumes of precious metals and store significant quantities of raw materials and jewelry products at our warehouse and show room in Wuhan, China. Although we have an inventory security system in place, we may be subject to future significant inventory losses due to third-party or employee theft from our warehouses or other forms of theft. The implementation of security measures beyond those that we already utilize, which include onsite police deployment, security cameras, and alarm systems in our warehouse, would increase our operating costs. Also, any such losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our insurance policies. Claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or the termination of coverage under the relevant policy.

Our business could be materially adversely affected if we cannot protect our intellectual property rights.

We have developed trademarks, patents, know-how, trade-names and other intellectual property rights that are of significant value to us. In particular, we have applied for patents on a limited number of designs of our jewelry products and trademarks as well. However, the legal regime governing intellectual property in the PRC is still evolving and the level of protection of intellectual property rights in the PRC may differ from those in other jurisdictions. Thus, it may be difficult to enforce our rights relating to these designs as well as our trademarks. In the event of the occurrence of any unauthorized use of or other infringement to our designs and trademarks, it could result in potential sales of products being diverted to such unauthorized sellers and potential damage or dilute the value of such rights and our brand.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial conditions and results of operations.

Our success, to a great extent, has been attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Moreover, our daily operation and performance rely heavily on our senior management. There can be no assurance that we will be able to retain these officers or that such personnel may not receive and/or accept competing offers of employment. The loss of a significant number of these employees could have a material adverse effect upon our business, financial condition, and results of operations. We do not maintain key-man life insurance for any of our senior management.

We have significant outstanding borrowings, and we may not be able to obtain extensions when they become mature.

Our notes payable to banks for short-term borrowings as of December 31, 2009 and 2008 were $8.8 million and $14.2 million, respectively. These loans are either collateralized by our buildings, plant and machinery or guaranteed by a third party guarantor at the cost of certain guaranty fees. Interest expense paid for the years ended December 31, 2009 and 2008 were $703,500 and $1,393,130, respectively, and fees paid to a third party guarantor for the years ended December 31, 2009 and 2008 were $180,827 and $342,626, respectively.  Although we have renewed our borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they become mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.

Our quarterly results may fluctuate because of many factors and, as a result, investors should not rely on quarterly operating results as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the value of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in quarterly operating results could cause the value of our securities to decline. Investors should not rely on quarter-to-quarter comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods the operation results may be below the expectations of public market analysts and investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

•	vulnerability of our business to a general economic downturn in China;

•	fluctuation and unpredictability of costs related to the gold, platinum and precious metals and other commodities used to manufacture our products;

•	seasonality of our business;

•	changes in the laws of the PRC that affect our operations;

•	our recent entry into the retail jewelry market;

•	competition from our competitors; and

•	our ability to obtain all necessary government certifications and/or licenses to conduct our business.

The loss or significant reduction in business of any of our key customers may affect our revenues and earnings.

We are dependent on a limited number of customers for a large portion of our business. During the year ended December 31, 2009, approximately 26.2% of our net sales were generated from our five largest customers as compared to 23.6% for the year ended December 31, 2008. Our largest customer accounted for 8.25% and 9.8% of our net sales during the years ended December 31, 2009 and 2008, respectively. All purchases of our products by customers are made through purchase orders and we do not have long-term contracts with any of our customers. The loss of those customers, or any of our other customers to which we sell a significant amount of our products or any significant portion of orders from those customers, or such other customers or any material adverse change in the financial conditions of such customers could negatively affect our revenues and decrease our earnings, if we cannot find new customers in a timely manner.

We may not maintain sufficient insurance coverage for the risks associated with our business operations. As a result, we may incur uninsured losses.

Except for property, accident and automobile insurance, we do not have other insurance of such as business liability or disruption insurance coverage for our operations in the PRC. As a result, we may incur uninsured liabilities and losses as a result f the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their investment.

The current global financial crisis and economic downturn may have an adverse effect on our businesses, results of operation and financial condition

The current global financial crisis and economic downturn have adversely affected economics and businesses around the world, including in China. Due to the global economical downturn, a decrease in consumer demand and a slowdown in domestic property investments, the economic situation in China has been challenging since the second half of 2008. This change in the macroeconomic conditions has had and may continue to have an adverse impact on our business and operations. If the current economic downturn continues, our business, results of operations and financial condition could be adversely affected.

Potential environmental liability could have a material adverse effect on our operations and financial condition.

As a manufacturer, we are subject to various Chinese environmental laws and regulations on air emission, waste water discharge, solid wastes and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the Chinese environmental legal regime is evolving and becoming more stringent. Therefore, if the Chinese government imposes more stringent regulations in the future, we may have to incur additional and potentially substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. Further, no assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us. If we fail to comply with any of the present or future environmental regulations in any material aspects, we may suffer from negative publicity and be subject to claims for damages that may require us to pay substantial fines or have our operations suspended or even be forced to cease operations.

We have significant outstanding short-term borrowings, and we may not be able to obtain extensions when they mature.

Our notes payable to banks for short-term borrowings as of March 31, 2010 was $8.8 million,  and bore a weighted average interest rates of 5.02%.  Generally, these short-term bank loans mature in one year or less and contain no specific renewal terms. However, in China it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature. Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.

Risks Related to Doing Business in the PRC

All of our assets are located in China and all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon what business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

One of our principal operating subsidiaries, Vogue-Show, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue some or all of our business.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our operating affiliate, Wuhan Kingold can only conduct business within its business scope, which ultimately appears on its business license. Our license permits us to design, manufacture, sell and market jewelry products to department stores throughout the PRC and to engage in the retail distribution of our products. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure you that Wuhan Kingold will be able to obtain the necessary government approval for any change or expansion of our business scope.

Because our revenues are generated in RMB and our results are reported in U.S. dollars, devaluation of the RMB could negatively impact our results of operations.

The value of RMB is subject to changes in China’s governmental policies and to international economic and political developments. In January 1994, the PRC government implemented a unitary managed floating rate system. Under this system, the People’s Bank of China, or PBOC, began publishing a daily base exchange rate with reference primarily to the supply and demand of RMB against the U.S. dollar and other foreign currencies in the market during the previous day. Authorized banks and financial institutions are allowed to quote buy and sell rates for RMB within a specified band around the central bank’s daily exchange rate. On July 21, 2005, PBOC announced an adjustment of the exchange rate of the U.S. dollar to RMB from 1:8.27 to 1:8.11 and modified the system by which the exchange rates are determined. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further fluctuations of the exchange rate of RMB against the U.S. dollar, including possible devaluations. As all of our net revenues are recorded in RMB, any future devaluation of RMB against the U.S. dollar could negatively impact our results of operations.

Our PRC stockholders are required to register with the State Administration of Foreign Exchange and their failure to do so could cause us to lose our ability to remit profits out of the PRC as dividends.

The State Administration of Foreign Exchange, or SAFE, has promulgated several regulations, including Circular No. 75 (“Circular 75”), which became effective in November 2005, requiring PRC residents, including both PRC legal person residents and PRC natural person residents, to register with the competent local SAFE branch before establishing or controlling any company outside of the PRC for the purpose of equity financing with assets or equities of PRC companies, referred to in the Circular 75 as an “offshore special purpose company.” PRC residents that have established or controlled an offshore special purpose company, which has finished a round-trip investment before the implementation of Circular 75, are required to register their ownership interests or control in such “special purpose vehicles” with the local offices of SAFE. Under Circular 75, the term “PRC legal person residents” as used in Circular 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in Circular 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The term “special purpose vehicle” refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, and the term “round-trip investment” refers to the direct investment in PRC by PRC residents through “special purpose vehicles,” including without limitation, establishing foreign invested enterprises and using such foreign invested enterprises to purchase or control (by way of contractual arrangements) onshore assets.

In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his/her/its SAFE registration with the local SAFE branch upon (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity not involving a round-trip investment, such as changes in share capital, share transfers and long-term equity or debt investments of already organized or gained control of offshore entities that have made onshore investments in the PRC before Circular 75 was promulgated must register with their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under Circular 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the Circular 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

To further clarify the implementation of Circular 75, SAFE issued Circular No. 106 (“Circular 106”) on May 9, 2007, which is a guidance that SAFE issued to its local branches with respect to the operational process for SAFE registration that standardizing mores specific and stringent supervision on the registration relating to the Circular 75. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. If these shareholders and/or beneficial owners fail to comply, the PRC subsidiaries are required to report such failure to the local SAFE authorities and, if the PRC subsidiaries do report the failure, the PRC subsidiaries may be exempted from any potential liability to them related to the stockholders’ failure to comply. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the Circular 75 and Circular 106 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the Circular 75 and Circular 106 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries ability to distribute dividends to our company or otherwise adversely affect our business.

These regulations apply to our stockholders who are PRC residents. In the event that our PRC-resident stockholders do not follow the procedures required by SAFE, we could (i) be exposed to fines and legal sanctions, (ii) lose the ability to contribute additional capital into our PRC subsidiaries or distribute dividends to our company, (iii) face liability for evasion of foreign-exchange regulations, and/or (iv) lose the ability to consolidate the financial statements of our PRC subsidiaries and of ActiveWorlds under applicable accounting principals.

Jia Zhi Hong, our Chief Executive Officer, and Zhao Bin, our General Manager are required to register with the competent SAFE branch prior to exercise of their Call Option.  Mr. Jia and Mr. Zhao have yet to exercise their Call Option. Mr. Jia and Mr. Zhao have applied to register the Call Option with the competent SAFE branch.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC, the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

On August 8, 2006, the PRC Ministry of Commerce, or MOFCOM, joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises, or the Revised M&A Regulations, which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the Revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on any non-PRC stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.

Our wholly-owned BVI subsidiary, Dragon Lead, was formerly owned by eight BVI companies whose shareholders are non-PRC individuals. We understand that some of these non-PRC individuals are nominee shareholders holding shares on behalf of and for the interest of some PRC individuals and PRC companies who are also Wuhan Kingold minority shareholders. These minority Wuhan Kingold shareholders do not have experience in conducting or managing businesses outside the PRC, and therefore believe that to engage nominee shareholders to hold shares on their behalf are in their best commercial interest, and could provide them with guidance when they evaluate whether to purchase, sell or dispose of Dragon Lead shares prior to the closing of the reverse acquisition, or our shares after the closing.

Also, on December 23, 2009, immediately before the reverse acquisition of Vogue Show, Fok Wing Lam Winnie, the sole shareholder of Famous Grow and the majority shareholder of Dragon Lead prior to the closing of the reverse acquisition, entered into the call option with Jia Zhi Hong and Zhao Bin as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under the call option, Fok Wing Lam Winnie granted to Jia Zhi Hong and Zhao Bin certain call options to acquire up to 100% of the shares of Famous Grow, or Call Option.

The PRC regulatory authorities may take the view that entry into the VIE Agreements by Vogue-Show and Wuhan Kingold and entry into the call option agreement by Jia Zhi Hong, Zhao Bin and Fok, Wing Lam Winnie may collectively constitute an onshore to offshore restructuring and a related party acquisition under the M&A Regulations, because upon the consummation of these transactions and after the Call Option is fully exercised, PRC individuals would become majority owners and effective controlling parties of a foreign entity that acquired ownership of Wuhan Kingold. The PRC regulatory authorities may also take the view that the relevant parties should fully disclose to the Wuhan SAFE or MOFCOM the overall restructuring arrangements, the existence of the reverse acquisition and its connection with the VIE Agreement. Our PRC counsel has opined that: (a) the establishment of Vogue-Show was duly approved by competent authority; (b) the offshore restructuring, establishment of Vogue-Show and execution of the VIE Agreements and the call option agreement and performance of the transactions thereunder do not (i) contravene any provision of applicable PRC laws and regulations or (ii) contravene the articles of association, business license or other constituent documents of Vogue-Show or Wuhan Kingold; (c) to the best knowledge of such PRC counsel, they are not aware of any issue, fact or circumstance which would lead them to believe that the PRC regulatory authorities would revoke the VIE Agreements or Reverse Acquisition Agreement and the transactions thereunder; (d) the VIE Agreements are in compliance with and enforceable under the applicable PRC laws and regulations; and (e) execution of the call option agreement will not affect their professional judgment regarding the matters described from (a) to (d).  Our PRC counsel has reviewed and approved of these statements.

We, however, cannot assure you that the PRC regulatory authorities, MOFCOM and CSRC will take the same view as our PRC counsel. If the PRC regulatory authorities take the view that the reverse acquisition and VIE arrangement constitute a related party acquisition under the revised M&A Regulations, we cannot assure you we will be able to obtain any approval required from the national offices of MOFCOM or otherwise.

If the PRC regulatory authorities take the view that the reverse acquisition and the VIE arrangement constitutes a related party acquisition without the approval of the national offices of MOFCOM, they could invalidate the reverse acquisition and VIE arrangement. We may also face regulatory actions or other sanctions from the MOFCOM or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt additional equity compensation plans for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As we are a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Under the New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

Under the New Enterprise Income Tax Law, or EIT Law, an enterprise established outside the PRC with its “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its worldwide income. The “de facto management body” is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. It remains unclear how the PRC tax authorities will interpret such a broad definition. If the PRC tax authorities determine that we should be classified as a resident enterprise, then our worldwide income will be subject to income tax at a uniform rate of 25%, which may have a material adverse effect on our financial condition and results of operations. However, it remains unclear how the PRC tax authorities will interpret the PRC tax resident treatment of an offshore company, like us, having indirect ownership interests in PRC enterprises through intermediary holding vehicles.

Moreover, under the New EIT Law, foreign shareholders of an entity that is classified as a PRC resident enterprise may be subject to a 10% withholding tax upon dividends payable by such entity, unless the jurisdiction of incorporation of the foreign shareholder of such entity has a tax treaty with the PRC that provides for a reduced rate of withholding tax, and gains realized on the sale or other disposition of shares, if such income is sourced from within the PRC. It remains unclear whether the dividends payable by our PRC subsidiary or the gains our foreign shareholders may realize will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in our Shares.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may need to rely on a new and developing communication infrastructure to efficiently transfer our information from retail outlets to our headquarters. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls, which could impact the reliability of our financial statements and prevent us from complying with Commission rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws, or other foreign laws against us or our management.

All of our current operations, including the manufacturing and distribution of jewelry, are conducted in China. Moreover, most of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Governmental control of currency conversions could prevent us from paying dividends.

All of our revenue is earned in RMB and current and future restrictions on currency conversions may limit our ability to use revenue generated in RMB to make dividend or other payments in United States dollars. Although the PRC government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including the restrictions that foreign-invested enterprises like us may buy, sell or remit foreign currencies only after providing valid commercial documents at a PRC bank specifically authorized to conduct foreign-exchange business.

In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in the PRC, and companies are required to open and maintain separate foreign-exchange accounts for capital account items. There is no guarantee that PRC regulatory authorities will not impose additional restrictions on the convertibility of the RMB. These restrictions could prevent us from distributing dividends and thereby reduce the value of our stock.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Risks Related to the VIE Agreements

If the PRC government determines that the contractual arrangements through which we control Wuhan Kingold do not comply with applicable regulations, our business could be adversely affected.

Although we believe our contractual relationships through which we control Wuhan Kingold comply with current licensing, registration and regulatory requirements of the PRC, we cannot assure you that the PRC government would agree, or that new and burdensome regulations will not be adopted in the future. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

The PRC government may determine that the VIE Agreements are not in compliance with applicable PRC laws, rules and regulations.

Vogue-Show manages and operates our gold jewelry business through Wuhan Kingold pursuant to the rights its holds under the VIE Agreements.  Almost all economic benefits and risks arising from Wuhan Kingold's operations are transferred to Vogue-Show under these agreements. Details of the VIE Agreements are set out in "Restructuring of the Company" of this document.

There are risks involved with the operation of our business in reliance on the VIE Agreements, including the risk that the VIE Agreements may be determined by PRC regulators or courts to be unenforceable. Our PRC counsel has provided a legal opinion that the VIE Agreements are binding and enforceable under PRC law, but has further advised that if the VIE Agreements were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•	imposing economic penalties;

•	discontinuing or restricting the operations of Vogue-Show or Wuhan Kingold;

•	imposing conditions or requirements in respect of the VIE Agreements with which Vogue-Show may not be able to comply;

•	requiring our company to restructure the relevant ownership structure or operations;

•	taking other regulatory or enforcement actions that could adversely affect our company's business; and

•	revoking the business licenses and/or the licenses or certificates of Vogue-Show, and/or voiding the VIE Agreements.

Any of these actions could adversely affect our ability to manage, operate and gain the financial benefits of Wuhan Kingold, which would have a material adverse impact on our business, financial condition and results of operations.

Our ability to manage and operate Wuhan Kingold under the VIE Agreements may not be as effective as direct ownership.

We conduct our jewelry processing and sales businesses in the PRC and generate virtually all of our revenues through the VIE Agreements. Our plans for future growth are based substantially on growing the operations of Wuhan Kingold.  However, the VIE Agreements may not be as effective in providing us with control over Wuhan Kingold as direct ownership. Under the current VIE arrangements, as a legal matter, if Wuhan Kingold fails to perform its obligations under these contractual arrangements, we may have to (i) incur substantial costs and resources to enforce such arrangements, and (ii) reply on legal remedies under PRC law, which we cannot be sure would be effective. Therefore, if we are unable to effectively control Wuhan Kingold, it may have an adverse effect on our ability to achieve our business objectives and grow our revenues.

As the VIE agreements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Agreements are governed by the PRC law and provide for the resolution of disputes through court proceedings pursuant to PRC law.  If Wuhan Kingold or its shareholders fail to perform the obligations under the VIE Agreements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages.  We cannot be sure that such remedies would provide us with effective means of causing Wuhan Kingold to meet its obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in China is not as developed as in other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our liability to enforce the VIE Agreements and protect our interests.

 The VIE Agreements may be subject to audit or challenge by PRC tax authorities. A finding that we owe additional taxes could substantially reduce our net earnings and the value of your investment

Under PRC laws and regulations, arrangements and transactions among affiliated parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax and financial consequences if the PRC tax authorities determine that the VIE Agreements do not represent arm’s-length prices. As a result of such a determination, the PRC tax authorities could adjust any of the income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions for PRC tax purposes recorded by us or Wuhan Kingold or an increase in taxable income, all of which could increase our tax liabilities. In addition, the PRC tax authorities may impose late payment fees and other penalties on us or Wuhan Kingold for under-paid taxes.

Our shareholders have potential conflicts of interest with our company which may adversely affect our business.

Jia Zhi Hong is our chief executive officer and our chairman, and is also the largest shareholder of Wuhan Kingold.  There could be conflicts that arise from time to time between our interests and the interests of Mr. Jia.  There could also be conflicts that arise between us and Wuhan Kingold that would require our shareholders and Wuhan Kingold's shareholders to vote on corporate actions necessary to resolve the conflict.  There can be no assurance in any such circumstances that Mr. Jia will vote his shares in our best interest or otherwise act in the best interests of our company.  If Mr. Jia fails to act in our best interests, our operating performance and future growth could be adversely affected.  In addition, some or all of our shareholders could violate the non-competition agreements they have signed with our company by diverting business opportunities from our company to others. In such event, our business, financial condition and results of operation could be adversely affected.

We rely on the approval certificates and business license held by Vogue-Show and any deterioration of the relationship between Vogue-Show and Wuhan Kingold could materially and adversely affect our business operations.

We operate our jewelry processing and sales businesses in China on the basis of the approval certificates, business license and other requisite licenses held by Vogue-Show. There is no assurance that Vogue-Show will be able to renew its license or certificates when their terms expire with substantially similar terms as the ones they currently hold.

Further, our relationship with Wuhan Kingold is governed by the VIE Agreements that are intended to provide us with effective control over the business operations of Wuhan Kingold. However, the VIE Agreements may not be effective in providing control over the application for and maintenance of the licenses required for our business operations. Wuhan Kingold could violate the VIE Agreements, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Agreements and, as a result, our operations, reputations and business could be severely harmed.

If Vogue-Show exercises the purchase options it holds over Wuhan Kingold's share capital and assets pursuant to the VIE Agreements, the payment of the purchase price could materially and adversely affect our financial position.

Under the VIE Agreements, Wuhan Kingold's shareholders have granted Vogue-Show a ten-year option to purchase 95.83% of the share capital in Wuhan Kingold at a price determined by appraisal by an asset evaluation institution to be jointly appointed by Vogue-Show and Wuhan Kingold's shareholders. Concurrently, Wuhan Kingold granted Vogue-Show a ten-year option to purchase Wuhan Kingold's assets at a price determined by appraisal by such asset evaluation institution. As Wuhan Kingold is already our contractually controlled affiliate, Vogue-Show's exercising of the above two options would not bring immediate benefits to our company, and payment of the purchase prices could adversely affect our financial position.

Risks Related to Our Capital Structure

Following the exercise of his Call Option, our Chairman and Chief Executive Officer would exercise significant influence over us.

Our Chairman and Chief Executive Officer, Jia Zhi Hong, will beneficially own or control approximately 41% of our outstanding shares if he chooses to fully exercise his Call Option to purchase shares of Famous Grow. Mr. Jia thereafter could possibly have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Mr. Jia may also have the power to prevent or cause a change in control. In addition, without the consent of Mr. Jia, we could be prevented from entering into transactions that could be beneficial to us. The interests of Mr. Jia may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial fraud. Rules adopted by the Commission pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. We believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2009 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related Commission regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is currently quoted for trading on the OTCBB, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is NOT quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our company at or above the price they paid for them.

Risk Related to the Offering

The market price for our shares may be volatile.

The market price for our shares are likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;
•	changes in financial estimates by securities research analysts;
•	conditions in the markets for our products;
•	changes in the economic performance or market valuations of companies specializing in gold jewelry;
•	announcements by us, or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;
•	addition or departure of senior management and key personnel; and
•	fluctuations of exchange rates between the RMB and the U.S. dollar.

Volatility in the price of our shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of our shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Because we do not intend to pay dividends on our shares, stockholders will benefit from an investment in our shares only if those shares appreciate in value.

We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities, if any, and any other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our shares, and there is no guarantee that our shares will appreciate in value.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The assumed public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors purchasing shares of our common stock in this offering will incur immediate dilution of $     per share, based on the public offering price of $     per share. Investors purchasing shares of our common stock in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities.

We have not determined a specific use for a portion of the net proceeds from this offering, and it may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received in connection with this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or lose value.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the proceeds from this offering will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholdings.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering, our existing stockholders will own approximately     % of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering, there will be approximately       shares of our common stock outstanding. Of our outstanding shares, the shares of common stock sold in this offering will be freely tradable in the public market. In addition, our certificate of incorporation permits the issuance of up to approximately           additional shares of common stock after this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase our shares in this offering.

We, each of our directors and senior officers, and each holder of 5% or more of our common stock have agreed, with limited exceptions, that we and they will not, without the prior written consent of Rodman & Renshaw, LLC, the underwriter, during the period ending 90 days after the date of this prospectus, among other things, directly or indirectly, offer to sell, sell or otherwise dispose of any of shares of our common stock or file a registration statement with the SEC relating to the offering of any shares of our common stock.

After the lock-up agreements pertaining to this offering expire 180 days from the date of this prospectus unless waived earlier by Rodman & Renshaw, LLC, the underwriter, up to         of the shares that had been locked up will be eligible for future sale in the public market at prescribed times pursuant to Rule 144 under the Securities Act, or otherwise. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of $25,000,000 of shares of common stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $      million.  If the underwriter’s option to purchase additional shares is exercised in full, the net proceeds we will receive will be approximately $      million.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our sales and marketing activities, the amount of cash generated or used by our operations. We may also use portions of the proceeds for other purposes, such as expanding our current business through acquisition of other complimentary businesses, products or technologies, using cash or shares. However, we have not entered into any negotiations, agreements or commitments with respect to any such acquisitions at this time. Accordingly, our management will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. Pending these uses, the proceeds will be invested in commercial bank accounts.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2010.  Such information is set forth on the following basis:

•	on an actual basis; and
•
on a pro forma basis to reflect the sale by us of       shares of our common stock in this offering at an assumed public offering price of $       per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses.

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.  You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	March 31, 2010
	Actual		Pro forma

Cash and cash equivalents	7,964,120
Debt
Notes payable	—		—
Loans	$8,775,522	$
Total indebtedness	8,775,522
Shareholders’ equity:
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued or outstanding
Common Stock, $.001 par value per share; 100,000,000 shares authorized; 83,532,777 shares issued and outstanding, actual; shares issued and outstanding, pro forma	83,532
Additional paid-in capital	31,035,352
Retained earnings	16,548,168
Total stockholders equity	50,823,356
Total capitalization	50,823,356

The number of pro forma shares of common stock shown as issued and outstanding in the table is based on        shares of our common stock outstanding as of March 31, 2010 (and excludes       shares of our common stock reserved for issuance pursuant to outstanding warrants to purchase our stock as of December 31, 2009, with a weighted average exercise price of $      per share). All share and per share information above concerning our common stock does not reflect a 1-for-2 reverse stock split that we plan to become effective prior to the completion of this offering for which we are currently seeking shareholder approval.

A $1.00 decrease or increase in the offering price would result in an approximately $       million decrease or increase in each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total shareholders’ equity and total capitalization.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the OTC Bulletin Board or, the OTCBB, under the symbol “KGJI.” The following table sets forth, for the periods indicated, the range of quarterly high and low sales prices for our common stock in U.S. dollars. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, involving our common stock during each calendar quarter, and may not represent actual transactions. Unless indicated otherwise in the footnote to the table below, the prices set forth below have not been adjusted to reflect a 1-for-2 reverse stock split that we plan to become effective prior to the completion of this offering for which we are currently seeking shareholder approval.

	High	Low
2010
First Quarter	$1.07	$0.60

2009
First Quarter	$0.05	$0.03
Second Quarter	$0.05	$0.03
Third Quarter	$0.05	$0.03
Fourth Quarter	$0.95	$0.08

2008
First Quarter	$0.30	$0.21
Second Quarter	$0.48	$0.21
Third Quarter	$0.30	$0.16
Fourth Quarter	$0.30	$0.03

On June 17, 2010, the closing sale price of our shares of common stock was $2.60 per share and there were 83,532,777 shares of our common stock outstanding.  On that date, our shares of common stock were held by approximately      shareholders of record.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Dividend Policy

We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends on our common stock for the foreseeable future. Investors seeking cash dividends in the immediate future should not purchase our common stock.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including current financial condition, operating results, current and anticipated cash needs and regulations governing dividend distributions by wholly foreign owned enterprises in China.

SELECTED SUMMARY FINANCIAL DATA

The following summary consolidated statements of operations for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009 and the summary consolidated balance sheet data as of December 31, 2009 and 2008 and for the three months ended March 31, 2010 and 2009, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. Our financial statements, however, may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a separate, stand-alone company during the periods presented. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and are not necessarily indicative of results to be expected for any other period.

	For the year ended December 31,		For the three months ended March 31,
	2009	2008	2010	2009
			(unaudited)	(unaudited)
Statements of Operations Data
Net sales	$250,450,650	$109,782,936	$60,512,328	$38,060,670
Total cost of sales	(234,725,168)	(98,547,293)	(54,492,925)	(34,940,082)
Gross profit	15,725,482	11,235,643	6,019,403	3,120,588
Total operating expenses	2,484,915	1,128,067	412,433	427,533
Income from operations	13,240,567	10,107,576	5,606,970	2,693,055
Other expenses	(895,625)	(1,665,606)	(132,029)	(263,960)
Income tax	(3,220,439)	(2,090,556)	(1,355,899)	(607,965)
Net income attribute to the noncontrolling interest	(462,920)	(264,867)	(170,150)	(75,342)
Net income attributable to common stockholders	$8,661,583	$6,086,547	$3,948,892	$1,745,789
Earning per share-basic	0.13	0.09	0.05	0.03
Weighted average shares outstanding	66,588,177	66,208,466	83,532,777	62,208,466
Balance Sheet Data
Cash and cash equivalents	7,964,120	281,994	15,324,203	6,450,636
Total assets	62,327,038	45,195,285	66,352,132	45,164,099
Total liabilities	10,683,428	17,084,008	10,530,157	14,988,317
Total stockholders’ equity	50,823,356	27,755,078	54,830,170	29,733,493
Non-controlling interests	820,254	356,199	991,805	442,289
Total Liabilities and stockholders’ equity	$62,327,038	$45,195,285	$66,352,132	$45,164,099

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

We are engaged in the production and sales of 24 Karat gold jewelry and ornaments in the PRC under the Kingold brand through a variable interest entity relationship with Wuhan Kingold Jewelry Company Limited, a PRC company. All of our sales are made within the central part of the PRC including Hubei, Hunan, Henan, Jiangxi, Anhui and Sichuan Provinces.

We have historically sold our products directly to distributors, retailers and other wholesalers, who then sell our products to consumers through retail counters located in both department stores and other traditional stand-alone jewelry stores. We sell our products to our customers at a price that reflects the market price of the base material (24K gold), plus a mark-up reflecting our design fees and processing fees. Typically this mark-up ranges from 4-6% of the price of the base material.

We aim to become an increasingly important participant in the PRC's gold jewelry design and manufacturing sector.  In addition to expanding our design and manufacturing capabilities, our goal is to provide a large variety of gold products in unique styles and superior quality under our brand, Kingold.

We have been a member of the Shanghai Gold Exchange since 2003. Although the Chinese government eliminated the absolute restriction on trading gold in general, the right to purchase gold directly from the Shanghai Gold Exchange is limited.  The Shanghai Gold Exchange implements a membership system and only members can buy gold through its trading system.  There were only 162 members of the Shanghai Gold Exchange throughout China in 2008.  Non-members who want to purchase gold must deal with members at a higher purchase price compared to that for members.

We are located in Wuhan which is the fourth largest city in PRC in terms of population.  In 2009, we produced approximately 16 tons of 24 Karat gold products.

Key Components of Operating Results

Sources of Revenue

We derive our revenue almost entirely from the sales of 24 Karat jewelry and ornaments and from design fees we receive from other jewelry companies who hire us to design and produce 24 Karat jewelry and ornaments using gold they supply us. We offer a wide range of in-house designed products including but not limited to gold necklaces, rings, earrings, bracelets, and pendants.  We only sell on a wholesale basis to distributors and retailers.  Pricing of products is made at the time of sale based upon the then-current price of gold and sales are made on a cash on delivery basis.

 Cost of Sales

Our cost of sales consists primarily of the cost for raw materials, namely, gold. We purchase gold almost exclusively directly from the Shanghai Gold Exchange, of which we are a member. We generally do not enter into long term purchase agreements for gold.

Operating Expenses

We classify our operating expenses into four categories: selling, general and administrative, stock compensation expenses, depreciation and amortization.  Our operating expenses consist primarily of personnel costs, which include salaries, bonuses, taxes and employee benefit costs.  Other expenses include advertising and promotional costs, facilities costs and legal, audit and tax, consulting and other professional service fees.

The government owns all of the land in the PRC.  Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government.  Accordingly, we paid for land use rights in advance and such prepayments are being amortized and recorded as lease expenses using the straight-line method over the use terms of the lease.  The amortization expenses were $11,051 and $10,859 for 2009 and 2008, respectively.

General and Administrative

General and administrative expenses consist primarily of personnel costs for our executive, finance, human resources and administrative personnel, legal, audit and tax and other professional fees, depreciation expenses, insurance and other corporate expenses.

Sales

Selling expenses consist primarily of freight and transportation expenses, advertising and promotional costs and personnel costs for our sales team.

Other Income (Expense), Net

Other income (expense), net consists of interest we earn on our cash and cash equivalents, interest expenses on our loans from Chinese local banks and fees we pay in connection with guarantees of our loans.

Provision for Income Taxes

Our provision for income taxes primarily consists of corporate income taxes related to profits earned in the PRC from sales of our products.  In December 2004 and 2006, Kingold was awarded the status of a nationally recognized High and New Technology Enterprise, which entitled us to tax-free treatment from January 2004 to December 2008. Starting in January 2008, we became subject to the regular PRC corporate tax rate of 25%.

Critical Accounting Policies

Management’s discussion and analysis of results of operations and financial condition are based upon our consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that affect amounts reported and disclosed in the financial statements and related notes. The most significant estimates and assumptions include valuation of inventories, provisions for income taxes, allowance for doubtful accounts, and the recoverability of the long-lived assets. Actual results could differ from these estimates. Periodically, we review all significant estimates and assumptions affecting the financial statements and record the effect of any necessary adjustments.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Revenue Recognition. Net sales are primarily composed of sales of products to wholesale and retail customers and subcontracting fees. The Company recognizes revenues under the FASB Codification Topic 605 ("ASC Topic 605"), Revenue is recognized when all of the following have occurred: persuasive evidence of arrangement with the customer, services has been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company's revenues are considered to have been met as follows:

Sales of products

The Company recognizes revenue on sales of products when the goods are delivered and title to the goods passes to the customers provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Sub-contracting fees.  The Company also provides sub-contracting services to its customers based on a fixed-price contract. The Company recognizes services-based revenue from all its contracts when the services have been performed, the customers have approved the completion of services, invoices have been issued and collectability is deemed probable. The revenues from sub-contracting services only consist of approximately 3% of the total revenue recognized.

Accounts Receivable.  We extend unsecured credit to our customers in the ordinary course of business, but we mitigate the associated risks by performing credit checks and actively pursuing past due accounts.  An allowance for doubtful accounts is established and recorded based on managements’ assessment of our credit history with the customers and our current relationships with them.

Inventories.  Inventories are stated at the lower of cost or market value, cost being calculated on the weighted average basis. We provide for inventory allowances based on excess and obsolete inventories determined principally by customer demand.

Income Taxes.  We report income taxes pursuant to FASB’s accounting standard for income taxes. Under the asset and liability method of accounting for income taxes as required by this accounting standard, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.  FASB’s accounting standard for accounting for uncertainty in income taxes requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.

As of January 1, 2007, income tax positions must meet a more-likely-than-not recognition threshold to be recognized. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

PRC Enterprise Income Tax. On March 16, 2007, the National People's Congress of China passed a new Enterprise Income Tax Law (the "New EIT Law"), and on December 6, 2007, the State Council of China passed the Implementing Rules for the EIT Law ("Implementing Rules") which took effect on January 1, 2008. The New EIT Law and Implementing Rules impose a unified enterprise income tax ("EIT") of 25.0% on all domestic-invested enterprises and Foreign Invested Entities ("FIEs") established in the PRC, unless they qualify under certain limited exceptions. Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old FIE tax laws, and its associated preferential tax treatments, beginning January 1, 2008.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a resident enterprise and will normally be subject to an EIT of 25.0% on its global income. The Implementing Rules define the term "de facto management bodies" as "an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise." On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the "Notice"), further interpreting the application of the New EIT Law and its implementation with respect to non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a "non-domestically incorporated resident enterprise" if: (i) its senior management in charge of daily operation reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) 1/2 of directors with voting rights or senior management often reside in China. Such resident enterprise would be subject to an EIT rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its Implementing Rules dividends paid to us from our PRC subsidiaries would qualify as "tax-exempt income," we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new "resident enterprise" classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of "resident enterprise" treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

Foreign Currency Transactions. Our functional currency is Renminbi (“RMB”). Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Exchange gains or losses are recorded in the statement of operations.

Our financial statements are translated into U.S. dollars using the closing rate method.  The balance sheet items are translated into U.S. dollars using the exchange rates at the respective balance sheet dates.  The capital and various reserves are translated at historical exchange rates prevailing at the time of the transactions while income and expenses items are translated at the average exchange rate for the year.  All exchange differences are recorded within equity.

The exchange rates used to translate amounts in RMB into U.S. dollars for the purposes of preparing the financial statements were as follows:

	December 31, 2009	December 31, 2008
Balance sheet items, except for share capital, additional paid-in capital and retained earnings, as of year end	$1=RMB 6.8372	$1=RMB6.8542
Amounts included in the statements of operations and cash flows for the year	$1=RMB 6.84088	$1=RMB6.96225

The translation gain recorded for the years ended December 31, 2009 and 2008 was $75,531 and $1,461,217, respectively.

No representation is made that RMB amounts have been, or could be, converted into U.S. dollars at the above rates or at all. Although the Chinese government regulations now allow convertibility of RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that RMB could be converted into U.S. dollars at that rate or any other rate.

The value of RMB against U.S. dollars and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions, Any significant revaluation of RMB may materially affect our financial condition in terms of U.S. dollar reporting.

Seasonality

Our business is seasonal in nature. Our sales and net income are traditionally higher in the fourth calendar quarter than the rest of the year. The primary factors that affect the seasonal changes in our business operations are holidays and traditional Chinese festivals. In the fourth quarter, retailers often experience increased sales due to the week-long public holiday for Chinese National Day, as well as Christmas and New Year’s Day. In addition, jewelry retailers commonly stock up from wholesalers in the fourth quarter to prepare for potentially higher sales in the following quarter for Chinese New Year. This quarter is also a peak season for marriages and the birth of newborns in China, which have historically resulted in higher sales.

Acquisition of Dragon Lead

On September 29, 2009, we entered into an Agreement and Plan of Reverse Acquisition (the “Acquisition Agreement”) with Vogue-Show, a PRC wholly foreign owned enterprise, Dragon Lead, and the stockholders of Dragon Lead Group, or the Dragon Lead Stockholders. Pursuant to the Acquisition Agreement, we agreed to acquire 100% of the issued and outstanding capital stock of Dragon Lead Group in exchange for the issuance of 66,208,466 newly issued shares of our common stock.  The Acquisition Agreement closed on or about December 23, 2009.  Following the closing, Dragon Lead became our wholly owned subsidiary.

December 2009 Private Placement

On December 23, 2009, immediately prior to the closing of the reverse acquisition, we completed a private placement with 14 investors.  Pursuant to a securities purchase agreement entered into with the investors, we sold an aggregate of 10,240,964 newly issued shares of our common stock at $0.498 per share, for aggregate gross proceeds of approximately $5.1 million. The investors in the private placement also received warrants to purchase up to 2,048,192 shares of common stock at the price of $0.498 per share. After commissions and expenses, we received net proceeds of approximately $4.55 million in the private placement.  In addition, warrants to purchase up to 3,072,289 shares of common stock at the price of $0.498 per share were issued to various consultants who assisted in the transaction.

Liquidity and Capital Resources

At March 31, 2010, we had $15.3 million in cash and cash equivalents. We have historically financed our operations with cash flow generated from operations, as well as through the borrowing of short-term bank loans with a term of one year.  At March 31, 2010, we had outstanding short-term loans with banks in an aggregate amount of $8.8 million with a weighted average interest rate of 5.02%. Specifically, at March 31, 2010, we had a loan in the amount of $2,197,519 from Shanghai Pudong Development Bank due in April, 2010, a loan in the amount of $3,662,531 from Shanghai Pudong Development Bank due in May, 2010 and a loan in the amount of $2,930,025 from Xinye bank due in December 14, 2010. Our loans from Shanghai Pudong Development Bank which were due in April, 2010 and May, 2010 were paid off in full and then refinanced in the same principal amounts and upon the same terms. Our loans are secured by buildings, plant and machinery and/or guaranteed by non-affiliates. The amounts outstanding under these bank loans are presented in our financial statements as “short term loans.” For additional information, see Note 8 and Note 7 to our consolidated financial statements contained in this prospectus.  In China, it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature. Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowing or that additional debt or equity financing will be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

We believe that our current cash and cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital, for the next 12 months. We may, however, require additional cash resources due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. Our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we do not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, job injuries insurance, and maternity insurance, in accordance with relevant regulations. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of Vogue-Show to pay dividends may be restricted due to the PRC's foreign exchange control policies and our availability of cash. A majority of our revenue being earned and currency received is denominated in RMB. We may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars. Accordingly, Vogue-Show’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Recent Accounting Pronouncements

In February 2010, FASB issued new standards in ASC 855, Subsequent Event. This amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

In January 2010, FASB amended ASC 820 Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company has determined the adoption of this rule does not have a material impact on its financial statements.

In January 2010, FASB amended Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not expect the adoption of this rule to have a material impact on its financial statements.

Results of Operation

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

The following table sets forth information from our statements of operations (unaudited) for the three months ended March 31, 2009 and 2010 in U.S. dollars:

	For the quarter ended March 31, (unaudited)
	2010	2009

NET SALES	$60,512,328	$38,060,670

COST OF SALES
Cost of sales	(54,214,110)	(34,661,813)
Depreciation	(278,815)	(278,269)
Total cost of sales	(54,492,925)	(34,940,082)
GROSS PROFIT	6,019,403	3,120,588

OPERATING EXPENSES
Selling, general and administrative expenses	383,001	395,067
Depreciation	26,664	29,701
Amortization	2,768	2,765
Total Operating Expenses	412,433	427,533

INCOME FROM OPERATIONS	5,606,970	2,693,055

OTHER INCOME (EXPENSES)
Other income	1,758	-
Interest income	1,181	297
Interest expenses	(134,968)	(264,257)
Total Other Expenses, net	(132,029)	(263,960)

INCOME FROM OPERATIONS BEFORE TAXES	5,474,941	2,429,096

PROVISION FOR INCOME TAX	(1,355,899)	(607,965)

NET INCOME	4,119,042	1,821,131
Less: net income attribute to the noncontrolling interest	(170,150)	(75,342)

NET INCOME ATTRIBUTE TO COMMON STOCKHOLDERS	3,948,892	1,745,789

Net Sales

Net sales for the three months ended March 31, 2010 increased to $60.5 million, an increase of $22.0 million, or 59%, from net sales of $38.0 million for the three months ended March 31, 2009. The increase in net sales was primarily the result of an increase in our production, continued success in marketing of our products and the increase in the cost of raw materials.

Cost of sales

Cost of sales for the year ended three months ended March 31, 2010 increased to $54.5 million, an increase of $19.6 million, or 56% from $34.9 million for the same period in 2009. The increase was primarily due to the increase in the cost of raw materials caused by higher sales volume for the three months ended March 31, 2010.

Gross profit

Gross profit for the three months ended March 31, 2010 increased to $6.0 million, an increase of $2.9 million, or 93%, from $3.1 million for the same period in 2009. Accordingly, gross margin for the three months ended March 31, 2010 was 9.9%, compared to 8.2% for the same period in 2009. The increase in our gross profit and the increase in our gross margin were primarily due to the increase in production and sales volume of gold, and processing fees. In addition, in 2009, we shifted our focus to the production of gold jewelry other than other jewelry production and the increased gross margin reflects this shift in focus.

Total operating expenses for the three months ended March 31, 2010 were $412,433, a decrease of $15,099 or 4%, from $427,533 for the same period in 2009. The decrease in operating expenses was primarily due to less depreciation expense and stronger control of other administration expenses.

Interest expenses were $116,660 for three months ended March 31, 2010, an decrease of $89,440 or 43%, from $206,101 for same period in 2009.  Fees paid to third party guarantors for the three months ended March 31, 2010 and 2009 were $18,308 and $58,156, respectively.  The decrease in interest expense was primarily a result of a decrease of average loan balance for the three months ended March 31, 2010.

Provision for income tax expense was approximately $1.4 million for three months ended March 31, 2010, an increase of $0.74 million, or 123%, from approximately $0.61 million for the same period in 2009. The increase was primarily due to our increase in gross profit during the first three months of 2010.

Net income attributable to common stockholders increased to $3.9 million for the three months ended March 31, 2010 from $1.7 million for the same period in 2009, an increase of $2.2 million, or 126%.

Net cash provided by operating activities.  Net cash provided by operating activities was $7.4 million for the three months ended March 31, 2010, compared to net cash used in operations of $6.0 million for the same period in 2009. Net cash used in operating activities increased by $1.4 million and was primarily a result of increase in net income and an increase in value added tax recoverable.

Net cash used in investing activities. Net cash used in investing activities amounted to $11,217 for the three months ended March 31, 2010, compared to net cash used in investing activities of $7,177 for the three months ended March 31, 2009.  The slight increase in net cash used in investing activities was as a result of a small increase in the purchase of property and equipment.

YEAR ENDED DECEMBER 31, 2009 COMPARED TO YEAR ENDED DECEMBER 31, 2008

The following table sets forth information from our statements of operations for the years ended December 31, 2009 and 2008 in U.S. dollars:

	For the year ended December 31,
	2009	2008

NET SALES	$250,450,650	$109,782,936

COST OF SALES
Cost of sales	(233,613,179)	(97,472,140)
Depreciation	(1,111,989)	(1,075,153)
Total cost of sales	(234,725,168)	(98,547,293)
GROSS PROFIT	15,725,482	11,235,643

OPERATING EXPENSES
Selling, general and administrative expenses	1,934,089	1,015,324
Stock compensation expenses	415,001	-
Depreciation	124,774	101,884
Amortization	11,051	10,859
Total Operating Expenses	2,484,915	1,128,067

INCOME FROM OPERATIONS	13,240,567	10,107,576

OTHER INCOME (EXPENSES)
Other income	12,838	87,657
Interest income	3,030	3,458
Interest expenses	(703,500)	(1,393,130)
Fees to guarantor of short term loan	(180,827)	(342,626)
Other expenses	(27,166)	(20,965)
Total Other Expenses, net	(895,625)	(1,665,606)

INCOME FROM OPERATIONS BEFORE TAXES	12,344,942	8,441,970

INCOME TAX EXPENSE	(3,220,439)	(2,090,556)

NET INCOME	9,124,503	6,351,414
Less: net income attribute to the noncontrolling interest	(462,920)	(264,867)

NET INCOME ATTRIBUTE TO COMMON STOCKHOLDERS	8,661,583	6,086,547
OTHER COMPREHENSIVE INCOME
Foreign currency translation gains	75,531	1,461,217
Less: foreign currency translation gains attributable to noncontrolling interest	(1,135)	(9,656)
Foreign currency translation gains attributable to common stockholders	74,396	1,451,561

COMPREHENSIVE INCOME	$8,735,979	$7,538,109

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Net Revenues

Net sales for the year ended December 31, 2009 increased to $250.5 million, an increase of $140.7 million, or 128%, from net sales of $109.8 million for the year ended December 31, 2008. The increase in net sales was primarily the result of an increase in our production, continued success in marketing of our products and the increase in the cost of raw materials.

Cost of revenues

Cost of sales for the year ended December 31, 2009 increased to $234.7 million, an increase of $136.2million, or 138%, from $98.5 million for the same period in 2008. The increase was primarily due to the increase in the cost of raw materials caused by higher sales volume for the year ended December 31, 2009.

Gross profit

Gross profit for the year ended December 31, 2009 increased to $15.7 million, an increase of $4.5 million, or 40%, from $11.2 million for the same period in 2008. The gross margin for the year ended December 31, 2008 was 6.3%, compared to 10.2% for the same period in 2008. The decrease in the gross profit for the year ended December 31, 2009 as compared to the same period in 2008 was primarily due to the increase in production and sales volume of gold, and processing fees as well. In addition, in 2009, we shifted our focus to the production of gold jewelry other than other jewelry production.  The decrease in our gross margin was a result of the increase in the cost of raw materials which was not fully compensated by higher prices for our products.

Operating expenses for the year ended December 31, 2009 were approximately $2.5 million, an increase of $1.4 million or 120%, from $1.1 million for the same period in 2008. The increase in operating expenses was primarily due to an increase of our expenses in relation to our expanded production and increased expense related to go public.

Interest expenses were approximately $0.7 million for the year ended December 31, 2009, a decrease of $0.7 million or 50%, from $1.4 million for same period in 2008. The decrease in interest expense was primarily a result of our decrease in short term bank financing and a decrease in interest rates for the year ended December 31, 2009.

Provision for income tax expense was approximately $3.2 million for the year ended December 31, 2009, an increase of $1.1 million, or 54%, from approximately $2.1 million for the same period in 2008. The increase was primarily due to our increase in gross profit during 2009.

Net income attributable to common stockholders increased to $8.7 million for the year ended December 31, 2009 from $6.1 million for the year ended December 31, 2008, an increase of $2.6 million, or 42%.

Other comprehensive income attributable to common stockholders was approximately $0.07 million for the year ended December 31, 2009, a decrease of $1.38 million, from $1.45 million for the year ended December 31, 2008. The decrease was a result of a significant reduction in the RMB exchange rate against the U.S. dollar.

Net cash provided by (used in) operating activities.  Net cash used in operating activities was $2.0 million for the year ended December 31, 2009, compared to net cash used in operations of $1.9 million for the same period in 2008. Net cash used in operating activities increased by $0.14 million was primarily a result of a decrease in inventory which was almost entirely offset by an increase in value added tax recoverable.

Net cash provided by (used in) investing activities. Net cash used in investing activities amounted to $26,428 for the year ended December 31, 2009, compared to net cash used in investing activities of $483,208 million for the year ended December 31, 2008. Net cash used in investing activities decrease by approximately $456,780 million in 2009 primarily due to a decrease in the purchase of property and equipment.

Net cash provided by (used in) financing activities. Net cash provided by financing activities was $9.7 million for the year ended December 31, 2009, compared to net cash used in financing activities of $2.7 million for the year ended December 31, 2008. The increase of $12.4 million was primarily a result of am increase in restricted cash, net proceeds from investors and contribution from stockholders.

BUSINESS

Through a variable interest entity relationship with Wuhan Kingold Jewelry Company Limited, we believe that we are one of the leading professional designers and manufacturers of high quality 24 Karat gold jewelry and ornaments developing, promoting, and selling a broad range of products to the rapidly expanding Chinese luxury goods market in the central part of the Peoples Republic of China, or PRC, including Hubei, Hunan, Henan, Jiangxi, Anhui and Sichuan Provinces.  According to statistics provided by Gems and Jewelry Trade Association of China, in 2008, we ranked first in the PRC's gold industry nationwide in total volume of 24 Karat gold production. We offer a wide range of in-house designed products including but not limited to gold necklaces, rings, earrings, bracelets, and pendants. We launch as many as 900 new products each month, and approximately 10,000 every year.

We have historically sold our products directly to distributors, retailers and other wholesalers, who then sell our products to consumers through retail counters located in both department stores and other traditional stand-alone jewelry stores. We sell our products to our customers at a price that reflects the market price of the base material, plus a mark-up reflecting our design fees and processing fees. Typically this mark-up ranges from 4-6% of the price of the base material.

We aim to become an increasingly important participant in the PRC’s gold jewelry design and manufacturing sector.  In addition to expanding our design and manufacturing capabilities, our goal is to provide a large variety of gold products in unique styles and superior quality under our brand, Kingold.

We are located in Wuhan which is the fourth largest city in China.  In 2009, we produced approximately 16 tons of 24K gold products.

Industry

The Global Market

According to the World Gold Council, worldwide demand for gold, including gold products and gold purchased for investment, decreased in 2009 due to the worldwide recession to 3,385 metric tons down from 3,805 metric tons and 3,551 metric tons in 2008 and 2007, respectively.  Jewelry has historically taken the largest share of final demand for gold, accounting for around 57% of total demand (2007-2009 average), worth around US$55 billion at the annual average gold price in 2009. Worldwide demand for gold jewelry in 2009 was 1,747 metric tons which decreased from 2,186 metric tons in 2008 and 2,408 metric tons in 2007.  However, demand in the fourth quarter of 2009 increased to 500 metric tons from only 336 metric tons in the first quarter of 2009.

The PRC Market

China’s market for jewelry and other luxury goods is expanding rapidly, in large part due to China’s rapid economic growth. According to the State Bureau of Statistics of China, China’s real gross domestic product, or GDP, grew by 10.4%, 10.7%, 11.4%, 9% and 8.7% in 2005, 2006, 2007, 2008 and 2009 respectively. In 2008 and 2009, in spite of the global economic slowdown, its GDP still grew by approximately 9% and 8.6% respectively, among the best in the world. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding consumer base. According to the Economist Intelligence Unit, or EIU, private consumption has grown at a 9% compound annual growth rate, or CAGR, over the last decade.   According to the World Gold Council,  Chinese gold demand has increased by 106% from 2002 to an estimated 443 metric tons in 2009, or an average of 8% per annum during the same period. According to Global Industry Analysts, Inc., or GIA, the total market size for precious jewelry will exceed $18.2 billion in 2010.  China has historically been the second largest gold consumer following India.  Gold consumption in China is largely driven by the demand for gold jewelry, which accounts for 92% of gold consumption.

We believe that China’s gold jewelry market will continue to grow as China’s economy continues to develop. Because gold has long been a symbol of wealth and prosperity in China, demand for gold jewelry, particularly 24 Karat gold jewelry, is firmly embedded in the country’s culture. Gold has long been viewed as both a secure and accessible savings vehicle, and as a symbol of wealth and prosperity in Chinese culture. In addition, gold jewelry plays an important role in marriage ceremonies, child births and other major life events in China. Gold ornaments, often in the shapes of dragons, horses and other cultural icons, have long been a customary gift for newly married-couples and newly-born children in China. As China’s population becomes more urban, more westernized and more affluent, gold, platinum and other precious metal jewelry are becoming increasingly popular and affordable fashion accessories. The gold jewelry market is currently benefiting from rising consumer spending and rapid urbanization of the Chinese population. We believe that jewelry companies like us, with a developed distribution network, attractive designs and reliable product quality, are well-positioned to build up our brands and capture an increasing share of China’s growing gold jewelry market.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Proven manufacturing capability

We have developed seven proprietary processes which we believe are well integrated and are crucial to gold jewelry manufacturing, namely the processes for 99.9% gold hardening, rubber mould opening efficiency, solder-less welding, pattern carving, chain weaving, dewaxing casting, and our coloring methods.

Proven design capability

We have a large and experienced in-house design team with a track record of developing products that are fashionable and well received in the jewelry market.  We launch as many as 900 new products each month and approximately 10,000 every year.  We are committed to further strengthening our design team and continuing to improve the quality and novelty of our products so as to capture increased market share in the high-end gold jewelry market.

Brand awareness

We have established the Kingold brand through our focused sales and marketing efforts, and we believe it is well known in China. We continue to devote significant effort towards brand development and marketing in an attempt to enhance the market recognition of our products. Our brand awareness was demonstrated in part by “Kingold” being named a “Famous Brand in Hubei Province,” “Famous Brand in China,” and “Famous Jewelry Brand” by the General Administration of Quality Supervision and China Top Brand Strategy Promotion Committee in 2007.  We believe these awards have added credibility to and strengthened customers’ confidence in our products.  We have also participated in various exhibitions and trade fairs to promote our products and brands.

Well established distribution network

We have been actively operating in this industry for more than six years since the gold jewelry industry became open to the private sector in 2002. In the jewelry industry, a well established and maintained distribution network is critical to success.  We have established stable and mutually beneficial business relationships with many business partners, including large distributors, wholesalers and retailers. These relationships are essential to our company, and provide a key competitive advantage for us. We have distributors in most provinces, municipalities and autonomous regions in PRC.

Advantages of capacity, technology and talent

We have expanded our capacity significantly in recent years.  In 2009, we produced 24K gold jewelry and ornaments with a total weight of approximately 16 tons, as opposed to 14 tons and 11 tons, in 2008 and 2007, respectively. We attach great importance to the continuous improvement of our technology. Our gold processing systems dramatically reduce waste during the manufacturing process to approximately just one gram per kilogram of gold.  We were certified as a “High-tech and Innovative Company” by Wuhan Science and Technology Bureau for the 2004 and 2006 biennial periods.

We have been awarded two patents granted by the State Intellectual Property Office of the PRC, and have filed applications for 24 patents which have been accepted and are under review by the State Intellectual Property Office of the PRC. We have made significant investment in training and retaining our own in-house design and manufacturing team, and we work closely with the China Geology University, School of Jewelry in Wuhan, providing internship positions to talented students majoring in jewelry design and jewelry processing technology.

Membership with the Shanghai Gold Exchange

We have been a member of the Shanghai Gold Exchange since 2003. Although the Chinese government eliminated the absolute restriction on trading gold in general, the right to purchase gold directly from the Shanghai Gold Exchange is limited.  The Shanghai Gold Exchange implements a membership system and only members can buy gold through its trading system.  There were only 162 members of the Shanghai Gold Exchange throughout China in 2008.  Non-members who want to purchase gold must deal with members at a higher purchase price compared to that for members.

Experienced management

We have a strong and stable management team with valuable experience in the PRC jewelry industry. Jia Zhi Hong, Wuhan Kingold’s major shareholder and founder, has been working in this industry for more than ten years.  Zhao Bin, our general manager, has over 18 years of experience in jewelry businesses administration. Other members of our senior management team all have significant experience in key aspects of our operations, including product design, manufacturing, and sales and marketing.

Our Strategy

Our goal is to be a leading vertically-integrated designer, manufacturer, and retailer of 24 Karat gold jewelry products in China. We intend to achieve our goal by implementing the following strategies:

Continue to specialize in the manufacture of 24 Karat gold jewelry

We intend to leverage our experience in jewelry design to introduce new fashionable products with strong market recognition.  By investing significantly in research and development, we plan to design new product lines of 24 Karat gold jewelry to meet specific needs of our target customers. By staying on top of market trends, expanding our design team and capabilities, we plan to continue to increase our revenues and market share.

Promotion and better usage of our brand

We intend to make significant efforts in growing our brand recognition of our Kingold brand and strengthening our market. As part of the initiative, we plan to launch an advertising campaign over Chinese television networks to promote our gold jewelry products as well as through popular magazines throughout China.  Through marketing and promotion of our high end product lines, we believe the credentials and reputation of our brand will be further enhanced.

Increase automation in our production line

Our production lines use modern technologies and production techniques that we strive to continuously improve.  We plan to increase the level of automation in our production lines by purchasing advanced equipment and facilities to improve our efficiency and precision, lower our average costs, and expand our production capacity.

Products

We currently offer a wide range of 24 Karat gold products including 99.9% and 99% pure gold necklaces, rings, earrings, bracelets, pendants and gold bars. We launch as many as 900 new products each month and approximately 10,000 every year.

Supply of Raw Materials

We purchase gold, our major raw material, directly from the Shanghai Gold Exchange, of which were are a member.  The membership grants us a privilege to the purchase of gold from the Shanghai Gold Exchange which non-members do not have.

Quality Control

We consider quality control an important factor for our business success. We have a strict quality control system which is implemented by a well-trained team to ensure effective quality control over every step of our business operation, from design and manufacturing to marketing and sales. We have received ISO 9001 accreditation from the International Organization for Standardization (“ISO”) attesting to our quality control systems. In 2004 we were named an “Honest and Trustworthy Enterprise” from Hubei Quality Supervising and Administration Bureau.

Design and Manufacturing

We have adopted a rigorous and systematic approach to product design and manufacturing. We employ a senior design team with members educated by top art schools or colleges in China, with an average of three to five years of experience. Our design team develops and generates new ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences. We generally test the market potential and customer appeal of our new products and services through a wide out-reach program in specific regions prior to full commercial launch. We have a large-scale production base that includes a 74,933 square feet factory, a dedicated design, sales and marketing team, and more than 500 company-trained employees. Our production lines include automated jewelry processing equipment and procedures that we can rapidly modify to accommodate new designs and styles.

Sales and Marketing

Currently we have over 280 wholesale and retail customers covering 15 provinces in China. Except for our on-site exhibition store we currently do not carry out retail sales of jewelry products.  We have very stable relationships with our major customers who have generally increased order volume year by year.

Major Customers

During the year ended December 31, 2009, approximately 31.49% of our net sales were generated from our five largest customers as compared to 21.3% for the year ended December 31, 2008. Our largest customer during the past two years, Shenzhen Yuehao Jewelry Co., Ltd accounted for 7.83% of our net sales for the year ended December 31, 2009 and 9.8% for the year ended December 31, 2008.

Research and Development

We have our own Research and Development, R&D, center made up of a design group and a technical development group. We believe that our company is among the few jewelry manufacturers in PRC that is equipped with modern facilities and technology. Through years of research, we have developed seven techniques which have been key drivers to our competitive strength and operating success.  These techniques include 99.99% gold hardening, rubber mould opening efficiency, solder-less welding, pattern carving, chain weaving, dewaxing casting, and our coloring methods.  Our track record of technical innovation has resulted in the development and acquisition of industry-leading equipment.  This equipment ensures that we are able to produce special patterns and styles efficiently.

Competition

The jewelry industry in China is highly fragmented and very competitive.  No single competitor has a significant percentage of the overall market. We believe that the market may become even more competitive as the industry grows and/or consolidates.

We produce high-quality jewelry for which the demand has grown year by year as income levels in China have risen and customers continue to appreciate the high quality of our products. We believe Kingold is well known as a nationwide famous trademark which has substantially differentiated us from most of our competitors.

We compete with local jewelry manufacturers and large foreign multinational companies that offer products similar to ours.  Examples of our competition include, but are not limited to, Zhejiang Sun & Moon Jewelry Group Co., Ltd., Shenzhen Bo Fook Jewelry Co., Ltd., Shenzhen Ganlu Jewelry Co., Ltd., Magfrey Jewelry Co., Ltd., and Guangdong Chaohongji Co., Ltd.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the jewelry industry.

We currently have two patents granted by the State Intellectual Property Office of the PRC, and have filed applications for 24 patents which have been accepted and are under review by the State Intellectual Property Office of the PRC.

We have three registered trademarks in China and have filed applications for registration of seven trademarks which have been accepted and are currently under review by the Trademark Office of the State Administration for Industry and Commerce of the PRC.  In particular, “Kingold” has been named as a “Famous Brand in Hubei Province”, “Famous Brand in China”, and “Famous Jewelry Brand” by the General Administration of Quality Supervision and China Top Brand Strategy Promotion Committee.

We have implemented and enhanced file management procedures in an effort to protect our intellectual property rights. However, there can be no assurance that our intellectual property rights will not be challenged, invalidated, or circumvented, that others will not assert intellectual property rights to technologies that are relevant to us, or that our rights will give us a competitive advantage. In addition, the laws of China may not protect our proprietary rights to the same extent as the laws in other jurisdictions.

PRC Government Regulations

We are subject to various PRC laws and regulations which are relevant to our business.  Our business license permits us to design, manufacture, sell and market jewelry products to department stores throughout China, and allows us to engage in the retail distribution of our products. Any further amendment to the scope of our business will require additional government approvals. We cannot assure you that we will be able to obtain the necessary government approval for any change or expansion of our business.

Under the applicable PRC laws, supplies of precious metals such as platinum, gold and silver are highly regulated by certain government agencies, such as the People’s Bank of China. The Shanghai Gold Exchange is the only PBOC authorized supplier of precious metal materials and is our primary source of supply for our raw materials, which substantially consist of precious metals. We are required to obtain and hold several membership and approval certificates from these government agencies in order to continue to conduct our business. We may be required to renew such memberships and to obtain approval certificates periodically. If we are unable to renew these periodic membership or approval certificates, it would materially affect our business operations. We are currently in good standing with these agencies.

We have also been granted independent import and export rights. These rights permit us to import and export jewelry in and out of China. With the relatively lower cost of production in China, we intend to expand into overseas markets after the launch of our China-based retail plan. We do not currently have plans to import jewelry into China.

Environment Protection

Our production facilities in Wuhan are subject to environmental regulation by both the central government of the PRC and by local government agencies. We have obtained all necessary operating permits as required from the Environmental Protection Bureau, and believe that we are in compliance with local regulations governing waste production and disposal, and that our production facilities have met the public safety requirements regarding refuse, emissions, lights, noise and radiation. Since our commencement of operations, we have not been cited for any environmental violations.

Tax

Wuhan Kingold was incorporated in the PRC and is subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable income tax rate is 25%.

Pursuant to the Provisional Regulation of China on Value-Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of their after-tax profits each year to its general reserves until the accumulative amount of such reserves has reached 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

At December 31, 2009, we had approximately 500 full time employees all of which are located in PRC, except our chief financial officer. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.  Our full time employees are entitled to employee benefits including medical care, work related injury insurance, maternity insurance, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. We are required to accrue for those benefits based on certain percentages of the employees’ salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits.  The total provisions and contributions made for such employee benefits was $17,058 $80,107 and $34,549 for the years ended December 31, 2009, 2008 and 2007, respectively. The Chinese government is responsible for the medical benefits and the pension liability paid to these employees.

Effective from January 1, 2008, the PRC has introduced a new labor contract law that enhances rights for the nation’s workers, including open-ended work contracts and severance payment. The Law requires employers to enter into labor contracts with their workers in writing, restricts the use of temporary laborers and makes it harder to lay off employees. It also requires that employees with a fixed-term contract shall be entitled to an indefinite-term contract after the fixed-term contract has been renewed twice. Although the new labor contract law would increase our labor costs, we do not anticipate there will be any significantly effects on our overall profitability in the near future since such amount was historically not material to our operating cost. Management anticipates this may be a step toward improving candidate retention for skilled workers. None of our employees are covered by a collective bargaining agreement. We believe that we have a good relationship with our employees.

Company History

Since December, 2009, we have been engaged in the design, manufacturing and sale of gold jewelry in the People’s Republic of China (“PRC”) via a variable interest entity relationship with Wuhan Kingold Jewelry Company Limited, a PRC company.

We were initially incorporated in 1995 in Delaware as Vanguard Enterprises, Inc.  In 1999, we changed our corporate name to Activeworlds.com, Inc. (and subsequently to Activeworlds Corp.) and through a wholly-owned subsidiary we provided internet software products and services that enabled the delivery of three-dimensional content over the internet.  We operated that business until September 11, 2002 when we sold that business to our former management and we became a shell company with no significant business operations.  As a result of the consummation of a reverse acquisition transaction as described below, on December 23, 2009, we ceased to be a shell company and became an indirect holding company for Vogue-Show through Dragon Lead.

Acquisition of Kingold and Name Change

In December 2009, we acquired 100% of Dragon Lead from the shareholders of Dragon Lead in a share exchange transaction pursuant to which the shareholders of Dragon Lead exchanged 100% ownership in Dragon Lead, for 66,208,466 shares of our common stock.  As a result, Dragon Lead became our wholly owned subsidiary.  Dragon Lead owns 100% of Vogue-Show and Vogue-Show controls Wuhan Kingold through a series of variable interest entity agreements.  We currently operate through Dragon Lead and Vogue-Show.

In February, 2010, we changed our name to Kingold Jewelry, Inc. to better reflect our business.

Organizational History of Dragon Lead and its Subsidiaries

Dragon Lead Group Limited, or Dragon Lead, a British Virgin Islands (BVI) corporation was incorporated in the BVI on July 1, 2008 as an investment holding company.  Dragon Lead owns 100% of the ownership interest in Vogue-Show.

Vogue-Show was incorporated in the PRC as a WFOE on February 16, 2009. Wuhan Kingold was incorporated in the PRC as a limited liability company on August 2, 2002 by Jia Zhi Hong, as the major shareholder, and Xue Su Yue who sold her shares in Wuhan Kingold to Jia Zhi Hong and Chen Wei in 2003. On October 26, 2007, Wuhan Kingold was restructured as a joint stock company limited by shares. Its business activities are principally the design and manufacture of gold ornaments in the PRC. Wuhan Kingold's business license will expire on March 4, 2021 and is renewable upon expiration. The registered and paid-in capital of Wuhan Kingold is RMB 120 million.

The Vogue-Show/Wuhan Kingold VIE Relationship

On June 30, 2009, Vogue-Show entered into a series of agreements with Wuhan Kingold and shareholders holding 95.83% of the outstanding equity of Wuhan Kingold under which Wuhan Kingold agreed to pay 95.83% of its after-tax profits to Vogue-Show and shareholders owning 95.83% of Wuhan Kingold’s shares have pledged their and delegated their voting power in Wuhan Kingold to Vogue-Show. Such share pledge is registered with the PRC Administration for Industry and Commerce.

The VIE agreements, which are described below, cover 95.83% of the equity interest in Wuhan Kingold covering 46 of Wuhan Kingold’s 47 shareholders and were created so that upon the closing of the reverse acquisition, as described below, we would be able to acquire control over Wuhan Kingold, as explain below.  The balance of 4.17% of the equity interest in Wuhan Kingold is held by Beijing Capital Investment Co. Ltd, a PRC State Owned Enterprise.

These contractual arrangements enable us to:

•  exercise effective control over our variable interest entity, Wuhan Kingold;

•  receive substantially all of the economic benefits from variable interest entity, Wuhan Kingold; and

•  have an exclusive option to purchase 95.83% of the equity interest in our variable interest entity, Wuhan Kingold, when and to the extent permitted by PRC law.

Through such arrangement, Wuhan Kingold has become Vogue-Show's contractually controlled affiliate. In addition, Wuhan Kingold shareholders agreed to grant Vogue-Show a ten-year option to purchase a 95.83% equity interest in Wuhan Kingold at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and the Wuhan Kingold shareholders. Concurrently, Wuhan Kingold agreed to grant Vogue-Show a ten-year option to purchase all of Wuhan Kingold's assets at a price based on an appraisal provided by an asset evaluation institution which will be jointly appointed by Vogue-Show and Wuhan Kingold.

The VIE Agreements

Our relationship with Wuhan Kingold and its shareholders are governed by a series of contractual arrangements, which agreements provide as follows.

Exclusive Management Consulting and Technical Support Agreement. On June 30, 2009, Vogue-Show entered into an Exclusive Management Consulting and Technical Support Agreement with Wuhan Kingold, which agreement provides that Vogue-Show will be the exclusive provider of management consulting services to Wuhan Kingold, and obligated Vogue-Show to provide services to fully manage and control all internal operations of Wuhan Kingold, in exchange for receiving 95.83% of Wuhan Kingold’s profits. Payments will be made on a monthly basis. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold.

Shareholders’ Voting Proxy Agreement. On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Shareholders’ Voting Proxy Agreement authorizing Vogue-Show to exercise any and all shareholder rights associated with their ownership in Wuhan Kingold, including the right to attend and vote their shares at shareholders’ meetings, the right to call shareholders’ meetings and the right to exercise all other shareholder voting rights as stipulated in the Articles of Association of Wuhan Kingold. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold.

Purchase Option Agreement. On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Purchase Option Agreement with Vogue-Show, which provides that Vogue-Show will be entitled to acquire such Shareholders’ shares in Wuhan Kingold upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Purchase Option Agreement also grants to Vogue-Show an option to purchase all of the assets of Wuhan Kingold.  The exercise price for either the shares or the assets are to be as determined by a qualified third party appraiser. The term of this agreement is ten years from the date thereof.

Pledge of Equity Agreement. On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered in Pledge of Equity Agreement, pursuant to which each such shareholder pledges all of his shares of Wuhan Kingold to Vogue-Show, in order to guarantee performance under the Exclusive Management Consulting and Technical Support Agreement, Shareholders’ Voting Proxy Agreement and the Purchase Option Agreement. If Wuhan Kingold or any of its respective shareholders breaches its respective contractual obligations, Vogue-Show, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests.

Reverse Acquisition and Private Placement

On September 29, 2009, we entered into an Agreement and Plan of Reverse Acquisition with Vogue-Show, a PRC wholly foreign owned enterprise, Dragon Lead, and the stockholders of Dragon Lead, or the Dragon Lead Stockholders. Pursuant to the acquisition agreement, we agreed to acquire 100% of the issued and outstanding capital stock of Dragon Lead in exchange for the issuance of 66,208,466 newly issued shares of our common stock.  The acquisition agreement closed on or about December 23, 2009.  Following the closing, Dragon Lead became our wholly owned subsidiary.

The purpose of the reverse acquisition was to acquire control over Wuhan Kingold.  We did not acquire Wuhan Kingold directly through the issuance of stock to Wuhan Kingold’s stockholders because under PRC law it is uncertain whether a share exchange would be legal.  We instead chose to acquire control of Wuhan Kingold through the acquisition of Vogue Show and the VIE arrangements described above. Certain rules and regulations in the PRC restrict the ability of non-PRC companies that are controlled by PRC residents to acquire PRC companies.  There is significant uncertainty as to whether these rules and regulations require transactions of the type contemplated by our VIE arrangements, or of the type contemplated by the Call Option described below, to be approved by the PRC Ministry of Commerce, the China Securities and Regulatory Commission, or other agencies.  For a discussion of the risks and uncertainties arising from these PRC rules and regulations, see “Risk Factors - PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or CSRC, the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.”

On December 23, 2009, immediately prior to the closing of the reverse acquisition, we completed a private placement with 14 investors.  Pursuant to a securities purchase agreement entered into with the investors, we sold an aggregate of 10,240,964 newly issued shares of our common stock at $0.498 per share, for aggregate gross proceeds of approximately $5.1 million. The investors in the private placement also received five-year warrants to purchase up to 2,048,192 shares of common stock at the price of $0.498 per share. After commissions and expenses, we received net proceeds of approximately $4.55 million in the private placement.  In addition, five-year warrants to purchase up to 3,072,289 shares of common stock at the price of $0.498 per share were issued to various consultants who assisted in the transaction.

As a result of the above transactions, we ceased being a “shell company” as defined in Rule 12b-2 under the Securities Act.

Also, on December 23, 2009, Fok Wing Lam Winnie, the sole shareholder of Famous Grow and the majority shareholder of Dragon Lead prior to the closing of the reverse acquisition, entered into a call option agreement, or call option, with Jia Zhi Hong and Zhao Bin as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under the call option, Fok Wing Lam Winnie granted to Jia Zhi Hong and Zhao Bin the right to acquire up to 100% of the shares of Famous Grow at any time for a period of five years. While it is the case that our PRC counsel believes that this arrangement is lawful under PRC laws and regulations, there are, substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to the opinion of our PRC legal counsel.

Additionally, on December 23, 2009, immediately following the closing, Famous Grow Holdings Limited, a BVI limited liability company, or Famous Grow, that prior to the closing was Dragon Lead's majority shareholder, together with Jia Zhi Hong, our Chief Executive Officer and founder of Wuhan Kingold and Zhao Bin, our general manager, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 3,791,218 of shares of common stock into an escrow account as “make good shares”. In the event that the after-PRC-tax net income of the Company for the years ended December 31, 2009, 2010 and 2011, is less than 70% of RMB 65.0 million, RMB100.0 million and RMB150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to private placement investors on pro rata basis.  The Company’ after-PRC-tax net income for the year ended December 31, 2009 exceeded 70% of RMB 65.0 million and therefore, no “make good shares” were transferred as of December 31, 2009.

The following diagram illustrates our corporate structure as of the date of this prospectus:

Notes: (1) Wuhan Kingold is 55.31% owned by Jia Zhi Hong, our founder, chairman and chief executive officer, 1.67% owned by Zhao Bin, our general manager and director, 4.17% owned by Beijing Capital Investment Co. Ltd., a PRC state owned enterprise, with the balance of 38.85% owned by a total of 44 other shareholders.

Principal Office and Manufacturing Facilities

Our principal executive offices and our factory are located in #15 Huangpu Science and Technology Park, Jiang’an District, Wuhan, Hubei Province, China, with a total construction area of 6,961.58 square miles built on a parcel of state owned land.  We own all of our office and factory facilities except for land with regard to which we own land use rights. There is no private ownership of land in the PRC. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.  Our land use certificate expires on January 26, 2055.  Our Vogue-Show subsidiary rents 96 square feet of office space from Wuhan Kingold at an annual rental rate of $1,500 per year.  The lease of on this office space expires at the end of January, 2012.

We believe that our current offices and facilities are adequate to meet our needs, and that additional facilities will be available for lease, if necessary, to meet our future needs.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any litigation the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business, operating results, cash flows or financial condition.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth as of June 14, 2010 the names, positions and ages of our current executive officers and directors.  Our directors serve until the next annual meeting of shareholders or until their successors are elected and qualified.  Our officers are elected by the board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the board of directors.

Name	Age	Position
Jia Zhi Hong	49	Chief Executive Officer, Director and Chairman

Zhao Bin	42	General Manager and Director

Bin Liu	39	Chief Financial Officer

Vince Orza (1)	56	Director

Xu Hai Xiao (1)	37	Director

Zhang Bin Nan (1)	37	Director

(1) Member of the audit and compensation committees.

Jia Zhi Hong, Chief Executive Officer, Director and Chairman of the Board

Mr. Jia has been serving as our Chief Executive Officer and one of our directors since December 23, 2009 being appointed upon consummation of a reverse acquisition transaction.  Mr. Jia co-founded Wuhan Kingold and served as the chairman of its board since its establishment in 2002.  Mr. Jia served in the rear supply service department of the People's Liberation Army in Guangzhou and Wuhan, and was responsible for managing gold mines owned by the Army. Mr. Jia holds a bachelor's degree from Wuhan University.

Zhao Bin, Director and General Manager

Mr. Zhao has been serving as one of our directors since December 23, 2009 being appointed upon consummation of a reverse acquisition transaction. He has also served as a director and General Manager of Wuhan Kingold since 2008. Mr. Zhao has over 20 years of experience in the jewelry industry and is recognized as highly experienced and knowledgeable in China's gold jewelry industry.  From 1990 to 2005, he served as the chief technology officer at Foshan Arts & Crafts Works Company Limited.  From 2005 to 2008, Mr. Zhao was the General Manager and a Director of Shenzhen Batar Jewelry Company Limited. Mr. Zhao is currently a deputy director of Shenzhen City Committee for Protection of Well-Known Trademarks and the Gold and Silver Jewelry Processing and Manufacturing Commission in Guangdong Province. Mr. Zhao is also a standing member to the China Gems & Jewelries Trade Association, and a member of the mediation committees of the Shanghai Gold Exchange.  Mr. Zhao graduated from Sun Yat-sen University in 1988 with a bachelor’s degree in science and technology.

Liu Bin, Chief Financial Officer

Mr. Liu joined Kingold Jewelry as Chief Financial Officer in April 2010. Mr. Liu has more than 15 years of experience in the financial markets and in bridging business between the US and China. From July 2004 through March 2010, Mr. Liu served as a Vice President of Citigroup’s Financial Institution Cards business where he had full financial responsibility of a $2 billion asset business. He has also played critical roles in shaping up Citi’s franchise development in the US.  From 1993 through 2002, Mr. Liu worked for the China’s Ministry of Commerce (MOFCOM), promoting bilateral business and investment between the US and China. Mr. Liu holds a Master of Business Administration from the Kellogg School at Northwestern University.

Vince Orza, Director

Dr. Orza has been serving as one of our directors since 2010.  Dr. Orza was named the Dean of the Meinders School of Business at Oklahoma City University in 2005. Previously, Dr. Orza founded Eateries, Inc., a national restaurant chain operating in over 26 states across the United States under the names of Garfield's Restaurant & Pub, Garcia’s Mexican Restaurants & Pepperoni Grill Italian Bistros.  Dr. Orza served as the Chairman, President and CEO of Eateries, Inc., growing the company from inception to attaining more than $100 million in annual sales.  Dr. Orza took Eateries Inc. public in 1986 (NASDAQ: EATS), orchestrated a going private transaction in 2004 and sold the company in 2006. In addition, Dr. Orza was voted one of 1998’s 10 Best Performing CEOs by Restaurant Business Magazine.

From 1980 through 1990 Dr. Orza was a television news reporter and anchor for ABC-TV affiliate KOCO-TV in Oklahoma City.  He was the recipient of two United Press International (UPI) awards, three awards from the Oklahoma Education Association and several prestigious Gannett Awards for broadcast excellence in news.  Upon being named Dean of the Meinders School in 2005, Dr. Orza returned to television providing economic commentary and analysis for CBS-TV affiliate KWTV.

Dr. Orza was previously a tenured Associate Professor of Marketing at the University of Central Oklahoma where he received numerous national fellowships in advertising and marketing. Dr. Orza holds a Doctorate from the University of Oklahoma and a Bachelor and Masters degree from Oklahoma City University.

Xu Hai Xiao, Director

Mr. Xu has been serving as one of our directors since December 23, 2009 being appointed upon consummation of a reverse acquisition transaction. He has extensive banking expert and has experience in capital markets within the PRC. He holds with a master degree in accounting from Zhongnan University of Economics and Law.  From September 2005 through May 2006, he served as General Manager of Pacific Securities Investment Banking in Beijing, PRC.  From May 2006 through September 2007, he was Senior Manager of China Cinda Asset Management Corp, in Beijing.  From September 2007 through the present, he is Director of Cinda Securities Co., Ltd. in Beijing.

Zhang Bin Nan, Director and General Manager

Mr. Zhang has been serving as one of our directors since December 23, 2009 being appointed upon consummation of a reverse acquisition transaction.  Mr. Zhang also served as an independent director of Wuhan Kingold since 2008. He is the vice president and secretary-general of China Gold Association. He is also the director of Beijing Gold Economic Research Center, and the chief director of China Gold Newspaper. He holds a masters degree from the Graduate University of Chinese Academy of Science.

Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Director Independence

We currently have five directors.  Three of our current directors, Messrs. Orza, Xu Hai and Zhang, are “independent directors” as defined under the rules of NASDAQ, constituting a majority of independent directors of our board of directors as required by the corporate governance rules of NASDAQ.

Board Committees

Our board of directors has established an audit committee and a compensation committee, each of which operates pursuant to a charter adopted by our board of directors.  The composition and functioning of all of our committees comply with all applicable requirements of Sarbanes-Oxley and the Commission’s rules and regulations.

Audit Committee

Messrs. Orza, Xu Hai and Zhang currently serve on the audit committee, which is chaired by Dr. Orza.  Each member of the audit committee is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the rules of NASDAQ.  Our board of directors has determined that each audit committee member has sufficient knowledge in financial and auditing matters to serve on the audit committee.  Our board of directors has designated Dr. Orza as an “audit committee financial expert,” as defined under the applicable rules of the Commission.  The audit committee’s responsibilities include:

·	reviewing the financial reports provided by us to the Commission, our shareholders or to the general public;

·	reviewing our internal financial and accounting controls;

·	recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of our financial condition and results of operations;

·	overseeing the appointment, compensation and evaluation of the qualifications and independence of our independent auditors;

·	overseeing our compliance with legal and regulatory requirements;

·	overseeing the adequacy of our internal controls and procedures to promote compliance with accounting standards and applicable laws and regulations;

·	engaging advisors as necessary; and

·	determining the funding from us that is necessary or appropriate to carry out the audit committee’s duties.

Compensation Committee

Messrs. Orza, Xu and Zhang currently serve on the compensation committee, which is chaired by Dr. Orza.  Each member of the compensation committee, is “independent” as that term is defined in the rules of the Commission and within the meaning of such term as defined under the rules of NASDAQ, a “nonemployee director” for purposes of Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The compensation committee’s responsibilities include:

·	considering and authorizing the compensation philosophy for our personnel;

·	monitoring and evaluating matters relating to our compensation and benefits structure;

·	reviewing and approving corporate goals and objectives relevant to the chief executive officer and other executive officers’ compensation;

·
evaluating the chief executive officer’s and other executive officers’ performance in light of corporate goals and objectives and determining and approving the chief executive officer’s and other executive officers’ compensation based on such evaluation;

·	reviewing and approving all compensation for all our nonemployee directors and other employees of ours and our subsidiaries with a base salary greater than or equal to $100,000;

·	reviewing the terms of our incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans and welfare benefit plans;

·	reviewing and approving executive officer and director indemnification and insurance matters;

·
reviewing and discussing the compensation discussion and analysis section proposed for inclusion in our annual report on Form 10-K and annual proxy statement with management and recommending to the board of directors whether such section should be so included;

·	preparing and approving the compensation committee’s report to be included as part of our annual proxy statement;

·	evaluating its own performance on an annual basis and reporting on such performance to the board of directors;

·	reviewing and reassessing the compensation committee charter and submitting any recommended changes to the board of directors for its consideration; and

·	having such other powers and functions as may be assigned to it by the board of directors from time to time.

Corporate Governance

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Family Relationships

There are no family relationships among our directors and executive officers.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We operate in a highly competitive and rapidly changing industry. The key objectives of our executive compensation programs are to:

·	attract, motivate and retain executives who drive our success and industry leadership;

·	provide each executive, from vice president to chief executive officer, with a base salary on the market value of that role, and the individual’s demonstrated ability to perform that role.

The compensation to executive officers only contained base salary for 2007, 2008 and 2009. Our compensation committee is considering establishing criteria for calculating and paying performance based bonuses to our executive officers and/or long-term incentive compensation in the form of stock options.  Currently, except for a warrant issued to Bin Liu, our Chief Financial Officer at the time that he was hired in April, 2010, we do not have any stock option plans for our directors, officers or employees, and there were no outstanding options held by any of our directors, executive officers or employees as of May 31, 2010.

Our Compensation Program

Our compensation program is designed to reward each individual named executive officer’s contribution to the advancement of our overall performance and execution of our goals, ideas and objectives.  It is designed to reward and encourage exceptional performance at the individual level in the areas of organization, creativity and responsibility while supporting our core values and ambitions.  This in turn aligns the interest of our executive officers with the interests of our shareholders, and thus with our interests.

Determining Executive Compensation

Our compensation committee reviews and approves the compensation program for executive officers annually after the close of each year. Reviewing the compensation program at such time allows the compensation committee to consider the overall performance of the past year and the financial and operating plans for the upcoming year in determining the compensation program for the upcoming year.

Our compensation program only contained base annual salary in 2007, 2008 and 2009.

A named executive officer’s base salary is determined by an assessment of his sustained performance against individual job responsibilities, including, where appropriate, the impact of his performance on our business results, current salary in relation to the salary range designated for the job, experience and mastery, and potential for advancement.  The compensation committee also annually reviews market compensation levels with comparable jobs in the industry to determine whether the total compensation for our officers remains in the targeted median pay range.

Role of Executive Officers in Determining Executive Compensation

The compensation committee determines the compensation for our Chief Executive Officer, which is based on various factors, such as level of responsibility and contributions to our performance. Our Chief Executive Officer recommends the compensation for our executive officers (other than the compensation of the Chief Executive Officer) to the compensation committee. The compensation committee reviews the recommendations made by the Chief Executive Officer and determines the compensation of the Chief Executive Officer and the other executive officers.

Employment Agreements

We do not currently have an employment agreement with any of our executive officers except for our Chief Financial Officer, Bin Liu.  We have entered into a employment agreement with Bin Liu, our CFO for a term of three (3) years. Pursuant to the agreement, Mr. Liu will receive annual compensation equal to $135,000. In addition, Mr. Liu is entitled to participate in any and all benefit plans, from time to time, in effect for employees, along with vacation, sick and holiday pay in accordance with policies established and in effect from time to time.  The agreement also provides that Mr. Liu will receive an annual option grant, to purchase 120,000 shares of the Company’s common stock, at an exercise price equal to the price of the Company’s common stock on each issuance date, such options to be vested quarterly. In addition, Mr. Liu has agreed that, during his employment with the Company and for a period of one (1) year thereafter, he shall not directly or indirectly employ, solicit, or induce any senior for employment or in any other fashion hire any of the senior management of the Company. Mr. Liu has also agreed to a non-compete clause whereby he shall not engage or assist others to engage in the business of designing and manufacturing gold jewelry for a one (1) year period following the end of his employment with the Company.

Summary Compensation of Named Executive Officers

Our executive officers are compensated by and through Wuhan Kingold an do not receive any compensation for serving as executive officers for us, Dragon Lead or Vogue Show.

The following table sets forth information concerning cash and non-cash compensation paid by Wuhan Kingold, to our named executive officers for 2009, 2008 and 2007, respectively.  All compensation shown reflect the period prior to our acquisition of Dragon Lead in December, 2009.  No executive officer of ours, Dragon Lead, Vogue Show or Wuhan Kingold has received compensation in excess of $100,000 for any of those three years.

Name and Position	Year	Salary	Bonus	All other compensation (1)	Total
Jia Zhi Hong Chief Executive Officer	2009	$17,508	$-	-	$17,508
	2008	$17,508	$-	-	$17,508
	2007	$17,508	-	-	$17,508

Zhao Bin General Manager	2009	$108,984	$-	$6,206	$115,190
	2008	$108,984	$-	$6,206	$115,190
	2007	-	-	-	-

Outstanding Equity Awards at Fiscal Year End

From inception to the completion of our last fiscal year, we have not issued any equity awards.

Long-Term Incentive Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our Board of Directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

As of the date of this prospectus, we have no compensatory plan or arrangement with respect to any officer that results or will result in the payment of compensation in any form from the resignation, retirement or any other termination of employment of such officer’s employment with our company, from a change in control of our company or a change in such officer’s responsibilities following a change in control where the value of such compensation exceeds $60,000 per executive officer.

Director Compensation

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay director’s fees or other cash compensation for services rendered to our directors in the year ended December 31, 2009.

We have no other formal plan for compensating our directors for their service in their capacity as directors although such directors are expected to receive options in the future to purchase common shares as awarded by our Board of Directors or (as to future options) a compensation committee which may be established in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors. Our Board of Directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information concerning beneficial ownership of our capital stock as of June 17, 2010 and as adjusted to reflect the sale of shares of common stock in this offering by:

•	each shareholder or group of affiliated shareholders, who owns more than 5% of our outstanding capital stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 83,532,777 shares of our common stock outstanding as of  June 17, 2010 and        shares of common stock outstanding upon the completion of this offering. All share and per share information concerning our common stock below does not reflect a 1-for-2 reverse stock split that we plan to become effective prior to the completion of this offering for which we are currently seeking shareholder approval.

Beneficial ownership is determined in accordance with the rules of the Securities and Commission, and generally includes voting power and/or investment power with respect to the securities held.  Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of June 17, 2010 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of June 17, 2010 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.  Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the shareholders below is c/o Kingold Jewelry, Inc., 15 Huangpu Science and Technology Park, Jiang'an District, Wuhan, Hubei Province, PRC 430023.

		Shares Beneficially Owned Percent
Name and Address of Beneficial Owner	Number	Before Offering	After Offering

Directors and Named Executive Officers:
Jia Zhi Hong (1)	34,693,286	41.51%
Zhao Bin (2)	1,151,498	1.38%
Vince Orza (3)	602,410	*
Zhang Bin Nan	0	-
Xu Hai Xiao	0	-
Bin Liu(4)	120,000		*
All Officers and Directors as a Group (total of six persons)	36,567,194	43.75%

5% Stockholders:
Famous Grow Holdings Limited (5)		35,851,885	42.9%
Bright Vision Group Limited (5)		7,415,348	8.9%
Eternal Grace Development Limited (5)		4,608,109	5.5%

(1)  The 34,700,387 shares shown as beneficially owned represent shares of which the beneficial ownership or the right to control can be acquired pursuant to a December 21, 2009 Call Option Agreement pursuant to which the shares can be acquired from Famous Grow Holdings Limited.

(2) The 1,151,498 shares shown as beneficially owned represent shares of which the beneficial ownership or the right to control can be acquired pursuant to a December 21, 2009 Call Option Agreement pursuant to which the shares can be acquired from Famous Grow Holdings Limited.
(3) The 602,410 shares beneficially owned include 100,402 shares issuable upon exercise of Investor Warrants. Vince Orza has voting and investment power over the shares registered in the name of Great Places LLC.
(4) The 120,000 shares beneficially owned include 120,000 shares issuable upon exercise of options.
(5) c/o ATC Trustees (BVI) Limited, 2nd Floor, Abbott Building Road Tow, Tortola, British Virgin Islands

* Less than one percent (1%).

Change in Control

We are not aware of any arrangements including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the registrant, with the exception of the Call Option Agreement entered into by and among Jia Zhi Hong, Zhao Bin and Fok Wing Lam Winnie on December 21, 2009, Mr. Jia Zhi Hong and Mr. Zhao Bin together have the ability to acquire 100% of the shares of Famous Grow Holdings Limited, provided that they exercise their Call Option.  Upon the exercise of such Call Option, Mr. Jia Zhi Hong and Mr. Zhao Bin together would have the ability to control 35,851,885 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On December 23, 2009, immediately following the closing of our reverse acquisition of Dragon Lead, Famous Grow Holdings Limited, a BVI limited liability company that prior to the Closing was Dragon Lead's majority shareholder ("Famous Grow"), together with Jia Zhi Hong, our Chief Executive Officer and Zhao Bin, our general manager, entered into a make good escrow agreement with the investors, pursuant to which, Famous Grow deposited a total of 3,791,218 of shares of common stock into an escrow account as “make good shares”. Famous Grow owns 35,851,885 shares or approximately 42.9% of our common stock.  In the event that the after-PRC-tax net income of Wuhan Kingold for the years ended December 31, 2009, 2010 and 2011, is less than RMB 65.0 million, RMB100.0 million and RMB150.0 million, respectively, as set forth in the make good escrow agreement, part or all of the escrowed make good shares will be transferred to investors in our December 2009 private placement, on pro rata basis.

On December 23, 2009, Fok Wing Lam Winnie, the sole shareholder of Famous Grow, entered into a call option agreement with Jia Zhi Hong and Zhao Bin as an inducement to encourage them to provide services to Wuhan Kingold and our company. Under this call option agreement, Fok Wing Lam Winnie granted to Jia Zhi Hong and Zhao Bin certain call options to acquire up to 100% of the shares of Famous Grow at any time for a period of five years.

On June 30, 2009, Vogue-Show entered into an Exclusive Management Consulting and Technical Support Agreement with Wuhan Kingold, which agreement provides that Vogue-Show will be the exclusive provider of management consulting services to Wuhan Kingold, and obligated Vogue-Show to provide services to fully manage and control all internal operations of Wuhan Kingold, in exchange for receiving 95.83% of Wuhan Kingold’s profits. Payments will be made on a monthly basis. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold. Our chairman and chief executive officer, Jia Zhi Hong, owns 55.3% of the equity interest in Wuhan Kingold and, Zhao Bin, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Shareholders’ Voting Proxy Agreement authorizing Vogue-Show to exercise any and all shareholder rights associated with their ownership in Wuhan Kingold, including the right to attend and vote their shares at shareholders’ meetings, the right to call shareholders’ meetings and the right to exercise all other shareholder voting rights as stipulated in the Articles of Association of Wuhan Kingold. The term of this agreement will continue until it is either terminated by mutual agreement of the parties or until such time as Vogue-Show shall acquire 95.83% of the equity or assets of Wuhan Kingold. Our chairman and chief executive officer, Jia Zhi Hong, owns 55.3% of the equity interest in Wuhan Kingold and, Zhao Bin, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered into a Purchase Option Agreement with Vogue-Show, which provides that Vogue-Show will be entitled to acquire such Shareholders’ shares in Wuhan Kingold upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations. The Purchase Option Agreement also grants to Vogue-Show an option to purchase all of the assets of Wuhan Kingold.  The exercise price for either the shares or the assets are to be as determined by a qualified third party appraiser. The term of this agreement is ten years from the date thereof. Our chairman and chief executive officer, Jia Zhi Hong, owns 55.3% of the equity interest in Wuhan Kingold and, Zhao Bin, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On June 30, 2009, shareholders holding 95.83% of the equity interest in Wuhan Kingold entered in Pledge of Equity Agreement, pursuant to which each such shareholder pledges all of his shares of Wuhan Kingold to Vogue-Show, in order to guarantee performance under the Exclusive Management Consulting and Technical Support Agreement, Shareholders’ Voting Proxy Agreement and the Purchase Option Agreement. If Wuhan Kingold or any of its respective shareholders breaches its respective contractual obligations, Vogue-Show, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Our chairman and chief executive officer, Jia Zhi Hong, owns 55.3% of the equity interest in Wuhan Kingold and, Zhao Bin, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

On February 1, 2009, Vogue Show entered into a three year lease agreement for the use of 96 square meters of space located within Wuhan Kingold’s building for use as office space. Annual rent under the lease agreement is $1,500 per year.  Our chairman and chief executive officer, Jia Zhi Hong, owns 55.3% of the equity interest in Wuhan Kingold and, Zhao Bin, our general manager and one of our directors, owns 1.67% of the equity interest in Wuhan Kingold.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,500,000 shares, par value $0.0001 per share, consisting of 100,000,000 shares of common stock and 500,000 shares of preferred stock. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended certificate of incorporation and bylaws, which have been filed previously with the Securities and Commission, and applicable provisions of Delaware law.

As of June17, 2010, there were 83,532,777 shares of our common stock outstanding held by approximately 100 shareholders of record.  We are currently in the process of seeking shareholder approval for a 1-for-2 reverse stock split of our common stock.

Common Stock

Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors from funds legally available therefore.  Cash dividends are at the sole discretion of our board of directors.  In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.  Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Preferred Stock

No shares of preferred stock are issued or outstanding. Our board of directors is authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series.  No series of preferred stock have been designated by our board of directors.

Our board of directors may designate a series of preferred stock by filing a certificate of designation under Delaware law to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued are likely to have priority over our common stock with respect to dividend or liquidation rights.

The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.  For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of our shareholders, our board of directors could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group.  In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock.  The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock.  The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.  The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation

Under Section 203 of the Delaware General Corporation Law (the “Delaware anti-takeover law”), certain “business combinations” are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of the Company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Our certificate of incorporation grants the board of directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the Common Stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of Common Stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Warrants

2008 Warrants

In 2008, we issued warrants to purchase up to 1,550,000 shares of our Common Stock at an exercise price of $0.16 per share, which exercise price was increased to $0.598 per share in December 2009. The 2008 Warrants may be exercised at any time for a period of five years by cash payment of the exercise price or by cashless exercise.

2009 Private Placement Warrant

In 2009, as part of the Private Placement, we issued warrants to purchase up to 5,120,482 shares of our Common Stock at an exercise price of $0.498 per share. The 2009 Warrants may be exercised at any time for a period of five years by cash payment of the exercise price or by cashless exercise.

Transfer Agent

The transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT  84117 and their telephone number is (801) 272-9294.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through Rodman & Renshaw, LLC.  Rodman & Renshaw, LLC is acting as sole manager of the offering.  We have entered into an underwriting agreement dated         , 2010 with the underwriter.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Rodman & Renshaw, LLC

Total

The underwriter is committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

The underwriter proposes to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $       per share.  Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $        per share from the initial public offering price.  After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.

	Per Share	Total Without Over- Allotment Option	Total With Over- Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$
Proceeds, before expenses, to us(	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $              .

We have granted a 45-day option to the underwriter to purchase up to an additional $3,750,000 of shares of common stock (or         shares of common stock) sold on the date hereof, at the same price as the initial shares offered). If the underwriter fully exercises this option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $       , $         and $       , respectively.

A prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering.  The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not for a period of ninety (90) days from the effective date of the registration statement of which this prospectus is a part, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock; (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares of capital stock or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock or such other securities, in cash or otherwise, other than the shares to be sold hereunder, and shares issuable upon the exercise or conversion of outstanding securities, securities issued under any company stock or equity compensation plans.

Our directors and executive officers and substantially all of our shareholders, holding an aggregate of 5% of our outstanding common stock immediately prior to the completion of this offering, have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the preceding paragraph do not apply to certain exceptions, including the following:

•	the shares of our common stock to be sold pursuant to the underwriting agreement;
•
the issuance of shares of common stock upon the exercise of an option or warrant or similar security or the conversion of a security outstanding on the date of the underwriting agreement of which the underwriter has been advised in writing; or

•	the issuance of options or shares of our capital stock under any of our stock or equity compensation plan.

The 90-day restricted period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release or the announcement of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act.

Our common stock is quoted on the OTCBB under the symbol “KGJI.” On June 17, 2010, the closing market price of our common stock on was $2.60 per share. We have applied for listing of our common stock on the NASDAQ Global Market and, if approved, our common stock will trade under the symbol “KGJI.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.  These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales.  Short sales may be “covered” shorts or may be “naked” shorts.  The underwriter may close out any covered short position by purchasing shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering.  To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M promulgated under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids.  This means that if the representatives of the underwriter purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market.  If the underwriter commences these activities, it may discontinue them at any time.  The underwriter  may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

In determining the public offering price, we and the underwriter expects to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriter and us.
.
Neither we, nor the underwriter can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the public offering price.

Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they may receive customary fees and commissions.  In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

            Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required.  The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction..

We have also agreed to issue to Rodman & Renshaw, LLC, for $          , a common stock purchase warrant to purchase a number of shares of our common stock equal to an aggregate of five (5%) percent of the shares sold in the offering. The warrant will have an exercise price equal to 125% of the offering price of the shares sold in this offering. The warrants are exercisable commencing one year (1) year after the closing of this offering, and will be exercisable, in whole or in part, for four (4) years thereafter. The warrant is not redeemable by us, and allows for “cashless” exercise. The warrant also provides for one demand registration right and unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the four (4) year period commencing one (1) year after the closing of this offering. Pursuant to the rules of FINRA (formerly the NASD), and in particular Rule 5110, the warrant (and underlying shares) issued to Rodman & Renshaw, LLC may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to officers or partners of Rodman & Renshaw, LLC and members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the lockup.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the shares in the United States, the underwriter may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

 United Kingdom.  No offer of shares of common stock has been made or will be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA. Each underwriter: (i) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to us; and (ii) has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area.  In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, no offer of common stock has been made and or will be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of common stock may be made to the public in that Relevant Member State at any time: (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Germany.  Any offer or solicitation of common stock within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the approval of the prospectus by the German Federal Financial Services Supervisory Authority (Bundesanstalt fr Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for approval to the BaFin. This prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to the common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the common stock to the public in Germany, any public marketing of the common stock or any public solicitation for offers to subscribe for or otherwise acquire the common stock. The prospectus and other offering materials relating to the offer of the common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Greece.  This prospectus has not been approved by the Hellenic Capital Markets Commission or another EU equivalent authority and consequently is not addressed to or intended for use, in any way whatsoever, by Greek residents. The common stock have not been offered or sold and will not be offered, sold or delivered directly or indirectly in Greece, except to (i) “qualified investors” (as defined in article 2(f) of Greek Law 3401/2005) and/or to (ii) less than 100 individuals or legal entities, who are not qualified investors (article 3, paragraph 2(b) of Greek Law 3401/2005), or otherwise in circumstances which will not result in the offer of the new common stock being subject to the Greek Prospectus requirements of preparing a filing a prospectus (under articles 3 and 4 of Greek Law 3401/2005).

Italy.  This offering of the common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the common stock be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common stock or distribution of copies of this prospectus or any other document relating to the common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Cyprus.  Each of the Underwriters has agreed that (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each underwriter has agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii) it has not and will not offer any of the common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Switzerland.  This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the common stock of in Switzerland.

Norway.  This prospectus has not been approved or disapproved by, or registered with, the Oslo Stock Exchange, the Norwegian Financial Supervisory Authority (Kredittilsynet) nor the Norwegian Registry of Business Enterprises, and the common stock are marketed and sold in Norway on a private placement basis and under other applicable exceptions from the offering prospectus requirements as provided for pursuant to the Norwegian Securities Trading Act.

Botswana. We hereby represent and warrant that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong.  The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Colombia.  The common shares may not be offered or sold in the Republic of Colombia.

Costa Rica.  The common shares described in this prospectus have not been registered with the Superintendencia General de Valores de Costa Rica, nor any other regulatory body of Costa Rica. This Prospectus is intended to be for your personal use only, and is not intended to be a Public Offering of Securities, as defined under Costa Rican law.

Panama.  The common shares have not been registered with the National Securities Commission, nor has the offer, sale or transactions thereof been registered. The common shares are not under the supervision of the National Securities Commission.

Singapore.  This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer or (iii) by operation of law.

People’s Republic of China.  This prospectus has not been and will not be circulated or distributed in the PRC, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Israel.  This Prospectus does not constitute an offer to sell the common stock to the public in Israel or a prospectus under the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder, or the Israeli Securities Law, and has not been filed with or approved by the Israel Securities Authority. In Israel, pursuant to an exemption afforded under the Israeli Securities Law, this Prospectus may be distributed only to, and may be directed only at, investors listed in the first addendum to the Israeli Securities Law, or the Addendum, consisting primarily of certain mutual trust and provident funds, or management companies thereto, banks, as defined under the Banking (Licensing) Law, 5741-1981, except for joint service companies purchasing for their own account or for clients listed in the Addendum, insurers, as defined under the Supervision of Financial Services Law (Insurance), 5741-1981, portfolio managers purchasing for their own account or for clients listed in the Addendum, investment advisers purchasing for their own account, Tel Aviv Stock Exchange members purchasing for their own account or for clients listed in the Addendum, underwriters purchasing for their own account, venture capital funds, certain corporations which primarily engage in the capital market and fully-owned by investors listed in the Addendum and corporations whose equity exceeds NIS250 Million, collectively referred to as institutional investors. Institutional investors may be required to submit written confirmation that they fall within the scope of the Addendum.

United Arab Emirates.  This document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The issue of common stock does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise. The common stock may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The common stock may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the Company, and the representatives represent and warrant that the common stock will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

Oman.  For the attention of the residents of Oman:

The information contained in this memorandum neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this memorandum is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman. This memorandum has been sent at the request of the investor in Oman, and by receiving this memorandum, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this memorandum has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the common stock within Oman. No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The Underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The Underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products. Nothing contained in this memorandum is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This memorandum is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation. Any recipient of this memorandum and any purchaser of the common stock pursuant to this memorandum shall not market, distribute, resell, or offer to resell the common stock within Oman without complying with the requirements of applicable Omani law, nor copy or otherwise distribute this memorandum to others.

Resale Restrictions

The distribution of our securities in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of our securities are made. Any resale of our securities in Canada must be made under applicable securities laws that will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of our securities.

Representations of Purchasers

By purchasing our securities in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase our securities without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of our securities to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information are available upon request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of our securities, for rescission against us in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for our securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for our securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which our securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of our securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of our securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in our securities in their particular circumstances and about the eligibility of our securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus was passed upon for us by Cyruli Shanks Hart & Zizmor, LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US), New York, New York. Paul Goodman is of counsel to Cyruli Shanks Hart & Zizmor. Mr. Goodman holds warrants to purchase shares of our common stock.  In addition, legal matters as to PRC law in connection with this offering will be passed upon for us by Grandall Legal Group.

EXPERTS

Our financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus and in the registration statement have been audited by Friedman, LLP an independent registered public accounting firm, as stated in its reports appearing herein.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our bylaws provide that we will indemnify our directors and officers from liabilities incurred by them in connection with actions, suits or proceedings in which they are involved by reason of their acting as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

Resignation of PKF, P.C. and Appointment of Friedman, LLP

On or about January 28, 2010, we were was notified by PKF, P.C. (“PKF”), our independent registered public accounting firm for the years ended December 31, 2007 and 2008, following the completion of our reverse acquisition of Dragon Lead Group Limited, that PKF was resigning as our independent registered public accounting, as a result of their desire not to audit a PRC-based company.

PKF’s report on our consolidated financial statements for the years ended December 31, 2007 and 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.  During the two most recent years and any subsequent interim period prior to the termination of PKF, we did not have any disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Concurrently with termination of PKF, we engaged Friedman, LLP as the independent registered public accounting firm responsible for auditing our financial statements.  The engagement was approved by our board of directors.

Neither we nor anyone on our behalf consulted Friedman, LLP during the two most recent years and any subsequent interim period prior to engaging Friedman, LLP, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that we concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement, as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K, or a reportable event, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

FINANCIAL STATEMENTS

Our audited financial statements for the years ended December 31, 2009 and 2008, together with the notes thereto and the reports of the independent certified public accounting firm thereon are presented beginning at page F-1.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 under the Securities Act, as amended, with respect to the shares of common stock we are offering by this prospectus.  This prospectus does not contain all of the information included in the registration statement.  For further information pertaining to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC, or the Commission. These documents, the registration statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains a website http://www.sec.gov that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above.  These SEC filings are also available to the public from commercial document retrieval services.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kingold Jewelry Inc.

We have audited the accompanying consolidated balance sheets of Kingold Jewelry Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009. Kingold Jewelry Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingold Jewelry Inc. as of December 31, 2009 and 2008 and the results of its operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey
March 23, 2010

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	AS OF DECEMBER 31,
	2009	2008
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,964,120	$281,994
Restricted cash	1,462,587	2,699,075
Accounts receivable	485,399	1,102,204
Inventories	31,756,009	24,862,355
Other current assets and prepaid expenses	101,189	292,766
Value added tax recoverable	5,792,014	-
Total Current Assets	47,561,318	29,238,394

PROPERTY AND EQUIPMENT, NET	14,126,950	15,308,675

OTHER ASSETS
Other assets	141,198	140,848
Intangible assets, net	497,572	507,368
Total other assets	638,770	648,216
TOTAL ASSETS	$62,327,038	$45,195,285

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$8,775,522	$14,151,907
Other payables and accrued expenses	368,196	329,197
Income tax payable	1,347,295	1,484,693
Other taxes payable	192,415	208,829
Value added tax payable	-	909,382
Total Current Liabilities	10,683,428	17,084,008

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of December 31, 2009 and 2008	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 83,532,777 shares issued and outstanding as of December 31, 2009 and 66,208,466 shares issued and outstanding as of December 31, 2008	83,532	66,208
Additional paid-in capital	31,035,352	16,720,377
Retained earnings
Unappropriated	15,669,257	7,047,962
Appropriated	878,911	838,623
Accumulated other comprehensive gain	3,156,305	3,081,908
Total Stockholders' Equity	50,823,356	27,755,078

Noncontrolling interest	820,254	356,199
Total Equity	51,643,610	28,111,277
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,327,038	$45,195,285
See Notes to Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)

	2009	2008
NET SALES	$250,450,650	$109,782,936

COST OF SALES
Cost of sales	(233,613,179)	(97,472,140)
Depreciation	(1,111,989)	(1,075,153)
Total cost of sales	(234,725,168)	(98,547,293)

GROSS PROFIT	15,725,482	11,235,643

OPERATING EXPENSES
Selling, general and administrative expenses	1,934,089	1,015,324
Stock compensation expenses	415,001	-
Depreciation	124,774	101,884
Amortization	11,051	10,859
Total Operating Expenses	2,484,915	1,128,067

INCOME FROM OPERATIONS	13,240,567	10,107,576

OTHER INCOME (EXPENSES)
Other income	12,838	87,657
Interest income	3,030	3,458
Interest expenses	(703,500)	(1,393,130)
Fees to guarantor of short term loans	(180,827)	(342,626)
Other expenses	(27,166)	(20,965)
Total Other Expenses, net	(895,625)	(1,665,606)

INCOME FROM OPERATIONS BEFORE TAXES	12,344,942	8,441,970

PROVISION FOR INCOME TAXES	(3,220,439)	(2,090,556)

NET INCOME	9,124,503	6,351,414
Less: net income attribute to the noncontrolling interest	(462,920)	(264,867)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	8,661,583	6,086,547

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	75,531	1,461,217
Less: foreign currency translation gains attributable to noncontrolling interest	(1,135)	(9,656)
Foreign currency translation gains attributable to common stockholders	74,396	1,451,561

COMPREHENSIVE INCOME	$8,735,979	$7,538,109

Earnings per share
Basic	$0.13	$0.09
Diluted	$0.13	$0.09
Weighted average number of shares
Basic	66,588,177	66,208,466
Diluted	66,605,677	66,208,466
See Notes to Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE FISCAL YEARS ENDED DECEMBER 31, 2009 AND 2008
(IN US DOLLARS)

	Preferred stock Par value		Common stock Par value			Warrants			Unappropriated	Appropriated	Accumulated other
	Shares	Amount	Shares	Amount	Additional paid-incapital	Number of Warrants	Additional Paid in Capital-warrant		retained earnings	retained earnings	comprehensive gain	Noncontrolling interest	Total

Balance at January 1, 2008	-	$-	66,208,466	$66,208	$16,707,087		$		$1,611,705	$188,332	$1,630,347	$81,677	$20,285,356

Contribution by stockholders			-	-	13,290				-	-	-	-	13,290

Net income for the year			-	-	-				6,086,547	-	-	264,867	6,351,414

Foreign currency translation gain			-	-	-				-	-	1,451,561	9,656	1,461,217

Transfer to statutory surplus reserve	-	-	-	-	-				(650,291)	650,291	-		-

Balance at December 31, 2008	-	$-	66,208,466	$66,208	$16,720,377	-		$-	$7,047,962	$838,623	$3,081,908	$356,199	$28,111,277

Acquisition of net asset from Activeworlds in the reverse merger			6,250,010	6,250	(1,125,422)	1,550,000		1,119,172	-	-	-		-

Net proceeds from private placement			10,240,966	10,241	4,521,241				-	-	-		4,531,482

Shares issued for services			833,335	833	414,168				-	-	-		415,001

Issuance of warrants related to private placement					(4,020,876)	5,120,482		4,020,876					-

Contribution by stockholders			-	-	9,385,816				-	-	-		9,385,816

Net income for the year			-	-	-				8,661,583	-	-	462,920	9,124,503

Foreign currency translation gain			-	-	-				-	-	74,396	1,135	75,531

Transfer to statutory surplus reserve			-	-	-				(40,288)	40,288	-		-
Balance at December 31, 2009	-	$-	83,532,777	$83,532	$25,895,482	6,670,482		$5,140,048	$15,669,257	$878,911	$3,156,305	$820,254	$51,643,610

See Notes to Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)

	FOR THE FISCAL YEARS ENDED DECEMBER 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,124,503	$6,351,414
Adjusted to reconcile net income to cash used in operating activities:

Depreciation and amortization	1,252,361	1,187,896
Loss form disposal of fixed assets	4,251	-
Share based compensation	415,001	-
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	619,212	878,415
Inventories	(6,828,159)	(13,921,790)
Other current assets and prepaid expenses	192,202	3,060,905
Value added tax recoverable	(5,788,898)	-
Increase (decrease) in:
Accounts payable	-	-
Other payables and accrued expenses	38,225	(33,354)
Income tax payable	(141,014)	448,060
Other taxes payable	(16,925)	145,945
Value added tax payable	(911,152)	(13,693)
Net cash used in operating activities	(2,040,394)	(1,896,202)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of fixed assets	2,924	-
Purchase of property and equipment	(29,352)	(483,208)
Net cash used in investing activities	(26,428)	(483,208)

CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	1,236,488	(2,699,075)
Proceeds from bank loans	8,770,801	31,742,612
Repayments of bank loans	(14,179,462)	(31,742,612)
Net proceeds from stock issuance in private placement	4,531,482	-
Contribution by stockholders	9,385,816	13,290
Net cash provided by (used in) financing activities	9,745,125	(2,685,785)

EFFECT OF EXCHANGE RATES ON CASH	3,823	301,070

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	7,682,126	(4,764,125)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	281,994	5,046,119

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,964,120	$281,994

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expenses	$703,500	$1,393,130
Cash paid for income tax	$3,361,453	$1,642,495

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for consulting service	$415,001	$-
See Notes to Consolidated Financial Statements

KINGGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION

Kingold Jewelry, Inc. (“Kingold”), formerly known as Activeworlds Corp, was incorporated in Delaware on September 5, 1995. In September 2002, the company, then still known as Activeworlds Corp, sold its operating business to its former management and has since been inactive and seeking business opportunities.

Dragon Lead Group Limited ("Dragon Lead") was incorporated in the British Virgin Islands ("BVI") on July 1, 2008 as an investment holding company. Through its wholly owned subsidiary, Wuhan Vogue-Show Jewelry Co., Limited ("Wuhan Vogue-Show"), which is principally engaged in design and manufacture of gold and platinum ornaments in the People's Republic of China ("PRC"). Wuhan Vogue-Show was incorporated in the PRC as a wholly-owned foreign enterprise on February 16, 2009. In accordance with the business permit, Wuhan Vogue-Show's right of operation expires on February 16, 2019 and is renewable upon expiration. Wuhan Kingold Jewelry Co., Limited ("Wuhan Kingold") was incorporated in the PRC on August 2, 2002 as a limited liability company. On October 26, 2007, Wuhan Kingold was restructured as a joint stock company limited by shares and its business activities are the same as those of Wuhan Vogue Show. In accordance with the business permit, Wuhan Kingold's business permit expires on March 4, 2021 and is renewable upon expiration.

On June 30, 2009 and September 19, 2009, Wuhan Vogue-Show entered into a series of agreements and Amendment Agreement (collectively known as the Restructuring Agreements) with Wuhan Kingold and the shareholders of Wuhan Kingold pursuant to which Wuhan Vogue-Show assumed the management of the business activities of Wuhan Kingold and Wuhan Kingold agreed to pay 95.83% of its profits to Wuhan Vogue-Show. Through this arrangement, Wuhan Kingold became a 95.83% contractually controlled subsidiary of Wuhan Vogue-Show. Based on these contractual arrangements, the Company believes that Wuhan Kingold should be considered as a Variable Interest Entity (“VIE”) under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51", because the equity investors in Wuhan Kingold do not have the characteristics of a controlling financial interest and Dragon Lead through Wuhan Vogue-Show is the primary beneficiary of Wuhan Kingold. Accordingly, Wuhan Kingold should be consolidated under ASC 810 and the consolidated financial statements were prepared as if the reorganization occurred at the beginning of the first period presented.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION (Continued)

On September 29, 2009, Kingold entered into an Agreement and Plan of Reverse Acquisition (the “Agreement") with Wuhan Vogue-Show, Dragon Lead and stockholders of Dragon Lead. Pursuant to the Agreement, Kingold agreed to issue 66,208,466 new shares of common stock to the stockholders of Dragon Lead in exchange for 100% of common stock of Dragon Lead.

On December 23, 2009, the Agreement was consummated and 66,208,466 shares of common stock of Kingold were issued to the stockholders of Dragon Lead for 100% equity interest in Dragon Lead. Dragon Lead became a wholly owned subsidiary of the Company.

On February 9, 2010, the Company changed its name from Activeworlds Corp. to Kingold Jewelry, Inc.

The merger of Kingold and Dragon Lead was treated for accounting purposes as a capital transaction and recapitalization by Dragon Lead ("the accounting acquirer") and a re-organization by Kingold ("the accounting acquiree"). The financial statements have been prepared as if the re-organization had occurred retroactively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 1- ORGANIZATION AND BASIS OF PRESENTATION (Continued)

Accordingly, these financial statements include the following:

1) The balance sheet consisting of the net assets of the acquirer at historical cost and the net assets of the acquiree at historical cost.

2)   The statement of operations including the operations of the acquirer for the periods presented and the operations of the acquiree from the date of the transaction.

Kingold, Dragon Lead, Wuhan Vogue-Show and Wuhan Kingold are hereinafter collectively referred to as "the Company".

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of Kingold, its wholly owned subsidiaries, Dragon Lead and Wuhan Vogue-Show and Wuhan Kingold, its 95.83% contractually controlled affiliate. The noncontrolling interests represent the minority stockholders' 4.17% proportionate share of the results of Wuhan Kingold. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank with an original maturity of less than three months.

Restricted cash

The Company's financing facilities require a minimum cash deposit as security in the amount of $1,462,587 and $2,699,075 as of December 31, 2009 and 2008 for borrowings outstanding under its demand financing facilities. The restricted cash amount is classified as a current asset in the balance sheets since the borrowings it secures are classified as current liabilities.

Accounts Receivables

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements' assessment of the credit history with the customers and current relationships with them. At December 31, 2009 and 2008, there was no allowance recorded as the Company considers al the account receivables fully collectible.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories are stated at the lower of cost or market value, cost being calculated on the weighted average basis. The cost of inventories comprises all costs of purchases, costs of fixed and variable production overheads and other costs incurred in bringing the inventories to their present location and condition. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is provided on a straight-line basis, less estimated residual value over the assets' estimated useful lives. The estimated useful lives are as follows:

	Estimated Useful Life	Estimated Residual value
Buildings	30 years	5%
Plant and machinery	15 years	5%
Motor vehicles	10 years	5%
Office furniture and electronic equipment	5-10 years	5%

Long-lived assets

The Company accounts for long-lived assets under the FASB Codification Topic 360 (ASC Topic 360) "Accounting for Goodwill and Other Intangible Assets" and "Accounting for Impairment or Disposal of Long-Lived Assets". In accordance with ASC Topic 360, indefinite -lived intangible assets held and used by the Company are reviewed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Finite-lived assets and intangibles are also reviewed for impairment test when circumstance requires it. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. The long-lived assets of the Company, which are subject to evaluation, consist primarily of property, plant and equipment and land use rights. For the years ended December 31, 2009 and 2008, the Company has not recognized any allowances for impairment.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value of financial instruments

FASB Codification Topic 825 (ASC Topic 825), "Disclosure about Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of accounts receivable, other current assets and prepaid expenses, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments. The management of the Company is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

Revenue recognition

Net sales are primarily composed of sales of products to wholesale and retail customers and subcontracting fees. The Company recognizes revenues under the FASB Codification Topic 605 ("ASC Topic 605"), Revenue is recognized when all of the following have occurred: persuasive evidence of arrangement with the customer, services have been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company's revenues are considered to have been met as follows:

Sales of products

The Company recognizes revenue on sales of products when the goods are delivered and title to the goods passes to the customers provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Sub-contracting fees

The Company also provides sub-contracting services to its customers based on a fixed-price contract. The Company recognizes services-based revenue from all its contracts when the services have been performed, the customers have approved the completion of services, invoices have been issued and collectability is deemed probable. The revenues from sub-contracting services only consist of approximately 3% of the total revenue recognized.

Income taxes

The Company accounts for income taxes under the FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period included the enactment date.

On January 1, 2007, the Company adopted the provisions of ASC 740-10-25, "Accounting for Uncertainty in Income Taxes". ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company's financial position or results.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency transactions

Kingold and Dragon Lead maintain their accounting records in their functional currencies of United States Dollars ("US$") and Hong Kong Dollars ("HK$") respectively, whereas Wuhan Vogue-Show and Wuhan Kingold maintain their accounting records in their functional currency of Renminbi ("RMB").

Foreign currency transactions during the year are translated to the functional currency at the approximate rates of exchange on the dates of transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the approximate rates of exchange at that date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired. Income and expenses are translated at the average rate of exchange prevailing during the year. The effects of foreign currency translation adjustments are included as a component of accumulated other comprehensive income in stockholders’ equity. Exchange gains or losses are recorded in the statement of operations.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions, Any significant revaluation of RMB may materially affect the Company's financial condition in terms of US$ reporting.

Other comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in HK$ and RMB to US$ is reported as other comprehensive income gain in the statements of operations and stockholders' equity. Other comprehensive income for the years ended December 31, 2009 and 2008 was $75,531 and $1,461,217, respectively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings per share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company's operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Subsequent Events

The Company has evaluated subsequent events that have occurred through the date the consolidated financial statements were available to be issued and has determined there were no material events since the balance sheet date of this report.

Segments

The Company operates in only one segment; thereafter segment disclosure is not presented.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In January 2010, FASB issued ASU No. 2010-06 “Improving Disclosures about Fair Value Measurements”. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: (1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  (2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: (1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. (2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary.  Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary.  Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value.  In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.  This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets.  This ASU is effective for beginning in the first interim or annual reporting period ending on or after December 31, 2009.  The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-01, “Accounting for Distributions to Shareholders with Components of Stock and Cash”. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In December, 2009, FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 167, “Amendments to FASB Interpretation No. 46(R)”. The amendments in this Accounting Standards Update replace the quantitative-based risks and rewards calculation for determining which reporting entity, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which reporting entity has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and:  (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. An approach that is expected to be primarily qualitative will be more effective for identifying which reporting entity has a controlling financial interest in a variable interest entity. The amendments in this Update also require additional disclosures about a reporting entity’s involvement in variable interest entities, which will enhance the information provided to users of financial statements. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In December 2009, FASB issued ASU No. 2009-16, “Accounting for Transfers of Financial Assets”. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140”.The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In October, 2009, the FASB issued ASU 2009-15, "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing", now codified under FASB ASC Topic 470 "Debt", ("ASU 2009-15"), and provides guidance for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance. At the date of issuance, a share-lending arrangement entered into on an entity's own shares should be measured at fair value in accordance with Topic 820 and recognized as an issuance cost, with an offset to additional paid-in capital. Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. The amendments also require several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. The effective dates of the amendments are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Management is currently evaluating the potential impact of ASU 2009-15 on our financial statements.

In October 2009, the FASB issued ASU 2009-14, "Certain Arrangements That Include Software Elements, now codified under FASB ASC Topic 985, "Software", ("ASU 2009-14"). ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management is currently evaluating the potential impact of ASU 2009-14 on our financial statements.

In October 2009, the FASB issued ASU 2009-13, "Multiple-Deliverable Revenue Arrangements", now codified under FASB ASC Topic 605, "Revenue Recognition", ("ASU 2009-13"). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-13 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. Management is currently evaluating the potential impact of ASU 2009-13 on our financial statements.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 3- ACCOUNTS RECEIVABLE, NET

Accounts receivable at December 31, 2009 and 2008 consisted of the following:

	As of December 31,
	2009	2008
Accounts receivable	$485,399	$1,102,204
Less: allowance for doubtful accounts	-	-
Account receivable, net	$485,399	$1,102,204

As of December 31, 2009 and 2008, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

NOTE 4- INVENTORIES, NET

Inventories as of December 31, 2009 and 2008 consisted of the following:

	As of December 31,
	2009	2008

Raw materials	$9,645,402	$11,421,548
Work-in-progress	17,894,676	5,768,340
Finished goods	4,215,931	7,672,467
Less: provision for obsolescence	-
Total inventory	$31,756,009	$24,862,355

For the years ended December 31, 2009 and 2008, no provision for obsolete inventories was recorded by the Company.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 5- PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment as of December 31, 2009 and 2008:

	For the year ended December 31,
	2009	2008
Buildings	$1,881,339	$1,875,375
Plant and machinery	17,325,868	17,267,130
Motor vehicles	38,555	50,157
Office and electric equipment	423,658	427,753
Subtotal	19,669,420	19,620,415
Less: accumulated depreciation	(5,542,470)	(4,311,740)

Property and equipment, net	$14,126,950	$15,308,675

Depreciation expenses for the years ended December 31, 2009 and 2008 were $1,241,310 and $1,177, 037, respectively.

NOTE 6-OTHER ASSETS

Other assets as of December 31, 2009 and 2008 consist of the Company’s investment in the membership certificates at Shanghai Diamond Exchange and Shanghai Gold Exchange, those certificates are transferable at the market. There is no impairment loss of these assets as of December 31, 2009 and 2008.

NOTE 7 –INTANGIBLE ASSETS, NET

Intangible assets December 31, 2009 and 2008 consist of land use rights and computer software program acquired. The Company has the right to use the land for fifty years and the right to use the software for five years and the Company amortizes the assets on a straight line basis over its terms from the acquisition date. Amortization expense was $11,051 and $10,859 for the year ended December 31, 2009 and 2008, respectively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 8 –SHORT TERM LOANS

The Short term loans include the following:

	As of
	December 31,	December 31,
	2009	2008
a) Loan payable to Commercial bank	$-	$5,398,151

b) Loan payable to Commercial bank	-	5,835,837

c) Loan payable to Xinye bank, Hankou branch	-	2,917,919

d) Loan payable to Shanghai Pudong Development Bank, Jiangan branch	2,193,881	-

e) Loan payable to Shanghai Pudong Development Bank, Jiangan branch	3,656,467	-

f) Loan payable to Xinye Bank, Hanzhengjie branch	2,925,174	-

Total short term loans	$8,775,522	$14,151,907

a)   Loan payable to Commercial bank was one year term from May 2008 to May, 2009 at the interest rate of 6.225% per year. The loan was paid off by due date. This loan has been guaranteed by buildings and plant and machinery of the Company.

b)  Loan payable to Commercial bank was one year term from August 2008 to August, 2009 at the interest rate of 6.85% per year. The loan was paid off by due date. This loan has been guaranteed by a third party.

c)  Loan payable to Xinye bank, Hankou branch was one year term from December 2008 to December, 2009 at the interest rate of 5.58% per year. The loan was paid off by due date. This loan has been guaranteed by a third party.

d)  Loan payable to Shanghai Pudong Development Bank, Jiangan branch was one year term from April 2009 to April, 2010 at the interest rate of 5.31% per year. This loan has been guaranteed by buildings and plant and machinery of the Company.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 8 –SHORT TERM LOANS (Continued)

e)   Loan payable to Shanghai Pudong Development Bank, Jiangan branch was one year term from May 2009 to May, 2010 at the interest rate of 5.31% per year. This loan has been guaranteed by buildings and plant and machinery of the Company.

f)   Loan payable to Xinye bank, Hanzhengjie branch was one year term from December 2009 to December, 2010 at the interest rate of 4.425% per year. This loan has been guaranteed by a third party.

Interest expense paid in 2009 and 2008 was $703,500 and $1,393,130, respectively. Fees paid to a third party guarantor in 2009 and 2008 were $ 180,827 and $342,626, respectively.

NOTE 9 –INCOME TAX

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Kingold was incorporated in the United States and has incurred net operating loss for income tax purpose for 2009 and 2008. Kingold had loss carry forwards of approximately $111,375 for U.S. income tax purposes available for offset against future taxable U.S. income expiring in 2029. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's limited operating history income and continuing losses. Accordingly, a full deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded. The valuation allowance as of December 31, 2009 was $111,375. The net change in the valuation allowance was an increase of $111,375.

Dragon Lead was incorporated in the BVI and under current laws of the BVI; income earned is not subject to income tax.

Wuhan Vogue-Show and Wuhan Kingold were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate is 25% for the year 2009 and 2008.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 9 –INCOME TAX (Continued)

The following table reconciles the U.S. statutory rates to the Company’s effective rate for the six months ended December 31, 2009 and 2008:

	For the year ended
	December 31, 2009	December 31, 2008

US Statutory rate	34%	34%
Foreign income not recognized in USA	(34)%	(34)%
China income tax	25%	25%
Non-deductible expenses	1%	0%
Effective tax rate	26%	25%

NOTE 9 –EARNINGS PER SHARE

In December 23, 2009, the Company entered into a reverse merger transaction with Dragon Lead. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805. ASC 805 states that in calculating the weighted average shares when a reverse merger took place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period will be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

As of December 31, 2009, the Company had outstanding warrants to acquire 6,670,482 shares of common stock with 5,120,482 warrants having an excise price of $0.498 and 1,550,000 warrants having an exercise price of $0.598. As of December 31, 2009, the 5,120,482 warrants has the diluted provision and was included in the weighted average shares-diluted calculation using the treasury stock method.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 9 –EARNINGS PER SHARE (Continued)

The following table presents a reconciliation of basic and diluted net income per share:

	For the year Ended December 31,
	2009	2008

Net income attributable to Common stockholders	$8,661,583	$6,086,547

Weighted average number of common shares outstanding - Basic	66,588,177	66,208,466
Effect of diluted securities:
Unexercised warrants	17,500	-
Weighted average number of common shares outstanding - Diluted	66,605,677	66,208,466

Earnings per share-Basic	$013	$0.09
Earnings per share-Diluted	$0.13	$0.09

NOTE 10 - STOCKHOLDERS’ EQUITY

(1) Issuance of Common Stock for Recapitalization

Before the reverse merger, the Company had 6,250,010 shares of common stock issued and outstanding. In addition, the Company had outstanding warrants issued to purchase 1,550,000 shares of common stock, the exercise price which was increased to $0.598 per share at the time of the reverse merger.

On December 23, 2009, the Company issued 66,208,466 shares of common stock in the reverse merger for the recapitalization of Dragon Lead and re-organization of Kingold.

On December 23, 2009, 833,335 shares of common stock were issued to a consultant for advisory services related to the reverse merger. This expense is recorded at fair value of $0.498 per share at the grant date for a total of $415,001.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 10 - STOCKHOLDERS’ EQUITY (Continued)

(2) Issuance of Common Stock in Private Placement

In accordance with a Securities Purchase Agreement ("Securities Purchase Agreement") entered into between the Company and a group of accredited investors ("Investors") on December 23, 2009, the Company received $5,100,000 (or $4,472,482 net proceeds after deducting the offering expenses and reverse merger service expense) from the Investors (as defined under Rule 501 (a) of Regulation D promulgated under the Securities Act) for an issuance of 10,240,966 shares of restricted common stock at $0.498 by a private placement and warrants to purchase 2,048,193 shares of Common Stock at an exercise price of $0.498 per share, exercisable within 5 years of the date of issue. The Company relied on an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933 in connection with the issuance of these shares.

In connection with the private placement and pursuant to the Securities Purchase Agreement, the placement agent and advisors received the following compensation: (i) $368,518 cash as an engagement and documentation fee; (ii) $200,000 as a placement commission; (iii) $59,000 cash as reverse merger service fee, and (iv) warrants to purchase 3,072,289 shares of Common Stock with the same term of the warrants issued to Investors.

After the reverse merger, the company had 83,532,777 shares of common stock issued and outstanding and warrant to purchase of 6,670,482 shares of Common Stock.

(3) Appropriated retained earnings

The Company is required to make appropriations to the statutory surplus reserve based on the after-tax net income determined in accordance with the laws and regulations of the PRC. Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10 percent of net income after tax per annum, such contributions not to exceed 50 percent of the respective company's registered capital.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 10 - STOCKHOLDERS’ EQUITY (Continued)

The statutory reserve funds cannot be used to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

During 2009 and 2008, the Company appropriated $40,288 and $650,291 respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

NOTE 11 – WARRANTS

In October, 2008, prior to the reverse merger, the Company issued warrants to purchase 1,550,000 shares of common stocks, the original exercise price was $0.16 per share, exercisable within 5 years of the date of issue, and in connection with the reverse merger, the exercise price was increased to $0.598 per share with all other terms the same.

The warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging” and EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 1.51% (no dividend yield) and expected term of four years. The fair value of those warrants was recalculated at the reverse merge date at $1,119,172.

In conjunction with the private placement, the warrants issued to investor and placement agent to purchase total 5,120,482 shares of Common stock at an exercise price of $0.498 per share, exercisable within five years of the date of issue. No separate consideration was paid for such warrants. The exercise price of the warrant is subject to adjustments under certain circumstances and the warrants permit cashless exercise by the holders. This expense directly related to private placement is recorded as additional paid-in capital in the accompanying financial statements. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act for the issuance of common stock and warrants to the placement agent.  The warrants issued to the placement agent, qualify as permanent equity, the value of which warrants has created offsetting debit and credit entries to additional paid-in capital.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 11 – WARRANTS (continued)

The warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging” and EITF 07-5 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 2.51% (no dividend yield) and expected term of five years. The fair value of those warrants at the grant date was calculated at $4,020,876.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Escrowed share arrangement

In accordance with the Securities Purchase Agreement, a majority stockholder of Dragon Lead, immediately following the closing of the reverse acquisition, entered into a make good escrow agreement with the investors, pursuant to which a total of 3,791,218 of their beneficially owned shares of common stock were delivered to an escrow agent in order to secure the Company's obligations under the Securities Purchase Agreement to deliver additional common stock to the private placement investors in the event the Company fails to achieve certain after-PRC—tax net  income of Wuhan Kingold targets for fiscal years 2009, 2010 and 2011 ("Make Good Escrow Shares"). Those targets are RMB65 million, RMB100 million and RMB150 million in after-tax net income for the fiscal years ended December 31, 2009 and ending December 31, 2010 and 2011, respectively. In the event the Company is not able to achieve the net income target, the Company is obligated to transfer 3,791,218 shares of common stock to the private placement investors on a pro-rata basis. Of the 66,208,466 shares of common stock issued in the Share Exchange, 3,791,218 have been deposited by the majority stockholder of Dragon Lead into escrow to secure these obligations.

As the performance threshold was met for fiscal year 2009, 1,263,739 escrowed shares will be returned to stockholders in 2009, the remaining 2,527,479 shares will be released in fiscal years 2010 and 2011 if the performance thresholds for fiscal years 2010 and 2011 are also met.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008

NOTE 12 – COMMITMENTS AND CONTINGENCIES (continued)

Liquidated damages

Pursuant to the Securities Purchase Agreement entered into between the Company and a group of accredited investors on December 23, 2009, the Company was obligated to make efforts to file a registration statement with the SEC for the registration of 10,240,966 shares of common stock offered by selling stockholders to be declared effective by the SEC on or before June 23, 2010. After June 23, 2010 and for each monthly anniversary date thereafter in which the registration statement fails to be declared effective, the Company shall pay liquidated damages to investors equal to 1% of the funds raised, subject to a cap of 6% of total funds raised. The Company has not accrued for these liquidated damages as the Company anticipates the registration statement will be declared effective on or before June 23, 2010

NOTE 13- CONCENTRATIONS AND RISKS

During 2009 and 2008, 99% and 100% of the Company's assets were located in the PRC and 100% of the Company's revenues were derived from companies located in the PRC.

The Company's principal raw material used during the year is gold which accounted for 95% and 76% of the Company's total purchases for the years ended December 31, 2009 and 2008, respectively. The Company purchased gold directly and solely from The Shanghai Gold Exchange ("SGE"), the largest gold trading platform in the PRC.

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
 CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$15,324,203	$7,964,120
Restricted cash	1,465,013	1,462,587
Accounts receivable	235,858	485,399
Inventories	30,278,018	31,756,009
Other current assets and prepaid expenses	71,382	101,189
Value added tax recoverable	4,484,551	5,792,014
Total Current Assets	51,859,025	47,561,318

PROPERTY AND EQUIPMENT, NET	13,856,046	14,126,950

OTHER ASSETS
Other assets	141,433	141,198
Intangible assets, net	495,628	497,572
Total other assets	637,061	638,770
TOTAL ASSETS	$66,352,132	$62,327,038

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$8,790,075	$8,775,522
Other payables and accrued expenses	364,304	368,196
Income tax payable	1,356,224	1,347,295
Other taxes payable	19,554	192,415
Total Current Liabilities	10,530,157	10,683,428

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of March 31, 2010 and 2009	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 83,532,777 shares issued and outstanding as of March 31, 2010 and December 31, 2009	83,532	83,532
Additional paid-in capital	31,035,352	31,035,352
Retained earnings
Unappropriated	19,601,187	15,669,257
Appropriated	895,873	878,911
Accumulated other comprehensive gain	3,214,226	3,156,305
Total Stockholders' Equity	$54,830,170	$50,823,356

Noncontrolling interest	991,805	820,254
Total Equity	55,821,975	51,643,610
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,352,132	$62,327,038

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2010	2009

NET SALES	$60,512,328	38,060,670

COST OF SALES
Cost of sales	(54,214,110)	(34,661,813)
Depreciation	(278,815)	(278,269)
Total cost of sales	(54,492,925)	(34,940,082)

GROSS PROFIT	6,019,403	3,120,588

OPERATING EXPENSES
Selling, general and administrative expenses	383,001	395,067
Depreciation	26,664	29,701
Amortization	2,768	2,765
Total Operating Expenses	412,433	427,533

INCOME FROM OPERATIONS	5,606,970	2,693,055

OTHER INCOME (EXPENSES)

Other income	1,758	-
Interest income	1,181	297
Interest expenses	(134,968)	(264,257)
Total Other Expenses, net	(132,029)	(263,960)

INCOME FROM OPERATIONS BEFORE TAXES	5,474,941	2,429,096

PROVISION FOR INCOME TAXES	(1,355,899)	(607,965)

NET INCOME	4,119,042	1,821,131
Less: net income attribute to the noncontrolling interest	(170,150)	(75,342)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	3,948,892	1,745,789

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	59,322	18,883
Less: foreign currency translation gains attributable to noncontrolling interest	(1,401)	(284)
Foreign currency translation gains attributable to common stockholders	57,921	18,599

COMPREHENSIVE INCOME	$4,006,813	1,764,388

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

KINGOLD JEWELRY INC.
(FORMERLY ACTIVEWORLDS CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,119,042	$1,821,131
Adjusted to reconcile net income to cash provided by operating activities:
Depreciation and amortization	308,247	310,735
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	250,286	2,745,044
Inventories	1,530,288	3,153,754
Other current assets and prepaid expenses	30,409	143,962
Value added tax recoverable	1,316,753	(13,482)
Increase (decrease) in:
Other payables and accrued expenses	(4,327)	(189,951)
Income tax payable	6,693	(880,855)
Other taxes payable	(173,139)	(163,773)
Value added tax payable	-	(911,763)
Net cash provided by operating activities	7,384,252	6,014,801

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,217)	(7,177)
Net cash used in investing activities	(11,217)	(7,177)

EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	(12,952)	161,018

NET INCREASE IN CASH AND CASH EQUIVALENTS	7,360,083	6,168,642

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	7,964,120	281,994

CASH & CASH EQUIVALENTS, END OF PERIOD	$15,324,203	$6,450,636

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$116,660	$206,020
Cash paid for income tax	$1,349,206	$1,347,474

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 1- BASIS OF PRESENTAION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the financial statements not misleading have been included. Operating results for the period ended March 31, 2010 and 2009 are not necessarily indicative of the results that may be expected for the full year. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes thereto included in the Company’s 2009 Form 10-K.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying condensed consolidated financial statements include the financial statements of Kingold, its wholly owned subsidiaries, Dragon Lead and Wuhan Vogue-Show and Wuhan Kingold, its 95.83% contractually controlled affiliate. The noncontrolling interests represent the minority stockholders' 4.17% proportionate share of the results of Wuhan Kingold. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and demand deposits with a bank with an original maturity of less than three months.

Restricted cash

The Company's financing facilities require a minimum cash deposit as security in the amount of $1,465,013 and $1,462,587 as of March 31, 2010 and December 31, 2009 for borrowings outstanding under its demand financing facilities. The restricted cash amount is classified as a current asset in the balance sheets since the borrowings it secures are classified as current liabilities.

Accounts Receivables

The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements' assessment of the credit history with the customers and current relationships with them. As of March 31, 2010 and December 31, 2009, there was no allowance recorded as the Company considers all the account receivables fully collectible.

Inventories

Inventories are stated at the lower of cost or market value, cost being calculated on the weighted average basis. The cost of inventories comprises all costs of purchases, costs of fixed and variable production overheads and other costs incurred in bringing the inventories to their present location and condition. The Company provides inventory allowances based on excess and obsolete inventories determined principally by customer demand. No allowance for inventories is considered necessary for the three months ended March 31, 2010 and 2009.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation is provided on a straight-line basis, less estimated residual value over the assets' estimated useful lives. The estimated useful lives are as follows:

		Estimate Residual
	Estimated Useful Life	Value
Buildings	30 years	5%
Plant and machinery	15 years	5%
Motor vehicles	10 years	5%
Office furniture and electronics	5- 10 years	5%

Long-lived assets

The Company accounts for long-lived assets under the FASB Codification Topic 360 (ASC Topic 360) "Accounting for Goodwill and Other Intangible Assets" and "Accounting for Impairment or Disposal of Long-Lived Assets". In accordance with ASC Topic 360, indefinite -lived intangible assets held and used by the Company are reviewed for impairment annually in the fourth quarter or more frequently if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Finite-lived assets and intangibles are also reviewed for impairment test when circumstance requires it. For purposes of evaluating the recoverability of long-lived assets, when undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. The long-lived assets of the Company, which are subject to evaluation, consist primarily of property, plant and equipment and land use rights. No impairment loss is recorded for the three months ended March 31, 2010 and 2009.

Fair value of financial instruments

FASB Codification Topic 825(ASC Topic 825), "Disclosure about Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Fair value of financial instruments is made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of accounts receivable, other current assets and prepaid expenses, other payables and accrued expenses approximate their fair values because of the short-term nature of these instruments. The management of the Company is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

Net sales are primarily composed of sales of products to wholesale and retail customers and subcontracting fees. The Company recognizes revenues under the FASB Codification Topic 605 ("ASC Topic 605"), Revenue is recognized when all of the following have occurred: persuasive evidence of arrangement with the customer, services has been performed, fees are fixed or determinable and collectability of the fees is reasonably assured. These criteria as related to the Company's revenues are considered to have been met as follows:

Sales of products

The Company recognizes revenue on sales of products when the goods are delivered and title to the goods passes to the customers provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed and determinable; and collectability is deemed probable.

Sub-contracting fees

The Company also provides sub-contracting services to its customers based on a fixed-price contract. The Company recognizes services-based revenue from all its contracts when the services have been performed, the customers have approved the completion of services, invoices have been issued and collectability is deemed probable. The revenues from sub-contracting services only consist of approximately 6.78% of the total revenue recognized.

Income taxes

The Company accounts for income taxes under the FASB Codification Topic 740-10-25 (“ASC 740-10-25”). Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period included the enactment date.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On January1, 2007, the Company adopted the provisions of ASC 740-10-25, "Accounting for Uncertainty in Income Taxes". ASC 740-10-25 prescribes a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The adoption of ASC 740-10-25 has not resulted in any material impact on the Company's financial position or results.

Foreign currency translation

Kingold and Dragon Lead maintain their accounting records in the United States Dollars ("US$"), whereas Wuhan Vogue-Show and Wuhan Kingold maintain their accounting records in the currency of Renminbi ("RMB"), being the primary currency of the economic environment in which their operations are conducted.

For financial reporting purposes, RMB have been translated into United States dollars ("US$") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency translations are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to US$ after the balance sheet date.

The value of RMB against US$ and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions, Any significant revaluation of RMB may materially affect the Company's financial condition in terms of US$ reporting.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other comprehensive income

The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported as other comprehensive income gain in the statements of operations and stockholders' equity.

Other comprehensive income for the three months ended March 31, 2010 and 2009 was $59,322 and $18,883 respectively.

Earnings per share

The Company computes earnings per share (“EPS’) in accordance with ASC 260 “Earnings per Share” (“ASC 260”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  ASC 260 requires companies with complex capital structures to present basic and diluted EPS.  Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period.  Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later.  Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company's operations is calculated based upon the local currencies.  As a result, amounts related to assets and liabilities reported on the statement of cash flows may not necessarily agree with changes in the corresponding balances on the balance sheet.

Subsequent Events

The Company has evaluated subsequent events that have occurred through the date the consolidated financial statements were available to be issued and has determined there were no material events since the balance sheet date of this report.

Segments

The Company operates in only one segment; As a result segment disclosure is not presented.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In February 2010, FASB issued new standards in ASC 855, Subsequent Event. This amendment removes the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. Revised financial statements include financial statements revised as a result of either correction of an error or retrospective application of GAAP. All of the amendments are effective upon issuance of the final update, except for the use of the issued date for conduit debt obligors. That amendment is effective for interim or annual periods ending after June 15, 2010. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.

In January 2010, FASB amended ASC 820 Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company has determined the adoption of this rule does not have a material impact on its financial statements.

In January 2010, FASB amended Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company does not expect the adoption of this rule to have a material impact on its financial statements.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 3- INVENTORIES, NET

Inventories are consisted of the following:

	As of
	March 31,	December 31,
	2010	2009

Raw materials	$13,160,076	$9,645,402
Work-in -progress	11,628,435	17,894,676
Finished goods	5,489,507	4,215,931
Less : provision for obsolescence	-
Total inventory	$30,278,018	$31,756,009

For the three months ended March 31, 2010 and 2009, no provision for obsolete inventories was recorded by the Company.

NOTE 4- PROPERTY AND EQUIPMENT, NET

The following is a summary of property and equipment as of March 31, 2010 and December 31, 2009:

	As of
	March 31,	December 31,
	2010	2009
Buildings	$1,884,459	$1,881,339
Plant and machinery	17,362,490	17,325,868
Motor vehicles	38,619	38,555
Office and electric equipment	427,691	423,658
Subtotal	19,713,259	19,669,420
Less : accumulated depreciation	(5,857,213)	(5,542,470)

Property and equipment, net	$13,856,046	$14,126,950

Depreciation expense for the three months ended March 31, 2010 and 2009 were $305,479 and $307,970, respectively.

NOTE 5-OTHER ASSETS

Other assets as of March 31, 2010 and December 31, 2009 consist of the Company’s investment in the membership certificates at Shanghai Diamond Exchange and Shanghai Gold Exchange, those certificates are transferable at the market. There is no impairment loss of these assets as of March 31, 2010 and December 31, 2009.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 6 –INTANGIBLE ASSETS, NET

Intangible assets as of March 31, 2010 and December 31, 2009 consist of land use rights and computer software program acquired. The Company has the right to use the land for fifty years and the right to use the software for five years and the Company amortizes the assets on a straight line basis over its terms from the acquisition date. Amortization expense was $2,768 and $2,765 for the three months ended March 31, 2010 and 2009, respectively.

NOTE 7 –SHORT TERM LOANS

The Short term loans include the following:

	As of
	March 31,	December 31,
	2009	2009

a) Loan payable to Pufa bank, Jiangan branch	2,197,519	2,193,881

b) Loan payable to Pufa bank, Jiangan branch	3,662,531	3,656,467

c) Loan payable to Xinye Bank, Hanzhengjie branch	2,930,025	2,925,174

Total short term loans	$8,790,075	$8,775,522

a) Loan payable to Shanghai Pudong Development Bank, Jiangan branch was one year term from April 2009 to April, 2010 at the interest rate of 5.31% per year. This loan has been guaranteed by buildings and plant and machinery of the Company.

b) Loan payable to Shanghai Pudong Development Bank, Jiangan branch was one year term from May 2009 to May, 2010 at the interest rate of 5.31% per year. This loan has been guaranteed by buildings and plant and machinery of the Company.

c) Loan payable to Xinye bank, Hanzhengjie branch was one year term from December 2009 to December, 2010 at the interest rate of 4.425% per year.

Interest expense paid ended March 31, 2010 and 2009 was $116,688 and $206,100, respectively. Fees paid to a third party guarantor for the three months ended March 31, 2010 and 2009 were $18,308 and $58,156, respectively.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 8 –INCOME TAX

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Kingold was incorporated in the United States and has incurred net operating losses for income tax purpose for the three months ended March 31, 2010 and for the years ended 2009. Kingold had loss carry forwards of approximately $475,941 for U.S. income tax purposes available for offset against future taxable U.S. income. These carry forwards will expire, if not utilized, beginning in 2029 through 2030. Management believes that the realization of the benefits from these losses appears uncertain due to the Company's limited operating history income and continuing losses. Accordingly, the Company has provided a 100% valuation allowance at March 31, 2010 and December 31, 2009 for the loss carry-forwards. The valuation allowance as of March 31, 2010 and December 31, 2009 was $ 161,820 and $111,375, respectively. The net change in the valuation allowance was an increase of $50,445.

Dragon Lead was incorporated in the BVI and under current laws of the BVI; income earned is not subject to income tax.

Wuhan Vogue-Show and Wuhan Kingold were incorporated in the PRC and are subject to PRC income tax which is computed according to the relevant laws and regulations in the PRC. The applicable tax rate is 25% for the three months ended March 31, 2010 and 2009.

The following table reconciles the U.S. statutory rates to the Company’s effective rate for the three months ended March 31, 2010 and 2009:

	For the three months ended March 31,
	2010	2009
US Statutory rate	34%	34%
Foreign income not recognized in USA	(34)%	(34)%
China income tax	25%	25%
Non-dedcutible expenses	-	-
Effective tax rate	25%	25%

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

NOTE 9 –EARNINGS PER SHARE

In December 23, 2009, the Company entered into a reverse merger transaction with Hongkong Dragon Lead. The Company computes the weighted-average number of common shares outstanding in accordance with ASC 805. ASC 805 states that in calculating the weighted average shares when a reverse merger took place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted-average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period will be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

As of March 31, 2010, the Company had outstanding warrants to acquire 6,670,482 shares of common stock. Warrants to acquire 5,120,482 share are at an excise price pf $0.498, and warrants to acquires 1,550,000 shares are at an exercise price of $0.598. As of March 31, 2010, all the outstanding warrants were considered dilutive and were included in the weighted average shares-diluted calculation using the treasury stock method.

The following table presents a reconciliation of basic and diluted net income per share:

	For the three months ended
	March 31,
	2010	2009

Net income attributable to Common stockholders	$3,948,892	$1,745,789

Weighted average number of common
shares outstanding – Basic	83,532,777	66,208,466
Effect of dilutive securities:
Unexercised warrants	3,010,587	-
Weighted average number of common
shares outstanding – Diluted	86,543,364	66,208,466

Earnings per share-Basic	$0.05	$0.03
Earnings per share-Diluted	$0.05	$0.03

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

Note 10 - STOCKHOLDERS’ EQUITY

(1) Issuance of Common Stock for recapitalization

Before the reverser merger, the company has 6,250,010 shares of common stock issued and outstanding. In addition, the Company has outstanding warrant issued to officers to purchase 1,550,000 shares of common stock before reverse merge, the exercise price changed to $0.598 per share with other terms keep the same.

On December 23, 2009, the Company issued 66,208,466 shares of common stock in reverse merger for the recapitalization of Dragon Lead and re-organization of Kingold.

On December 23, 2009, 833,335 shares of common stock were issued to a consultant for advisory services related to reverse merger. This expense is recorded at fair value of $0.498 per share at the grant date for a total of $415,001.

(2) Issuance of Common Stock in Private Placement

In accordance with the Securities Purchase Agreement ("Securities Purchase agreement") entered into between the Company and a group of accredited investors ("investors") on December 23, 2009, the Company received $5,100,000 (or $4,472,482 net proceeds after deducting the offering expenses and reverse merger service expense) from the investors (as defined under Rule 501 (a) of Regulation D promulgated under the Securities Act) for an issuance of 10,240,966 shares of restricted common stock at $0.498 by a private placement and warrants to purchase 2,048,193 shares of Common stock at an exercise price of $0.498 per share, exercisable within 5 years of the date of issue. The Company relied on an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933 in connection with the issuance of these shares.

In connection with the private placement and pursuant to the Securities Purchase Agreement, the placement agent and advisors received the following compensation: (i) $368,518 cash as an engagement and documentation fee; (ii) $200,000 as a placement commission; (iii) $59,000 cash as reverse merger service fee, and (iv) warrants to purchase 3,072,289 shares of Common Stock with the same term of the warrants issued to investors.

After the reverse merger, the company has 83,532,777 shares of common stock issued and outstanding and warrant to purchase of 6,670,482 shares of common stock.

(3) Appropriated retained earnings

The Company is required to make appropriations to the statutory surplus reserve based on the after-tax net income determined in accordance with the laws and regulations of the PRC. Prior to January 1, 2006 the appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the laws and regulations of the PRC until the reserve is equal to  50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined by the Board of Directors. Effective January 1, 2006, the Company is only required to contribute to one statutory reserve fund at 10 percent of net income after tax per annum, such contributions not to exceed 50 percent of the respective company's registered capital.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

Note 10 - STOCKHOLDERS’ EQUITY (Continued)

The statutory reserve funds cannot be used to set off against prior period losses, expansion of production and operation or for the increase in the registered capital of the Company. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation.

For the three months ended March 31, 2010 and 2009, the Company appropriated $16,962 and $10,072, respectively to the reserves funds based on its net income in accordance with the laws and regulations of the PRC.

Note 11 – WARRANTS

In October, 2008, prior to the Merger, the Company issued warrants to the officer to purchase 1,550,000 shares of common stocks, the original exercise price was $0.16 per share,  exercisable within 5 years of the date of issue , during the reverse merger, the exercise price changed to $0.598 per share with all other terms the same.

The Company has determined that the warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging”. Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 1.51% (no dividend yield) and expected term of four years. The fair value of those warrants was recalculated at the reverse merge date at $1,119,172.

In conjunction with the private placement, the warrants issued to investor and placement agent to purchase total 5,120,482 shares of Common stock at an exercise price of $0.498 per share, exercisable within five years of the date of issue. No separate consideration was paid for such warrants. The exercise price of the warrant is subject to adjustments under certain circumstances and the warrants permit cashless exercise by the holders. This expense directly related to private placement is recorded as additional paid-in capital in the accompanying financial statements. The Company relied on the exemption from registration provided by Section 4(2) of the Securities Act for the issuance of common stock and warrants to the placement agent.  The warrants issued to the placement agent, qualify as permanent equity, the value of which warrants has created offsetting debit and credit entries to additional paid-in capital.

The Company has determined that the warrants meet the conditions for equity classification pursuant to ASC 815, “Derivatives and Hedging” . Therefore, these warrants were classified as equity and included in Additional Paid-in Capital. The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: volatility 100%, risk free interest rate 2.51% (no dividend yield) and expected term of five years. The fair value of those warrants at the grant date was calculated at $4,020,876.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

Note 11 – WARRANTS (Continued)

Following is a summary of the status of warrants activities as of March 31, 2010:

	Warrants	Weighted Average	Average Remaining	Aggregate
	outstanding	Exercise Price	Life in Years	Intrinsic Value
Outstanding, January 1, 2010	6,670,482	0.52	4.77	471,084
Granted
Forfeited
Exercised
Outstanding, March 31, 2010	6,670,482	0.52	4.52	2,860,058

Note 12 – COMMITMENTS AND CONTINGENCIES

Escrowed share arrangement

In accordance with the Securities Purchase Agreement, a majority stockholder of Dragon Lead, immediately following the closing of the  reverse acquisition, entered into a make good escrow agreement with the investors, pursuant to which a total of 3,791,218 of their beneficially owned shares of common stock were delivered to an escrow agent in order  to secure the Company's obligations under the Securities Purchase Agreement to deliver additional common  stock to the private placement investors in the event the Company fails to achieve certain after-PRC—tax net  income of Wuhan Kingold targets for fiscal years 2009, 2010 and 2011 ("Make Good Escrow Shares"). Those targets are RMB65 million, RMB100 million and RMB150 million in after-tax net income for the fiscal years ended December 31, 2009 and ending December 31, 2010 and 2011, respectively. In the event the Company is not able to achieve the net income target, the Company is obligated to transfer 3,791,218 shares of common stock to the private placement investors on a pro-rata basis. Of the 66,208,466 shares of common stock issued in the Share Exchange, 3,791,218 have been deposited by the majority stockholder of Dragon Lead into escrow to secure these obligations.

As the performance threshold was met for fiscal year 2009, 1,263,739 escrowed shares will be returned to stockholders in 2009, the remaining 2,527,479 shares will be released in fiscal years 2010 and 2011 if the performance thresholds for fiscal years 2010 and 2011 are also met.

The Company has evaluated these agreements under ASC 815 including ASU 2010-5 and concluded they do not meet the definition of compensation. Instead, these shares are used as inducements for the investors to complete the transactions. In the event that escrow shares are transferred to the investors, the Company will record the value of the shares as additional financing costs.

KINGOLD JEWELRY, INC.
(FORMERLY ACTIVEWORLDS CORP.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009 (UNAUDITED)

Liquidated damages

Pursuant to the Securities Purchase Agreement entered into between the Company and a group of accredited investors on December 23, 2009, the Company was obligated to make efforts to file a registration statement with the SEC for the registration of 10,240,966 shares of common stock offered by selling stockholders to be declared effective by the SEC on or before June 23, 2010. After June 23, 2010 and for each monthly anniversary date thereafter in which the registration statement fails to be declared effective, the Company shall pay liquidated damages to investors equal to 1% of the funds raised, subject to a cap of 6% of total funds raised. Majority of the group of accredited investors have waived their registration rights and the Company will not pay for the penalty as the result. The Company has not accrued for these liquidated damages.

Kingold Jewelry, Inc.

$25,000,000 of Shares of Common Stock

PROSPECTUS

Rodman & Renshaw, LLC

Until            , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission registration fee		$1,783
Financial Industry Regulatory Authority filing fee		$3,000
NASDAQ listing fee		*
Blue Sky fees and expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Registrar and Transfer Agent’s fees		*
Miscellaneous fees and expenses		*
Total	$	*

*  To be filed by amendment

Item 14.            Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of our board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the Effective Time of the reverse acquisition, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•           indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•           advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•           obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

On December 23, 2010, pursuant to the acquisition agreement, we issued 66,208,466 newly issued shares of our common stock to the Dragon Lead Stockholders in exchange for 100% of the outstanding shares of Dragon Lead. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations of the Dragon Lead Shareholders, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act or (c) had a pre-existing or personal relationship with the Company. Each Dragon Lead Shareholder further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. A legend was included on all offering materials and documents which stated that the shares have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

On December 23, 2009, pursuant to a securities purchase agreement we completed a sale to 14 Investors of an aggregate of 10,240,964 newly issued shares of our common stock at a price of $0.498 per share and 2,048,193 warrants for a total purchase price of $5,100,000. The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations of the Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Securities Act or (c) had a pre-existing or personal relationship with the Company. Each Investor further represented that he or she was acquiring our common stock for investment purposes not with a view to the resale or distribution thereof and understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom. A legend was included on all offering materials and documents which stated that the shares, the warrants and the shares underlying the warrants have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

In connection with the December 2009 private placement and the acquisition, we issued 3,077,289 warrants as compensation to consultants and/or their designees, each exercisable at a price of $0.498 per share.  The issuance of these securities was exempt from registration under Section 4(2) and Regulation D of the Securities Act. The Company made this determination based on the representations, which included, in pertinent part, that such shareholders were (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act or (b) had a pre-existing or personal relationship with the Company.  A legend was included on all offering materials and documents which stated that the warrants and the shares underlying the warrants have not been registered under the Securities Act and may not be offered or sold unless the shares are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

On April 1, 2010, pursuant to an Executive Employment Agreement with Bin Liu, our Chief Financial Officer, we issued a warrant to purchase 120,000 shares of our common stock per year, for each of three years.  The issuance of these securities was exempt from registration under Section 4(2), Rule 701 and Regulation D of the Securities Act.

Item 16.            Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement*
2.1
Reverse Acquisition Agreement dated September 29, 2009 by and between the Registrant, Baytree Capital Associates, LLC, Wuhan Vogue-Show Jewelry Co., Ltd., Dragon Lead Group Limited and the stockholders of Dragon. (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on October 5, 2009)

3.1	Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.2
Amendment to Certificate of Incorporation of Registrant dated September 29, 1995 (Incorporated by reference to Exhibit 3.2 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)

3.3
Amendment to Certificate of Incorporation of Registrant dated October 12, 1995 (Incorporated by reference to Exhibit 3.3 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)

3.4
Amendment to Certificate of Incorporation of Registrant dated January 21, 1999 (Incorporated by reference to Exhibit 3.4 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)

3.5
Amendment to Certificate of Incorporation of Registrant dated April 7, 2000 (Incorporated by reference to Exhibit 3.5 to our Registration Statement filed on Form SB-2/A with the Commission on April 12, 2000)

3.6	Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3.5 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
4.1	Form of Common Stock Certificate of Registrant (Incorporated by reference to Exhibit 4.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
4.2	Warrant to purchase 674,699 shares of the Registrant’s Common Stock issued to Whitebox Combined Partners, LP, dated December 22, 2009*
4.3	Warrant to purchase 128,514 shares of the Registrant’s Common Stock issued to Whitebox Intermarket Partners, LP, dated December 22, 2009*
4.4	Warrant to purchase 461,847 shares of the Registrant’s Common Stock issued to Wallington Investment Holding Ltd, dated December 22, 2009*
4.5	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Parkland Ltd., dated December 22, 2009*
4.6	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Jayhawk Private Equity Fund II, LP, dated December 22, 2009*
4.7	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Trillion Growth China Limited Partnership, dated December 22, 2009*
4.8	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Great Places LLC, dated December 22, 2009*

4.9	Warrant to purchase 30,120 shares of the Registrant’s Common Stock issued to Donald Rosenfeld, dated December 22, 2009*
4.10	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Jay T. Snyder, dated December 22, 2009*
4.11	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Beryl Snyder, dated December 22, 2009*
4.12	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Randall Cox, dated December 22, 2009*
4.13	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Silicon Prairie Partners, dated December 22, 2009*
4.14	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Randall Cox, dated December 22, 2009*
4.15	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Silicon Prairie Partners, dated December 22, 2009*
4.16	Warrant to purchase 10,040 shares of the Registrant’s Common Stock issued to Michael Harris, dated December 22, 2009*
4.17	Warrant to purchase 60,240 shares of the Registrant’s Common Stock issued to Bo Bai, dated December 22, 2009*
4.18	Warrant to purchase 1,697,289 shares of the Registrant’s Common Stock issued to Michael Gardner, dated December 22, 2009*
4.19	Warrant to purchase 850,000 shares of the Registrant’s Common Stock issued to Sienna Holdings Limited, dated December 22, 2009*
4.20	Warrant to purchase 112,500 shares of the Registrant’s Common Stock issued to Paul Goodman, dated December 22, 2009*
4.21	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Lynda Gardner, dated December 22, 2009*
4.22	Warrant to purchase 50,000 shares of the Registrant’s Common Stock issued to James Fuller, dated December 22, 2009*
4.23	Warrant to purchase 62,500 shares of the Registrant’s Common Stock issued to James Lanshe, dated December 22, 2009*
4.24	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Mary Baker, dated December 22, 2009*
4.25	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Alan Ritter, dated December 22, 2009*
4.26	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to David Jaroslawicz, dated December 22, 2009*
4.27	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to JP Huang, dated December 22, 2009*
4.28	Warrant to purchase 200,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.29	Warrant to purchase 750,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.30	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Daryl Cramer, dated October 6, 2008, as amended on December 16, 2009*
4.31	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Michael Harris, dated October 6, 2008, as amended on December 16, 2009*

4.32	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Paul Goodman, dated October 6, 2008, as amended on December 16, 2009*
4.33	Warrant to purchase 250,000 shares of the Registrant’s Common Stock issued to Paul Goodman dated October 6, 2008, as amended on December 16, 2009*
5.1	Legal Opinion of Cyruli Shanks Hart & Zizmor, LLP*
10.1
Securities Purchase Agreement dated December 23, 2009 by and between the Registrant and Investors (Incorporated by reference to Exhibit 10.1 to our Current Repert on Form 8-K filed with the Commission on December 28, 2009)

10.2
Registration Rights Agreement dated December 23, 2009 by and between the Registrant and Investors(Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission December 28, 2009)

10.3	Consulting Agreement dated April 7, 2010 between the Registrant and Baytree Capital Associates, LLC*
10.4	Make Good Escrow Agreement dated December 23, 2009 by and between Famous Grow Holdings Limited, Jia Zhi Hong and Zhao Bin*
10.5	Exclusive Management Consulting and Technical Support Agreement dated June 30, 2009 by and between Vogue-Show and Wuhan Kingold*
10.6	Shareholders’ Voting Proxy Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold*
10.7	Purchase Option Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold*
10.8	Pledge of Equity Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold*
10.9	Employment Agreement dated March 31 , 2009 between the Registrant and Bin Liu*
10.10	Restated Call Option Agreement dated December 17, 2009 by and between Jia Zhi Hong, Zhao Bin and Fok Wing Lam Winnie*
10.11	Loan Agreement (English translation) dated December 14, 2009 between Wuhan Kingold and Xinye Bank*
10.12	Loan Agreement (English translation) dated May 6, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank*
10.13	Loan Agreement (English translation) dated May 11, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank*
10.14	Loan Agreement (English translation) dated May 17, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank*
10.15	Lease Agreement (English translation) dated February 1, 2009 Wuhan Kingold and Vogue Show*
21.1	List of subsidiaries*
23.1	Consent of Friedman, LLP
99.1	Code of Business Conduct and Ethics*
*To be filed by amendment.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 17.           Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuhan, Hubei Province, PRC, on June 18, 2010.

KINGOLD JEWELRY, INC.

By:	/s/ Jia Zhi Hong
Jia Zhi Hong
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jia Zhi Hong		June 18, 2010
Jia Zhi Hong	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bin Liu		June 18, 2010
Bin Liu	Chief Financial Officer (Principal Accounting Officer)

/s/ Zhang Bin Nan
Zhang Bin Nan	Director	June 18, 2010

/s/ Xu Hai Xiao
Xu Hai Xiao	Director	June 18, 2010

/s/ Zhao Bin
Zhao Bin	Director	June 18, 2010

/s/ Vince Orza
Vince Orza	Director	June 18, 2010

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement*
2.1
Reverse Acquisition Agreement dated September 29, 2009 by and between the Registrant, Baytree Capital Associates, LLC, Wuhan Vogue-Show Jewelry Co., Ltd., Dragon Lead Group Limited and the stockholders of Dragon. (Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on October 5, 2009)

3.1	Certificate of Incorporation of Registrant (Incorporated by reference to Exhibit 3.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
3.2
Amendment to Certificate of Incorporation of Registrant dated September 29, 1995 (Incorporated by reference to Exhibit 3.2 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)

3.3
Amendment to Certificate of Incorporation of Registrant dated October 12, 1995 (Incorporated by reference to Exhibit 3.3 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)

3.4
Amendment to Certificate of Incorporation of Registrant dated January 21, 1999 (Incorporated by reference to Exhibit 3.4 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)

3.5
Amendment to Certificate of Incorporation of Registrant dated April 7, 2000 (Incorporated by reference to Exhibit 3.5 to our Registration Statement filed on Form SB-2/A with the Commission on April 12, 2000)

3.6	Restated Bylaws of Registrant (Incorporated by reference to Exhibit 3.5 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
4.1	Form of Common Stock Certificate of Registrant (Incorporated by reference to Exhibit 4.1 to our Registration Statement filed on Form SB-2 with the Commission on August 13, 1999)
4.2	Warrant to purchase 674,699 shares of the Registrant’s Common Stock issued to Whitebox Combined Partners, LP, dated December 22, 2009*
4.3	Warrant to purchase 128,514 shares of the Registrant’s Common Stock issued to Whitebox Intermarket Partners, LP, dated December 22, 2009*
4.4	Warrant to purchase 461,847 shares of the Registrant’s Common Stock issued to Wallington Investment Holding Ltd, dated December 22, 2009*
4.5	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Parkland Ltd., dated December 22, 2009*
4.6	Warrant to purchase 200,803 shares of the Registrant’s Common Stock issued to Jayhawk Private Equity Fund II, LP, dated December 22, 2009*
4.7	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Trillion Growth China Limited Partnership, dated December 22, 2009*
4.8	Warrant to purchase 100,402 shares of the Registrant’s Common Stock issued to Great Places LLC, dated December 22, 2009*
4.9	Warrant to purchase 30,120 shares of the Registrant’s Common Stock issued to Donald Rosenfeld, dated December 22, 2009*
4.10	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Jay T. Snyder, dated December 22, 2009*
4.11	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Beryl Snyder, dated December 22, 2009*
4.12	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Randall Cox, dated December 22, 2009*
4.13	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Silicon Prairie Partners, dated December 22, 2009*
4.14	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Randall Cox, dated December 22, 2009*
4.15	Warrant to purchase 20,080 shares of the Registrant’s Common Stock issued to Silicon Prairie Partners, dated December 22, 2009*
4.16	Warrant to purchase 10,040 shares of the Registrant’s Common Stock issued to Michael Harris, dated December 22, 2009*
4.17	Warrant to purchase 60,240 shares of the Registrant’s Common Stock issued to Bo Bai, dated December 22, 2009*
4.18	Warrant to purchase 1,697,289 shares of the Registrant’s Common Stock issued to Michael Gardner, dated December 22, 2009*
4.19	Warrant to purchase 850,000 shares of the Registrant’s Common Stock issued to Sienna Holdings Limited, dated December 22, 2009*
4.20	Warrant to purchase 112,500 shares of the Registrant’s Common Stock issued to Paul Goodman, dated December 22, 2009*

4.21	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Lynda Gardner, dated December 22, 2009*
4.22	Warrant to purchase 50,000 shares of the Registrant’s Common Stock issued to James Fuller, dated December 22, 2009*
4.23	Warrant to purchase 62,500 shares of the Registrant’s Common Stock issued to James Lanshe, dated December 22, 2009*
4.24	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Mary Baker, dated December 22, 2009*
4.25	Warrant to purchase 25,000 shares of the Registrant’s Common Stock issued to Alan Ritter, dated December 22, 2009*
4.26	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to David Jaroslawicz, dated December 22, 2009*
4.27	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to JP Huang, dated December 22, 2009*
4.28	Warrant to purchase 200,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.29	Warrant to purchase 750,000 shares of the Registrant’s Common Stock issued to Michael Gardner, dated October 6, 2008, as amended on December 16, 2009*
4.30	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Daryl Cramer, dated October 6, 2008, as amended on December 16, 2009*
4.31	Warrant to purchase 125,000 shares of the Registrant’s Common Stock issued to Michael Harris, dated October 6, 2008, as amended on December 16, 2009*
4.32	Warrant to purchase 100,000 shares of the Registrant’s Common Stock issued to Paul Goodman, dated October 6, 2008, as amended on December 16, 2009*
4.33	Warrant to purchase 250,000 shares of the Registrant’s Common Stock issued to Paul Goodman dated October 6, 2008, as amended on December 16, 2009*
5.1	Legal Opinion of Cyruli Shanks Hart & Zizmor, LLP*
10.1
Securities Purchase Agreement dated December 23, 2009 by and between the Registrant and Investors (Incorporated by reference to Exhibit 10.1 to our Current Repert on Form 8-K filed with the Commission on December 28, 2009)

10.2
Registration Rights Agreement dated December 23, 2009 by and between the Registrant and Investors(Incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the Commission December 28, 2009)

10.3	Consulting Agreement dated April 7, 2010 between the Registrant and Baytree Capital Associates, LLC*
10.4	Make Good Escrow Agreement dated December 23, 2009 by and between Famous Grow Holdings Limited, Jia Zhi Hong and Zhao Bin*
10.5	Exclusive Management Consulting and Technical Support Agreement dated June 30, 2009 by and between Vogue-Show and Wuhan Kingold*
10.6	Shareholders’ Voting Proxy Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold*
10.7	Purchase Option Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold*

10.8	Pledge of Equity Agreement dated June 30, 2009 by and between Vogue-Show and shareholders of Wuhan Kingold*
10.9	Employment Agreement dated March 31 , 2009 between the Registrant and Bin Liu*
10.10	Restated Call Option Agreement dated December 17, 2009 by and between Jia Zhi Hong, Zhao Bin and Fok Wing Lam Winnie*
10.11	Loan Agreement (English translation) dated December 14, 2009 between Wuhan Kingold and Xinye Bank*
10.12	Loan Agreement (English translation) dated May 6, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank*
10.13	Loan Agreement (English translation) dated May 11, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank*
10.14	Loan Agreement (English translation) dated May 17, 2010 between Wuhan Kingold and Shanghai Pudong Development Bank*
10.15	Lease Agreement (English translation) dated February 1, 2009 Wuhan Kingold and Vogue Show*
21.1	List of subsidiaries*
23.1	Consent of Friedman, LLP
99.1	Code of Business Conduct and Ethics*
*To be filed by amendment.